As filed with the Securities and Exchange Commission on January  7, 1999
                                                 Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            F&M NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)


        Virginia                               6711                          54-0857462
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                            ------------------------

                                 9 Court Square
                           Winchester, Virginia 22601
                                 (540) 665-4200
    (Address,including zip code, and telephone number, including area code of registrant's principal executive office)

                            ------------------------

                                 Alfred B. Whitt
                     President and Chief Financial Officers
                            F&M National Corporation
                                 9 Court Square
                           Winchester, Virginia 22601
                                 (540) 665-4200
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

                            ------------------------

                                   Copies to:
George P. Whitley, Esq.                               Jody M. Wagner, Esq.
LeClair Ryan, A Professional Corporation              Kaufman & Canoles
707 East Main Street, 11th Floor                      One Commercial Place
Richmond, Virginia 23219                              Norfolk, Virginia 20110

                           ------------------------
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                           ------------------------

                       CALCULATION OF REGISTRATION FEE

=============================================================================================
  Title of each class of     Amount to be   Proposed maximum  Proposed maximum    Amount of
        securities            registered     offering price       aggregate      registration
     to be registered             (1)          per share      offering price(2)      fee
=============================================================================================

  Common Stock, $2.00 par     675,000          N/A              $16,624,440      $4,622
           value
=============================================================================================

(1)   The estimated maximum number of shares to be issued.

(2) Estimated solely for purposes of calculating the registration fee and calculated in accordance with Rule 457(f)(1) based upon: 978,420 shares of Security Bank Corporation Common Stock outstanding; 77,100 shares of Security Common Stock issuable upon the exercise of outstanding stock options; and a market value of Security Common Stock as of January 4, 1999 of $15.75 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            F&M NATIONAL CORPORATION

                              CROSS-REFERENCE SHEET

Pursuant to Rule 404(a) of the Securities Act and Item 501(b) of Regulation S-K,
    Showing the Location or Heading in the Prospectus and proxy Statement of the Information Required by Part I of Form S-4


        Form S-4                                             Location or Heading in
 Item Number and Caption                                 Prospectus and Proxy Statement
 -----------------------                                 ------------------------------
A.    Information About the Transaction

      1.    Forepart of the Registration Statement and
            Outside Front Cover Page of Prospectus.......  Facing Page of Registration  Statement; Cross Reference
                                                           Sheet Outside Front Cover Page of Proxy Statement/Prospectus

      2.    Inside Front and Outside Back Cover Pages of
            Prospectus...................................   Table of Contents; Where You Can Find More Information


      3.    Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information................  Summary; The Special Meeting; The Merger; Market
                                                           Prices and Dividends; Security Bank Corporation

      4.    Terms of the Transaction.....................  Summary; The Merger; Comparative Rights of
                                                           Shareholders; Description of F&M Capital Stock

      5.    Pro Forma Financial Information..............  Not Applicable

      6.    Material Contacts with the Company
            Being Acquired...............................  Not Applicable

      7.    Additional Information Required for
            Reoffering by Persons and Parties
            Deemed to be Underwriters....................  Not Applicable

      8.    Interests of Named Experts and Counsel.......  Experts; Legal Opinions

      9.    Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities..................................  Not Applicable

B.    Information About the Registrant

      10.   Information with Respect to S-3 Registrants..  Summary; Market Prices and Dividends; Business of F&M; Description
                                                           of F&M Capital Stock; Where You Can Find More Information



        Form S-4                                             Location or Heading in
 Item Number and Caption                                 Prospectus and Proxy Statement
 -----------------------                                 ------------------------------
      11.   Incorporation of Certain Information by
            Reference....................................  Where You Can Find More Information

      12.   Information with Respect to S-2 or S-3
            Registrants..................................  Not Applicable

      13.   Incorporation of Certain Information by
            Reference....................................  Not Applicable

      14.   Information with Respect to Registrants Other
            Than S-3 or S-2 Registrants..................  Not Applicable

C.    Information About the Company Being Acquired

      15.   Information with Respect to S-3 Companies....  Not Applicable

      16.   Information with Respect to S-2 or S-3
            Companies....................................  Summary; Market Prices and Dividends; Security Bank
                                                           Corporation; Where You Can Find More Information

      17.   Information with Respect to Companies Other
            Than S-3 or S-2 Companies....................  Not Applicable

D.    Voting and Management Information

      18.   Information if Proxies, Consents or
            Authorizations are to be Solicited...........  Summary; The Special Meeting; The Merger; Where You Can Find Information

      19.   Information if Proxies, Consents or
            Authorizations are not to be Solicited or
            in an Exchange Offer.........................  Not Applicable


                              [Security letterhead]
                                 MERGER PROPOSED

Dear Fellow Shareholders:

      We cordially invite you to attend a special meeting of shareholders of Security Bank Corporation to be held at _________________, ___________________,
Manassas, Virginia on _________, ___________, 1999 at ___:___ ___.m.

      The purpose of the meeting will be to consider and vote on the Agreement and Plan of Reorganization, dated as of November 25, 1998 and a related plan of merger by and among Security, F&M National Corporation and F&M Bank-Northern Virginia, a subsidiary bank of F&M National Corporation headquartered in Fairfax. The merger agreement provides for the merger of Security into F&M Bank-Northern Virginia.

      In the merger, you will receive shares of F&M common stock with an aggregate market value of $17.25 for each share of Security common stock you own. In general, you will not recognize federal income tax gain or loss for the F&M common stock you receive.

      The market value of F&M common stock will be determined at the date of the merger based on its average closing price over a ten day period. Accordingly, the number of F&M shares you will receive in the merger cannot be determined now. As an example, however, you would have received _____ shares of F&M common stock for each common share of Security you own based on the $_____ closing price of F&M common stock on _________, 1999. The closing price of Security common stock on the same date was $_______. These prices will fluctuate between now and the merger.

      Approval of the merger requires the affirmative vote of more than two-thirds of the outstanding shares of Security common stock. If approved, we anticipate the merger will become effective by March 22, 1999.

      The accompanying proxy statement/prospectus contains additional information regarding the merger agreement and the proposed merger. We encourage you to read this entire document carefully. You can also obtain more information about F&M in documents it has filed with the Securities and Exchange Commission and about Security in documents it has filed with the Federal Reserve.

      Your Board of Directors has unanimously approved the merger agreement and the transaction with F&M and believes that they are in the best interests of Security and you, our shareholders. Accordingly, the Board unanimously recommends that you VOTE FOR the merger.

      We hope you can attend the special meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not return your card, the effect will be a vote against the merger.

      We look forward to seeing you at the meeting.

                                    Sincerely yours,



                                    Danny R. May
                                    President and Chief Executive Officer


--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulators have approved the F&M common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

      The date of this proxy statement/prospectus is _______, 1999 and it is first being mailed to shareholders on or about ____________, 1999.

                            SECURITY BANK CORPORATION
                                Manassas, Virginia
                            -------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                __________ , 1999
                            -------------------------

      A special meeting of shareholders of Security Bank Corporation will be held on ___________________, ____________ ___, 1999 at ___: ___.m., at
______________________________, Manassas, Virginia for the following purposes:

      1. To approve the Agreement and Plan of Reorganization, dated as of November 25, 1998, by and among Security, F&M National Corporation and F&M Bank-Northern Virginia and a related plan of merger, providing for the merger of Security with and into F&M Bank-Northern Virginia upon the terms and conditions therein, including, among other things, that each issued and outstanding share of Security common stock will be exchanged for shares of F&M common stock with an aggregate market value equal to $17.25, with cash being paid instead of issuing fractional shares. The merger agreement is enclosed as Appendix I to the accompanying proxy statement/prospectus.

      2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

      The Board of Directors has fixed ___________, 1999, as the record date for the special meeting. Only holders of record of Security common stock at the close of business on that date are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the meeting.

                                          By Order of the Board of Directors



                                          Harry J. Parrish II
                                          Secretary

__________, 1999






      Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

      The Board of Directors of Security unanimously recommends that shareholders vote for the merger agreement.

                      QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Why is Security merging with F&M?

A: Both the Security board and the F&M board believe the merger is in the best interests of their respective companies and will provide significant benefits to you, and their customers and employees. The boards' believe the merger will permit the combined operations of Security and F&M Bank-Northern Virginia to be better positioned to be a stronger competitor in the highly competitive northern Virgina banking market. To review the background and reasons for the merger in greater detail, see pages ____ through ----.

Q:    What will I receive in the merger?

A: You will receive the number of shares of F&M common stock that have an aggregate market value equal to $17.25 in exchange for each share of Security common stock you hold. The market value of F&M common stock will be its average closing price as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on the fifth business day before the date of the merger.

      Because the market price of F&M common stock fluctuates, the number of shares you will receive in the merger cannot be determined at this time.
As an example, however, based on the $___ closing price of F&M common stock on ______, 1999, you would have received _____ shares of F&M common stock for each common share of Security you own. The closing price of Security common stock on that same date was $_______.

Q:    What are the tax consequences of the merger to me?

A: We expect that the exchange of shares by you generally will be tax-free to you for federal income tax purposes. You will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to you in greater detail, see pages ____ and ____.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:    Will I receive dividends after the merger?

A: Yes. For more than 56 consecutive years, F&M has paid dividends to its shareholders. Security never paid a dividend on its common stock. F&M pays a quarterly dividend of $0.195 per share. After the merger, the F&M board will use its discretion to decide whether and when to declare dividends and in what amount.

Q:    What am I being asked to vote upon?

A: You are being asked to approve the merger agreement. The merger agreement provides for the acquisition by F&M of Security through Security's merger into F&M Bank-Northern Virginia, a wholly-owned subsidiary bank of F&M, and for the exchange of each of your shares of Security common stock for shares of F&M common stock that have an aggregate market value of $17.25. F&M Bank-Northern Virginia will be the surviving company of the merger. Approval of the proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Security common stock.

      The Security board unanimously approved and adopted the merger agreement and recommends voting for the approval of the merger agreement.

Q:    What should I do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.

     If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger.

      The special meeting will take place at ___:___ ___.m. on _____________, 1999. You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting by following the directions on pages ____ through ____ and either change your vote or attend the meeting and vote in person.

Q:   If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares of Security common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q:    When is the merger expected to be completed?

A: We are working to complete the merger by March 22, 1999.

Q:    Should I send in my stock certificates now?

A: No. After the merger is completed we will send you written instructions for exchanging your Security common stock certificates for F&M common stock certificates.


                       WHO CAN HELP ANSWER YOUR QUESTIONS?

      If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                                  Dianne Kirkman
                               Assistant Secretary
                            Security Bank Corporation
                              8780 Centreville Road
                             Manassas, Virginia 20110
                            Telephone: (703) 361-1986

                                TABLE OF CONTENTS

                                                                            Page

Questions and Answers About the MERGER.....................................
Summary....................................................................
The Special Meeting........................................................
The Merger.................................................................
   Terms of the Merger.....................................................
   Background of and Reasons for the Merger................................
   Opinion of Financial Advisor............................................
   Effective Date..........................................................
   Surrender of Stock Certificates.........................................
   Representations and Warranties; Conditions to the Merger................
   Regulatory Approvals....................................................
   Business Pending the Merger.............................................
   No Solicitation; Board Action...........................................
   Waiver, Amendment and Termination.......................................
   Resales of F&M Common Stock.............................................
   Accounting Treatment....................................................
   Interests of Certain Persons in the Merger..............................
   The Option Agreement....................................................
   Material Federal Income Tax Consequences of the Merger..................
   Absence of Appraisal Rights.............................................
   Certain Differences in Rights of Shareholders...........................
   Expenses of the Merger..................................................
   Cautionary Statement Concerning Forward-Looking Statements..............
Market Prices and Dividends................................................
Security Bank Corporation..................................................
   General.................................................................
   History and Business....................................................
   Competition.............................................................
   Security Ownership of Management........................................
Business of F&M ...........................................................
   History and Business....................................................
   F&M's Acquisition Program...............................................
Comparative Rights of Shareholders.........................................
Description of F&M Capital Stock...........................................
Other Matters..............................................................
Experts....................................................................
Legal Opinions.............................................................
Where YOu Can Find More Information .......................................

APPENDICES
I   Agreement and Plan of Reorganization and Plan of Merger
II  Stock Option Agreement
III Opinion of Scott & Stringfellow, Inc.
IV  Security's Annual Report on Form 10-KSB for the year ended December 31, 1997
V   Security's Quarterly Report on Form 10-QSB for the quarter ended
    September 30, 1998

                                     SUMMARY

      This summary highlights certain information from this proxy statement/prospectus and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement. See "Where You Can Find More Information" on page____.


Exchange Ratio to be Number of Shares of F&M Common Stock with Market Value of $17.25 for each Security Share (page_)

     As a result of the merger, you will receive shares of F&M common stock that have an aggregate market value equal to $17.25 for each share of Security common stock you own. The market value of F&M common stock will be its average closing price as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on the fifth business day before the date of the merger. The number of shares of F&M common stock for which each outstanding share of Security common stock will be exchanged will be established by dividing $17.25 by the F&M average closing price. This is the "exchange ratio."

      Because the market price of F&M common stock fluctuates, the number of shares you will receive in the merger cannot be determined at this time. As an example, however, based on the $____ closing price of F&M common stock on _____, 1999, you would have received _____ shares of F&M common stock for each common share of Security you own. The closing price of Security common stock on that same date was $_______.

No Federal Income Tax on Shares Received in Merger (page __)

      We expect that you will not recognize any gain or loss for federal income tax purposes as a result of the merger, except with respect to any cash received instead of fractional share interests. F&M's attorneys will issue a legal opinion to this effect, the form of which we have included as an exhibit to the registration statement filed with the Securities and Exchange Commission for the shares to be issued in the merger. Tax matters are complicated and tax results may vary among shareholders. We urge you to consult with your own tax advisor as to the federal, state, and local tax consequences of the merger.

F&M Dividend Policy Following the Merger (page __)

      F&M pays quarterly dividends of $0.195 per share of common stock. F&M expects that it will continue to pay at least this amount in quarterly dividends, but may change that policy based on business conditions, F&M's financial condition and earnings and other factors.

      F&M's next dividend is payable January 26, 1999 to shareholders of record on December 24, 1998. F&M anticipates that its next quarterly dividend will be payable on or about April 27, 1999, with a record date that will be on or about March 26, 1999. Accordingly, if the merger takes place before the dividend record date established by the F&M board, you will be entitled to receive that dividend. No assurance can be given that the merger will take place before the March dividend record date.

Security Board Recommends Shareholder Approval (page ___)

      The Security board unanimously approved the merger and the merger agreement. The board believes that the merger is fair to you and in your best interests. The Security board recommends that you VOTE FOR the merger and the merger agreement. The Security board believes that, as a result of the merger, Security shareholders will have less financial risk and will experience greater stock value appreciation than they would if Security remained independent. You should also refer to the reasons that the Security board considered in determining whether to approve and adopt the merger agreement on pages ___ and
----.

Exchange Ratio Fair to Shareholders, According to Investment Bank (page___)

      Scott & Stringfellow, Inc. is serving as financial advisor to Security in connection with the merger and rendered its opinion to the Security board that the exchange ratio is fair to Security shareholders from a financial point of view. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this proxy statement/prospectus as Appendix III. If the merger is completed, Scott & Stringfellow will be paid $__________ in exchange for its advice and for providing its fairness opinion. You should read the fairness opinion of Scott & Stringfellow in its entirety.

Meeting to be Held _________, 1999 (page____)

      The special shareholders' meeting will be held on ___________, 1999 at ____ __.m. at _______________________, Manassas, Virginia ______.

The Companies (pages ___ and ____)

F&M National Corporation
9 Court Square
Winchester, Virginia  22601
(540) 665-4200

      F&M is a multi-bank holding company headquartered in Winchester, Virginia. F&M has nine subsidiary banks that operate 120 banking offices and offer a full range of banking services principally to individuals and to small and medium-sized businesses in the Shenandoah Valley of Virginia, central and northern Virginia, the eastern panhandle of West Virginia, and the Maryland portion of the Washington D.C. metropolitan area. At September 30, 1998, F&M had total assets of $2.8 billion, total deposits of $2.3 billion and total shareholders' equity of $281.4 million. F&M common stock is listed and traded on the New York Stock Exchange under the symbol "FMN."

Security Bank Corporation
8780 Centreville Road
Manassas, Virginia  20110
(703) 361-1986

      Security is a community bank headquartered in Manassas, Virginia. Security opened for business in 1986 and currently operates two banking offices in Manassas offering banking services to individuals and small to medium-sized businesses. Its primary market area is the City of Manassas and the surrounding area. At September 30, 1998, Security had total assets of $60.4 million, total deposits of $51.4 million, and total shareholders' equity of $8.1 million. Security common stock is listed and traded on the Nasdaq SmallCap Market under the symbol "SBCM."

The Merger (page____)

      The merger agreement provides that Security will merge into a subsidiary bank of F&M, F&M Bank-Northern Virginia, which will be the surviving corporation of the merger. The merger agreement and the related plan of merger are attached to this proxy statement/prospectus as Appendix I. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger.

Two-Thirds Security Shareholder Vote Required (page ____ and ____)

      Approval of the merger requires the affirmative vote of more than two-thirds of the outstanding shares of Security common stock. Your failure to vote will have the effect of a vote against approval of the merger. Certain directors and executive officers of Security own about ______ % of the shares entitled to be cast at the meeting, and we expect them to vote their shares in favor of the merger.

      Brokers who hold shares of Security common stock as nominees will not have authority to vote such shares with respect to the merger unless shareholders provide voting instructions.

      The merger does not require the approval of F&M's shareholders.

Record Date Set at ___________, 1999; One Vote Per Share of Security Stock (page ---)

      You are entitled to vote at the special meeting if you owned shares at the
close of business on _______, 1999, the record date. At            , 1999, there
were _____ holders of record of the ___________ shares of Security common stock then issued and outstanding.

      You will have one vote at the meeting for each share on any matter that may properly come before the special meeting.

Monetary Benefits to Management in the Merger (page __)

      When considering the recommendation of the Security board, you should be aware that some Security directors and officers have interests in the merger that differ from the interests of other Security shareholders. Security directors and officers hold stock options to acquire an aggregate of 77,100 shares of Security common stock at exercise prices ranging from $8.00 to $13.12 per share. If not exercised before the merger, the options will be converted into options to acquire shares of F&M common stock.

      Mr. Danny R. May, the President and Chief Executive Officer of Security, will receive a lump sum payment of $________ (one times his annual salary, plus four months salary) under his employment agreement upon the merger. Mr. May's employment agreement provides for such a severance allowance if there is a change of ownership or control of Security and his job duties are substantially reduced. His agreement also provides that F&M must continue for a two year period his medical and other insurance coverage. Mr. May has accepted F&M's offer to join F&M Bank-Northern Virginia as a senior vice president. He will not have an employment or severance agreement with F&M.


      Also, four directors of Security will become directors of F&M Bank-Northern Virginia and will each earn a fee of $225 for each board meeting they attend; the other Security directors will be offered positions on F&M Bank-Northern Virginia's advisory board and will be paid a quarterly fee of $100 for their services.

      The Security board was aware of these and other interests and considered them before approving and adopting the merger agreement.

Conditions that Must be Satisfied for the Merger to Occur (pages___ and ____)

      The following conditions must be met for us to complete the merger:

o  approval of the merger by Security shareholders;

o approval from the New York Stock Exchange for the listing of the F&M common stock to be issued;

o the continuing effectiveness of F&M's registration statement filed with the Securities and Exchange Commission;

o receipt by F&M of a letter from its accountants stating that the merger qualifies for pooling of interests accounting treatment. (however, this is not a condition to the merger if F&M takes any action to prevent the merger from so qualifying); and

o  receipt of a legal opinion concerning the tax consequences of the merger.

      We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. On January ____, 1999, applications were filed with the Federal Reserve and the Virginia State Corporation Commission. While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner.

      Unless prohibited by law, either Security or F&M could elect to waive a condition that has not been satisfied and complete the merger anyway.

Termination of the Merger Agreement (page ___)

      We can agree to terminate the merger agreement at any time without completing the merger. Either company may also call off the merger in the following circumstances:

o  the merger is not completed before September 30, 1999; or

o if any event occurs which renders impossible, in a material way, the satisfaction by one company of one or more of the conditions described above, unless the other company waives such satisfaction.

Effective Date Expected to be March 22, 1999 (page _____)

      The merger will become effective at the date and time stated on the certificate of merger issued by the Virginia State Corporation Commission. We anticipate the merger will take place on or about March 22, 1999.

Distribution of Stock Certificates (page _____)

      After the merger, you will need to exchange your Security stock certificates for certificates representing F&M common stock. F&M will have its exchange agent mail to you instructions on how to exchange your shares. After turning in your certificates to the exchange agent, you will be mailed certificates representing shares of F&M common stock.

Option Agreement (page____)

      To induce F&M to agree to the merger, and to discourage other companies from acquiring Security, F&M was granted an irrevocable option to purchase from Security up to 191,300 shares of Security common stock at a price of $11.00 per share.

      F&M may exercise the option only if another party attempts to acquire control of Security. As of the date of this proxy statement/prospectus, we do not believe that has occurred. The stock option agreement is attached to this proxy statement/prospectus as Appendix II.

Effect of the Merger on the Rights of Security Shareholders (page ____)

      If the merger takes place, Security shareholders will become shareholders of F&M, and their rights as such will be governed by the Virginia Stock Corporation Act and by the articles of incorporation and bylaws of F&M. The rights of the shareholders of Security are different in certain material respects from the rights of the shareholders of F&M.

F&M to Use Pooling of Interests Accounting Treatment (page___)

      We expect that the merger will be accounted for as a pooling of interests. This will enhance future earnings by enabling F&M to avoid creating goodwill relating to the merger and avoid charges against future earnings resulting from goodwill. This accounting method means that after the merger F&M will report financial results as if Security had always been combined with F&M.

Absence of Dissenters' Rights (page __)

      Under Virginia law, you will not have the right to an appraisal of the fair value of your shares of Security common stock in connection with the merger.



Comparative Market Prices (page____)

      This table provides the closing price per share of F&M common stock on the NYSE and Security common stock on the Nasdaq SmallCap Market, on November 9, 1998, the last business day before the public announcement of the merger, and _____________, 1999, the last practicable date before the mailing of this proxy statement/prospectus:

                                   Market Price Per Share
                              ----------------------------------
                                    F&M            Security
                                Common Stock     Common Stock

      November 9, 1998.....        $29.69          $11.50
      ________, 1999.......           $                $

      If the merger had been effective on November 9, 1998, the exchange ratio would have been 0.581 shares of F&M common stock per share of Security common stock, using the closing price for F&M common stock on the NYSE on November 9, 1998 ($29.69) as the average closing price. If the merger had been effective on ___________, 1999, the exchange ratio would have been _______ shares of F&M common stock per share of Security common stock, using the closing price of F&M common stock on ___________, 1999 ($_________) as the average closing price.

      We urge you to obtain current market quotations for F&M common stock. We expect that the market price of F&M common stock will fluctuate and likely change before the exchange ratio is fixed and the merger is completed. As a result, the number of shares of F&M common stock that you will receive in the merger may increase or decrease prior to the date of the merger. However, the aggregate value of F&M common stock received by you will still equal $17.25. See "Market Prices and Dividends" on page ___ for more information.

Selected Financial Data

      We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1998. This information is only a summary, and you should read it in conjunction with our historical financial statements and the related notes contained in the annual and quarterly reports and other documents that we have filed with the Securities and Exchange Commission (for F&M) and the Federal Reserve (for Security). See "Where You Can Find More Information" on page ____. You should not rely on the nine-month information as being indicative of results expected for the entire year.


                     F&M - HISTORICAL FINANCIAL INFORMATION
                       (Dollars in thousands, except for per share amounts)

                           Nine Months Ended
                             September 30,                    Year Ended December 31,
                          ---------------------  --------------------------------------------------
                            1998       1997      1997       1996      1995       1994      1993
                            ----       ----      ----       ----      ----       ----      ----

Net interest income...   $ 87,002   $ 82,543   $110,391  $102,703   $ 96,909  $ 91,391   $ 79,501
Net income............     26,829     24,539     32,804    30,902     27,095    25,483     22,267
Diluted earnings per
share.................       1.22       1.11       1.50      1.40       1.23      1.15       1.05
Cash dividends paid per
share.................       0.57       0.54       0.73      0.69       0.61      0.54       0.58
Book value per share..      12.85      11.74      12.10     11.24      10.76      9.68       9.69
Total assets..........  2,759,056  2,599,689  2,677,935 2,458,431  2,346,358 2,149,817  2,054,951
Shareholders' equity..    281,365    253,272    264,851   246,052    236,066   207,931    200,463




                   SECURITY - HISTORICAL FINANCIAL INFORMATION
                      (Dollars in thousands, except for per share amounts)

                            Nine Months Ended
                              September 30,                  Year Ended December 31,
                           --------------------   -----------------------------------------------
                             1998      1997      1997      1996      1995      1994      1993
                             ----      ----      ----      ----      ----      ----      ----

Net interest income....... $ 1,901   $ 1,683   $ 2,293   $ 2,017   $ 1,743   $ 1,475    $ 1,423
Net income................     256       378       526       641       202       136        219
Diluted earnings per share    0.26      0.39      0.54      0.83      0.36      0.25       0.46
Cash dividends paid per
 share....................      --        --        --        --        --        --         --
Book value per share......    8.44      7.99      8.14      7.57      6.79      6.11       6.11
Total assets..............  60,436    54,898    56,358    49,771    44,278    40,125     38,636
Shareholders' equity......   8,116     7,657     7,800     7,251     3,765     3,385      3,166

Comparative Per Share Information

      We have summarized below the per share information for our companies on a historical, pro forma combined, and equivalent basis. You should read this information in conjunction with our historical financial statements and the related notes contained in the annual and quarterly reports and other documents that we have filed with the Securities and Exchange Commission (for F&M) and the Federal Reserve (for Security). See "Where You Can Find More Information" on page ____. The F&M pro forma information gives effect to the merger accounted for as a pooling of interests, assuming that .576 shares of F&M common stock are issued for each outstanding share of Security common stock. The assumed exchange ratio is based on the closing price of F&M common stock as reported on the NYSE on January 5, 1999 ($29.9375) as the average closing price. Security pro forma equivalent share amounts are calculated by multiplying the F&M pro forma combined basic and diluted earnings per share, and historical book value by the assumed exchange ratio of .576 shares of F&M common stock so that the per share amounts equate to the respective values for one share of Security common stock.

        You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year. In addition, because the market price of F&M common stock will fluctuate and likely change before the fixing of the exchange ratio, the pro forma combined and Security pro forma equivalent amounts are subject to change.

                                    Nine months ended         Year ended
                                       September 30          December 31,
                                                       -------------------------
                                           1998          1997    1996     1995
                                           ----          ----    ----     ----
Earnings Per Common Share
  Basic:
  Security-historical..............     $  0.27        $ 0.55  $  0.84  $  0.36
  F&M-historical...................        1.23          1.51     1.41     1.24
  Pro forma combined...............        1.21          1.50     1.41     1.23
  Security pro forma equivalent....        0.70          0.86     0.81     0.71

  Diluted:
  Security-historical..............     $  0.26        $ 0.54  $  0.83  $  0.36
  F&M-historical...................        1.22          1.50     1.40     1.23
  Pro forma combined...............        1.19          1.49     1.40     1.22
  Security pro forma equivalent....        0.69          0.86     0.81     0.70

Cash Dividends Declared Per Common
Share
  Security-historical..............     $   --         $   --  $    --  $    --
  F&M-historical...................        0.57          0.73     0.69     0.61
  Pro forma combined...............        0.57          0.73     0.69     0.61
  Security pro forma equivalent....        0.33          0.42     0.40     0.35

                                      September 30,           December 31,
                                           1998                   1997
                                           ----                   ----
Book Value Per Common Share
  Security-historical..............     $  8.44                 $  8.14
  F&M-historical...................       12.85                   12.10
  Pro forma combined...............       12.90                   12.15
  Security pro forma equivalent....        7.43                    7.00

                                THE SPECIAL MEETING

Date, Place and Time

      We are furnishing this proxy statement/prospectus and the enclosed form of proxy to you in connection with the solicitation of proxies by the Board of Directors of Security for use at a special meeting of shareholders of Security. The special meeting will be held at the ______________, _________________,
Manassas, Virginia on _________, ___________, 1999 at ____ :____ ____a.m.

Purpose of the Special Meeting

      The purpose of the special meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated as of November 25, 1998, by and among Security, F&M and F&M Bank-Northern-Virginia and a related plan of merger. The merger agreement is attached to this proxy statement/prospectus as Appendix I and is incorporated in this document by this reference. For a description of the merger agreement, see "The Merger -- Terms of the Merger" on page ___.

Record Date

      Only shareholders of record at the close of business on ___________, 1999, the record date, are entitled to notice of and to vote at the special meeting or
any adjournment thereof. At the close of business on        , 1999, there were
_______________ shares of Security common stock issued outstanding held by approximately _____ shareholders of record.

Vote Required

      Each share of Security common stock outstanding on         , 1999,
entitles the holder to cast one vote upon each matter properly submitted at the special meeting. The affirmative vote of the holders of more than two-thirds of
the shares of Security common stock outstanding as of         , 1999, in person
or by proxy, is required to approve the merger agreement.

      Brokers who hold shares of Security common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such shares of Security common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes." This is important because abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the meeting and also will be counted and will have the effect of a vote against the proposal to approve the merger agreement.

      Because adoption of the merger agreement requires the affirmative vote of more than two-thirds of the outstanding shares of Security common stock, abstentions and broker "non-votes" will have the same effect as a vote against approval of the merger agreement. Accordingly, the Security board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope.

      As of         , 1999, directors and executive officers of Security and
their affiliates, beneficially owned an aggregate of ___________ shares of Security common stock, or ________% of the shares of Security common stock outstanding on such date, not counting shares that may be acquired pursuant to the exercise of stock options. We currently expect that all directors and executive officers of Security will vote their shares of Security common stock in favor of the merger.

Voting and Revocation of Proxies

      A form of proxy is enclosed with this proxy statement/prospectus. You are requested to complete, date and sign the form of proxy and return it promptly to Security in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted in accordance with the instructions indicated on the proxy. If a proxy is signed and returned without indicating any voting instructions, shares of Security common stock represented by the proxy will be voted FOR the merger agreement.

      A proxy may be revoked at any time before it is voted. You may revoke a proxy by giving written notice of revocation to Security, by executing and delivering a substitute proxy to Security or by attending the special meeting and voting in person. If you wish to revoke a proxy by written notice, please mail the notice so that it is received on or before ____________, 1999, to Assistant Secretary, Security Bank Corporation, 8780 Centreville Road, Manassas, Virginia 20110.

Solicitation of Proxies

      Security will bear the costs of this solicitation of proxies. Solicitations may be made by mail, telephone, telegraph or personally by directors, officers and employees at Security, none of whom will receive additional compensation for performing such services. F&M will pay all of the expenses of printing and mailing of this proxy statement/prospectus.

Recommendation

      The board of directors of Security has unanimously approved the merger agreement and the transactions contemplated thereby. The Security board believes that the proposed transaction is fair to and in the best interests of Security and its shareholders. The Security board unanimously recommends that you VOTE FOR approval of the merger agreement.

                                    THE MERGER

      The following is a summary description of the material terms of the merger. This description is qualified in its entirety by reference to the merger agreement which is attached as Appendix I to this proxy statement/prospectus. We urge you to read the merger agreement in its entirety.

Terms of the Merger

      The merger agreement provides that Security will merge into F&M Bank-Northern Virginia. F&M Bank-Northern Virginia will be the surviving corporation of the merger. At the date and time the merger is effected, each outstanding share of Security common stock will be converted into the right to receive shares of F&M common stock having an aggregate market value of $17.25 per share.

      The market value of F&M common stock will be its average closing price as reported on the NYSE for each of the ten consecutive trading days ending on the fifth business day prior to the effective date of the merger. The number of shares of F&M common stock that will be exchanged for each outstanding share of Security common stock will then be established by dividing $17.25 by the average closing price of F&M common stock. This will be the "exchange ratio." No fractional shares of F&M common stock will be issued. Rather, cash, without interest, will be paid instead of any fractional share interest based on the average closing price of F&M common stock. The exchange ratio will be adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction with respect to F&M common stock.

      There is no minimum number of shares of F&M common stock that must be issued in connection with the merger. Security has no right to terminate the merger or to obtain an adjustment of the consideration to be received solely as a result of a decrease in the exchange ratio below a specified level. Similarly, there is no maximum number of shares of F&M common stock which may be issued in connection with the merger, and F&M has no right to terminate the merger or obtain an adjustment in the consideration to be paid to you solely as a result of an increase in the exchange ratio above a specified level. We can give no assurance as to the average closing price of F&M common stock for the merger, or the actual exchange ratio at which your shares are exchanged as of the effective date, or as to the market or trading value of F&M common stock following the effective date of the merger.

Background of and Reasons for the Merger

      Background of the Merger. In late 1997 and early 1998, the board of directors of Security began considering the strategic options available to Security to build long-term shareholder value. Because Security's assets had not increased at the rate anticipated by the board, Security had excess capital. Furthermore, Security's eranings had not increased as anticipated either. Accordingly, the board was concerned that Security would have difficulty generating and sustaining a return on capital comparable to its peer group of banks and sufficient to build long-term shareholder value. The board reviewed several ways to utilize the excess capital and improve the return on capital, including opening branches, investing in technological improvements, and repurchasing outstanding shares. The board also discussed the relative advantages and disadvantages of affiliating with another banking institution through an acquisition, a "merger of equals" or a sale to, or merger with, a larger institution.

      The board also realized that changes in the banking industry would make it difficult for a bank of Security's size to compete, particularly in the highly competitive northern Virginia banking market. These changes include the trend towards consolidation, more focus on fee-based products, changing customer preferences and the emergence of new technologies. The board also believed that transforming Security to be competitive in this changing banking industry would require significant costs and risk.

      In mid-1998, Security was approached and had preliminary discussions with a community bank about a possible merger that resulted in Security receiving a merger offer. The board selected the investment banking firm of Scott & Stringfellow to assist in analyzing the merger and conducting due diligence. After extensive discussion, analysis of the merger and further study, the board determined that a merger with this community bank was not in the best interests of Security's shareholders.

       This proposed transaction, however, further intensified the board's concern about Security's future and its ability to build long-term shareholder value. The board decided that this issue would be the major focus of Security's strategic planning retreat to be held in late October 1998.

      As background for the strategic planning retreat, and based on its previous performance, the board asked Scott & Stringfellow to analyze the strategic alternatives available to Security to build long-term shareholder value. The board asked that this analysis include consideration of Security remaining independent, merging with another bank, branching and/or engaging in non-traditional financial services. On September 10, 1998, representatives from Scott & Stringfellow met with the board and reviewed the available options. Scott & Stringfellow concluded that it was unlikely that Security would find a suitable merger-of-equals partner that would help increase shareholder value over the short-term, but that Security had excellent prospects of merging with a larger community bank or regional bank that would result in increased shareholder value immediately and provide long-term value. In addition, Scott & Stringfellow discouraged Security from acquiring a mortgage company, engaging in non-traditional financial services or opening another branch until Security could make its Sudley branch profitable.


      On September 22, 1998, a representative from another investment banking firm met with the Security executive committee to provide its views of Security's opportunities. At that meeting, the investment banking firm recommended that Security consider a strategic merger with a specific out-of-state banking organization. The committee expressed interest and following the meeting the investment banking firm contacted the out-of-state bank. Subsequently, representatives of the Security board met with representatives of the out-of-state bank. Following that meeting, this bank made a verbal offer through the investment banking firm at a price the firm advised Security was too low for serious consideration.

      In early 1998, Mr. Danny R. May, President and Chief Executive Officer of Security asked Mr. Charles E. Curtis, Vice Chairman and Chief Administrative Officer of F&M, who Mr. May knew very well, what a regional organization like F&M would pay to acquire a bank like Security. Mr. May made this inquiry for planning purposes only and no further discussions ensued with F&M until ten months later. In mid-October 1998, F&M expressed an interest in a merger with Security, and as a result of discussions with Scott & Stringfellow, F&M extended a written offer, by letter dated October 15, 1998, to affiliate with Security. F&M offered to acquire 100% of the outstanding stock of Security at a fixed price, payable in F&M common stock. Mr. May arranged a meeting at the office of Security's Chairman, John O. Gregory, on October 16th. Messrs. May and Gregory together with Mr. Danny G. Snow, Vice Chairman of the Security board, met, reviewed the letter in detail and agreed that it should be presented at a meeting of all of the directors for consideration. Mr. May talked with the remaining board members by telephone that weekend and scheduled a meeting.

      On October 23, 1998, Security had a special board meeting to review the offers from F&M and the out-of-state bank. The board consulted by telephone conference call with a representative of the investment banking firm through which the out-of-state bank had made a verbal offer. Representatives of this firm indicated that, in their opinion, they thought the out-of-state bank would be willing to increase the value of its offer. The board then consulted by telephone conference call with representatives of Scott & Stringfellow. In that conference call, Scott & Stringfellow furnished the board with an in-depth analysis of F&M and five other potential merger candidates, which included the out-of-state bank.

      At the conclusion of the conference calls, the board employed Scott & Stringfellow to study both the F&M and out-of-state bank offers and evaluate other potential alternatives available to Security, including having discussions with or studying the possibility of merging with other banking organizations or remaining independent.

     On November 4, 1998, the board held another meeting to discuss Security's options. Scott & Stringfellow presented to the board an analysis of the two offers, one from F&M and one from the out-of-state bank, an analysis of Security merged with several other banking organizations, and an analysis of Security's prospects if it remained independent. In addition, representatives from F&M, made a brief presentation to the board discussing F&M, its offer, and the advantages of an affiliation with F&M. Similar discussions had already been held with the out-of-state bank. The board engaged in an extensive discussion comparing the offers by F&M and the out-of-state bank, as well as other potential alternatives available to Security. At this meeting, the board employed Scott & Stringfellow as Security's exclusive investment banker to negotiate with both F&M and the out-of-state bank.

      On November 6, 1998, Scott & Stringfellow attended another meeting of the board. Scott & Stringfellow again presented a thorough analysis of the offers by F&M and the out-of-state bank, as well as a report on the financial performance of each institution. Based upon discussions Scott & Stringfellow had with both F&M and the out-of-state bank, Scott & Stringfellow presented the terms under which both F&M and the out-of-state bank each indicated it would acquire Security, including the respective financial terms and the integration of Security into the respective companies. At that time, F&M offered to pay a fixed dollar amount of $17.00 per share in F&M common stock. The out-of-state bank had revised the structure of its offer to a fixed dollar amount of $17.75 per share payable in common stock.

      Unlike the F&M offer, however, the out-of-state bank's offer contained a fixed maximum and minimum number of shares that could be issued in the event its stock falls below or rises above the price limits. Accordingly, the value of the out-of-state bank's offer could fluctuate and be more or less than $17.75 to the extent its stock price was outside the price limits leading up to the closing date when the exchange ratio would be established.

      Scott & Stringfellow discussed with the board the volatility of the stock market over the preceding few months, reports from several stock market analysts and economists expressing concern over the possible continued volatility in the stock market and the direction of the United States economy in general, and the board concluded that the out-of-state bank's offer involved a significantly high level of market risk. Based on the information, the board was concerned with the uncertainty over whether the actual value of the transaction would end up being less than $17.75 per share, or even less than the F&M offer, when the exchange ratio was subsequently established at the closing. In making this assessment, the board also took into consideration the fact that the then current market price of the out-of-state bank's stock had to fall only seven percent before it dropped below the low end of the price limits and that several other announced bank mergers had been recently terminated due to a decline in the stock market generally and bank stocks specifically. The board decided to continue negotiations with F&M due in large part to the board's serious concern over the market risk associated with the out-of-state bank's offer.

      The board approved a motion to authorize Scott & Stringfellow to request $17.50 in F&M common stock. Security further authorized Scott & Stringfellow to negotiate an offer of no lower than $17.25 per share. The board understood that F&M would pay for Security's stock with registered shares of F&M common stock.

      On November 6, 1998, Scott & Stringfellow called Mr. May to report that F&M had agreed to $17.25 per share payable in F&M common stock, subject to the completion of a due diligence investigation. Mr. May notified Mr. Snow that night, as Mr. Snow was leaving the country the next morning. The next day, Mr. May notified all other directors by telephone that F&M had agreed to $17.25 per share payable in F&M common stock.

      On November 10, 1998, F&M completed its due diligence investigation of Security. Also, on November 10, 1998, the board held another meeting that Scott & Stringfellow and legal counsel for Security attended. Scott & Stringfellow and counsel presented the board with an agreement in principle prepared by F&M. The board, legal counsel and Scott & Stringfellow carefully reviewed the agreement and asked for certain changes. These changes were discussed with F&M and all changes were made. Scott & Stringfellow then again reviewed the financial considerations associated with the F&M offer and indicated that the offer was fair from a financial point of view to Security's shareholders. The board then unanimously approved the merger and the related stock option agreement. The press release was issued by F&M at approximately 5:00 p.m.

      Immediately thereafter, Mr. May met with all Security officers and announced the intent to merge with F&M. This meeting was followed by a meeting with the full staff of Security and the proposed affiliation was again announced. The staff was especially appreciative that they were assured they would be offered positions at comparable salaries with F&M Bank-Northern Virginia.

      On November 12, 1998, Security held a regular board meeting. Mr. May reported that the definitive merger agreement with F&M was being drafted by F&M's counsel and would be reviewed by Security's counsel prior to being submitted to the Security board for approval.

      On November 24, 1998, the board held another special board meeting. The board selected Messrs. Snow, Parrish, DeBell and Martin, based on seniority, to serve on the board of F&M Bank-Northern Virginia. Legal counsel joined the meeting and the board reviewed the merger agreement. The board unanimously approved these documents, subject to minor changes agreed to by Mr. Gregory and Mr. May after consulting legal counsel. On November 25, 1998, F&M signed the merger agreement. Due to the intervening Thanksgiving holiday and travel schedules of Security Board members, Mr. Gregory signed the merger agreement on Monday, November 30, 1998.

      Security's Reasons for the Merger. The Security board discussed both the financial aspects of the proposed merger, including the benefits of the transaction to Security's shareholders, as well as the potential effect of the merger on Security's management, employees, customers and the community in which Security is located, without assigning relative weights to the various constituencies and factors considered. Relying on the opinion of Scott & Stringfellow and after consultation with management and legal counsel, the Security board determined that the merger is fair from a financial point of view to, and are in the best interests of, Security and its shareholders. In reaching this determination the board considered the following:


       (i) The board was concerned with ways to improve Security's financial performance and, prior to receiving the offer from F&M, had begun to study options to utilize Security's excess capital in a manner that could be expected to maintain or enhance shareholder returns. Possible uses for the capital included, but were not limited to, opening branches, investing in technological innovation, or affiliating with a bank of similar size. Security asked Scott & Stringfellow, to analyze the changes in the industry, the industry's financial performance, the trend to industry consolidation, and the competitive environment of its market in northern Virginia. Scott & Stringfellow issued a report and discussed it with the board indicating that Security did not have the critical mass to be competitive in the northern Virginia market and that the recommended option would be to consider an affiliation.

       (ii) The compatibility of Security and F&M, including community bank operating philosophies and similarity of products and customer orientation.

       (iii) The terms of the merger agreement and the merger, including the exchange ratio.

       (iv) The current and prospective economic and competitive environment facing the banking industry generally, and Security in particular, including the continued pace of consolidation in the industry, the perceived importance of operational scale in enhancing efficiency and profitability and remaining competitive over the long term, and the benefits of increased geographic diversification. In this regard, the board noted that the combined bank resulting from the merger will have over 30 offices in northern Virginia and will possess the financial resources and economies of scale necessary to compete more effectively in the financial services industry in the future.

       (v) The presentation of Scott & Stringfellow to the board on November 10, 1998, that as of such date, the exchange ratio was fair from a financial point of view to the Security shareholders.

       (vi) The expectation that the merger will be tax-free for federal income tax purposes to Security and its shareholders, except for cash paid in lieu of fractional shares.

       (vii) The generally favorable impact that the merger could be expected to have on the shareholders, customers, employees, and communities of Security.

       (viii) The terms of the stock option agreement between F&M and Security, including the risk that it might discourage third parties from offering to acquire Security by increasing the cost of such an acquisition, and recognizing that the execution of the stock option agreement was a condition to F&M's willingness to agree to the merger.

       Additionally, in considering the opinion of Scott & Stringfellow, the board was advised that in arriving at such opinion, Scott & Stringfellow relied upon median estimates of F&M's and Security's 1998 and 1999 earnings per share and earnings per share growth rates.


      Based on its discussion and consideration of the factors discussed above, the Security board voted unanimously to approve the merger and the related stock option agreement as being in the best interests of Security, its shareholders, employees and customers.

      THE SECURITY BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER.

Opinion of Financial Advisor

      Pursuant to an engagement letter dated as of November 5, 1998, Security retained Scott & Stringfellow as its financial advisor in connection with Security's consideration of a possible business combination with F&M. In connection therewith, the Security board requested Scott & Stringfellow to render its opinion as to the fairness, from a financial point of view, of the consideration from F&M to the holders of Security common stock. At the November 10, 1998 meeting at which Security's board considered and approved the agreement, Scott & Stringfellow delivered to Security's board both its oral and written opinion that as of such date, the consideration to be received from F&M was fair, from a financial point of view, to the holders of shares of Security common stock. Scott & Stringfellow has reconfirmed its opinion dated the date of this proxy statement/prospectus, to the effect that, as of the date thereof, the consideration was fair to the holders of shares of Security common stock from a financial point of view. Scott & Stringfellow is a regional investment banking firm and was selected by Security based on the firm's reputation and experience in investment banking, its extensive experience and knowledge of the Virginia banking market, its recognized expertise in the valuation of commercial banking businesses and because of its familiarity with, and prior work for Security. Scott & Stringfellow, through its investment banking business and specifically through its Financial Institutions Group specializes in commercial banking institutions and is continually engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and other corporate transactions.

      The full text of Scott & Stringfellow's opinion, dated the date of this proxy statement/prospectus, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix III to this proxy statement/prospectus. The description of the Scott & Stringfellow opinion set forth herein is qualified in its entirety by reference to Appendix III. The Scott & Stringfellow opinion is provided for the information of Security shareholders because it was provided to the Security board in connection with its consideration of the merger.

      In developing its opinion, Scott & Stringfellow reviewed and analyzed:

o  the merger agreement;

o  this proxy statement/prospectus;

o Security's audited financial statements for the three years ended December 31, 1997;

o Security's unaudited financial statements for the nine months ended September 30, 1998 and 1997, and other internal information relating to Security prepared by Security's management;

o information regarding the trading market for Security common stock and F&M common stock and the price ranges within which the respective stocks have traded;

o the relationship of prices paid to relevant financial data such as net worth, earnings, deposits and assets in certain bank and bank holding company mergers and acquisitions in recent years;

o F&M's annual reports to shareholders and its audited financial statements for the three years ended December 31, 1997;

o F&M's unaudited financial statements for the nine months ended September 30, 1998 and 1997 and other internal information relating to F&M prepared by F&M's management; and

o conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below.

o Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.

o Scott & Stringfellow also has discussed with members of Security's and F&M's management past and current business operations, the background of the merger, the reasons and basis for the merger, results of regulatory examinations, and the business and future prospects of Security and F&M individually and as a combined entity, as well as other matters relevant to its inquiry.

      Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the managements of Security and F&M as to the future financial performance of Security and F&M, respectively. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of Security and F&M nor was it furnished with any such appraisal.

      In connection with rendering its opinion, Scott & Stringfellow performed a variety of financial analyses. Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including comparable acquisition analysis, pro forma merger analysis, present value analysis, ability to pay analysis and comparable company analysis, among others. The following is a summary of the material analyses presented by Scott & Stringfellow to the Security board in connection with its fairness opinion dated as of such date.

      Summary of Proposal. Scott & Stringfellow reviewed the terms of the proposed transaction, including the $17.25 of consideration to be received from F&M. Based on such consideration, Scott & Stringfellow calculated the premium over the closing price of Security common stock on November 9, 1998, price to book, price to tangible book, implied core deposit premium (defined as the transaction value minus the tangible book value divided by core deposits) and price to trailing twelve months' earnings multiple for Security. This analysis yielded a premium over the closing price of Security common stock on November 9, 1998 of 50.0%, a price to book value multiple of 2.82x, a price to tangible book value multiple of 2.86x, an implied core deposit premium of 26.40% and a price to trailing twelve months' earnings multiple of 41.07x.

      Comparable Acquisition Analysis. Scott & Stringfellow reviewed 12 merger and acquisition transactions announced from January 1, 1997 to November 9, 1998 involving community commercial banking institutions in Virginia ("Comparable Transactions"). Scott & Stringfellow compared the price to book value, price to tangible book value, price to last twelve months' earnings, price to deposits, price to assets, the implied core deposit premium, and the premium over the seller's prior day closing price at the announcement date for such Comparable Transactions to the proposed merger at announcement. In its analysis, Scott & Stringfellow noted that Security had significantly more equity capital relative to its assets than the acquired banks in the Comparable Transactions. Accordingly, Scott & Stringfellow adjusted Security's equity such that its equity-to-assets ratio equaled that of the aforementioned acquired banks.
The price to book, price to tangible book, and implied core deposit premium reflect this adjustment.



                                         F&M/              Comparable
                                       Security           Transactions
                                       --------           ------------

Deal Price/Book Value                   2.82x                2.56x

Deal Price/Tangible Book                2.86x                2.59x

Deal Price/LTM Earnings                41.07x               22.82x

Deal Price/Deposits                    33.93%               30.85%

Deal Price/Assets                      28.85%               26.33%

Tangible Book Premium/Core
Deposits                               26.40%               21.83%

Deal Price/Seller's Prior Day
Closing Price                          50.00%               24.83%


      Pro Forma Merger Analysis. Scott & Stringfellow analyzed certain pro forma effects of the merger based upon earnings forecasts of Security and F&M, as well as estimated cost savings and revenue enhancements totaling $300,000 expected to result from the merger. This analysis indicated that the transaction would be dilutive to earnings per share of F&M in 1999 and accretive in each year thereafter, once the projected cost savings and projected revenue enhancements are realized, and that the merger would be modestly accretive to F&M's book value and tangible book value per share. The actual results achieved by F&M may vary from projected results.

1998 EPS Accretion (Dilution)                          (0.66%)

1999 EPS Accretion (Dilution)                          (0.60%)

Book Value Accretion                                    0.33%

Tangible Book Value Accretion                           0.43%


      Present Value Analysis. Scott & Stringfellow performed an analysis to determine a range of present values per share of Security common stock assuming Security continued to operate as an independent community bank. This range was determined by present valuing the estimated value of Security common stock at the end of year 2003. Scott & Stringfellow used earnings estimates available from Security's management for 1998. The net income projections were grown using an earnings growth rate of 8% for years 1999 through 2003. The future value of Security common stock at the end of year 2003 was determined by applying a range of price-to-earnings multiples (15.0x to 17.0x) to year 2003 projected earnings. These values were discounted to present value using discount rates of 11% to 13%, which Scott & Stringfellow viewed as the appropriate discount rate range for a commercial bank with Security's risk characteristics. Based upon the above assumptions, the value of Security common stock ranged from approximately $8.05 to $9.97 per share on a stand-alone basis.



                           Terminal Price/Earnings Multiple
               -------------------------------------------------------
 Discount
   Rate        15.0x       15.5x       16.0x       16.5x        17.0x
   ----        -----       -----       -----       -----        -----

11.00%        $8.80       $9.09       $9.38       $9.68        $9.97

11.50          8.60        8.89        9.18        9.46         9.75

12.00          8.41        8.69        8.97        9.25         9.53

12.50          8.23        8.50        8.78        9.05         9.32

13.00          8.05        8.31        8.58        8.85         9.12



      Ability to Pay Analysis. Scott & Stringfellow performed an analysis comparing the merger to hypothetical acquisitions of Security by five banking institutions other than F&M for consideration equivalent in value to the value of the consideration proposed in the merger and reviewed certain publicly available information with respect to such hypothetical acquirors. The analyses used IBES median earnings estimates for the hypothetical acquirors and assumed cost savings identical to those for F&M. Scott & Stringfellow analyzed the effect of such transactions on the hypothetical acquirors' 1998 earnings. Scott & Stringfellow calculated the earnings dilution effect to such hypothetical acquirors, ranging between 0.21% and 4.68% dilution to 1998 earnings.




                                       Bank A      Bank B        Bank C      Bank D    Bank E
                                       -------------------------------------------------------

1998 EPS Accretion (Dilution)         (0.21%)      (0.36%)       (0.57%)     (2.04%)   (4.68%)



      Analysis of Selected Comparable Companies. Scott & Stringfellow analyzed the performance and financial condition of F&M relative to a group of commercial banks consisting of FCNB Corp., F&M Bancorp, First Virginia Banks, Inc., Fulton Financial Corporation, Keystone Financial, Inc., Mercantile Bankshares Corporation, One Valley Bancorp, Inc., Sandy Spring Bancorp, Inc., Susquehanna Bancshares, Inc., Union Bankshares Corporation, and United Bankshares, Inc. (the "Bank Peer Group"). The financial ratios shown in the table below are as of September 30, 1998; the market price multiples are based on market prices as of November 9, 1998.

                                                            Bank Peer
                                           F&M            Group Average
                                           ---            -------------

Last 12 Months Net Interest Margin         4.70%                4.52%

Last 12 Months Efficiency Ratio           59.81                57.13

Last 12 Months Return on Avg.              1.30                 1.31
Assets

Last 12 Months Return on Avg.             12.96                13.17
Equity

Tangible Equity / Assets                   9.86                 8.99

Equity / Assets                           10.20                 9.79

Risk Based Capital Ratio                  16.83                15.14

Nonperforming Assets / Assets              1.15                 0.45

Reserves / Nonperforming Assets           69.44               239.39

Market Price / Last 12 Months             19.55x               18.19x
Earnings

Market Price / 1998 Estimated             17.55x               16.40x
Earnings

Market Price / 1999 Estimated             15.92x               14.61x
Earnings

Market Price / Book Value                  2.27x                2.25x

Current Dividend Yield                     2.78%                2.75%



      Other Analyses. Scott & Stringfellow also reviewed, among other things, selective investment research reports on, and earnings estimates for F&M and analyzed available information regarding the ownership of F&M common stock. In addition, Scott & Stringfellow prepared an overview of F&M's business, prepared a summary of the historical financial performance of F&M, summarized F&M's financial goals and objectives, and, based on publicly available information, analyzed F&M's deposit market share and branch presence in the states in which it operates.

      In connection with its opinion dated as of the date of this proxy statement, Scott & Stringfellow performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith.

      The summary set forth above includes all the material factors considered by Scott & Stringfellow in developing its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefor, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. As a whole, these various analyses contributed to Scott & Stringfellow's opinion that the consideration is fair from a financial point of view to Security's shareholders.

      Pursuant to an engagement letter dated November 5, 1998 between Security and Scott & Stringfellow, in exchange for its services, Security has agreed to pay Scott & Stringfellow a transaction fee of $__, which is payable and contingent upon the consummation of the merger. In the past, Scott & Stringfellow has provided investment banking services to Security for which services Scott & Stringfellow received customary fees. In the ordinary course of its business, Scott & Stringfellow may actively trade the equity securities of Security for its own account or the account of its customers, and, accordingly, may at any time hold a long or short position in such securities.

Effective Date

      If the merger is approved by the shareholders of Security, all required governmental and other consents are obtained and the other conditions to the merger are satisfied or waived, the merger will be consummated and made effective on the date and at the time indicated on the certificate of merger issued by the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. See "The Merger -- Conditions to the Merger."

      It is anticipated that the effective date of the merger will occur on or about March 22, 1999.

Surrender of Stock Certificates

      As soon as practicable after the merger, F&M will cause American Stock Transfer & Trust Company, its exchange agent, to mail to you a letter of transmittal and instructions for use to surrender the certificates representing shares of Security common stock in exchange for certificates representing shares of F&M common stock.

      Security shareholders should not send in their certificates until they receive such instructions.

      Promptly after surrender of one or more certificates for Security common stock, together with a properly completed letter of transmittal, you will receive a certificate or certificates representing the number of shares of F&M common stock to which you are entitled and, where applicable, a check for the amount payable in cash instead of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of F&M.

      After the effective date of the merger, you will be entitled to vote the number of shares of F&M common stock into which your Security common stock has been converted, regardless of whether you have surrendered your Security certificates. The merger agreement provides, however, that no dividend or distribution payable to the holders of record of F&M common stock at or as of any time after the effective date of the merger will be paid to the holder of any Security certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest).

Representations and Warranties; Conditions to the Merger

      The merger agreement contains representations and warranties by F&M and Security, including representations and warranties with respect to their individual organizations, authorizations to enter into the merger agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties (except as otherwise provided in the merger agreement) will not survive the effective date of the merger.

      The obligations of F&M and Security to consummate the merger are subject to the following conditions, among, others:

      1. approval and adoption of the merger agreement by the requisite shareholder vote;

      2. receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the boards of directors of F&M or Security, materially adversely affects the economic or business benefits of the merger so as to render inadvisable or unduly burdensome consummation of the merger;

      3. the absence of certain actual or threatened proceedings before a court or other governmental body relating to the merger;

      4. receipt of a fairness opinion from Scott & Stringfellow; and

      5. the receipt of an opinion of counsel as to certain federal income tax consequences of the merger.

      Also, under the terms of the merger agreement, F&M agreed that, following the merger, it will indemnify those persons associated with Security who are entitled to indemnification as of the effective date of the merger.

      In addition, each company's obligation to effect the merger, unless waived, is subject to performance by the other company of its obligations under the merger agreement, the accuracy, in all material respects, of the representations and warranties of the other company contained in the merger agreement, and the receipt of certain opinions and certificates from the other company.

Regulatory Approvals

      As indicated above, the consummation of the merger is conditioned on the prior approval of the merger by the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. On January ___, 1999, applications were filed with the Federal Reserve and the Virginia State Corporation Commission. The applications were accepted but no approvals have been obtained. While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the merger, in the judgment of the board of directors of F&M or Security, inadvisable or unduly burdensome.

Business Pending the Merger

      Except with the prior consent of F&M, until the effective date of the merger Security may not:

o conduct its operations except only in the ordinary and usual course, consistent with past practice and to use its best efforts to maintain its business organizations, employees and business relationships and retain the services of its officers and key employees;

o take any action, engage in any transactions or enter into any agreements which would adversely affect or delay in any material respect the ability of F&M or Security to obtain the necessary approvals, consents or waivers required to effect the merger or to perform its covenants and agreements on a timely basis;

o issue any capital stock, except upon exercise of warrants or options issued pursuant to existing employee benefits plans, programs or arrangements or effect any stock split or otherwise change its capitalization;

o enter into or amend any written employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee compensation, except for normal individual increases to employees made in the ordinary course of business consistent with past practice;

o enter into or amend, except as required by law, any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or employees;

o incur any obligation or liability, make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of business and for adequate value, or as otherwise permitted in the merger agreement;

o change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by law;

o  amend its articles of incorporation or bylaws;

o  declare or pay dividends on its capital stock; or

o  purchase or redeem any of its capital stock.

      Pending consummation of the merger, F&M has agreed that F&M and its subsidiary banks will operate their respective businesses in the ordinary course and use their best efforts to preserve their respective properties, business and customer and employee relationships.

No Solicitation; Board Action

      Security has agreed not to solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations regarding any merger, consolidation, share exchange, joint venture, business combination or similar transaction involving Security, or any purchase of all or any material portion of the assets of Security (an "Acquisition Transaction").

      Notwithstanding the above-described non-solicitation provision, the Security board may furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that:

o the Security board concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to shareholders under applicable law;

o prior to taking such action, Security receives from such person or entity an executed confidentiality agreement; and

o the Security board concludes in good faith that the proposal regarding the Acquisition Transaction contains an offer of consideration that is superior to the consideration set forth in the merger agreement.

      Security has also agreed that it shall immediately notify F&M orally and in writing of the receipt by it of any proposal or inquiry regarding an Acquisition Transaction, the material terms and conditions of such proposal or inquiry, and the identity of the person making any such proposal or inquiry.

Waiver, Amendment and Termination

      At any time on or before the effective date of the merger, any term or condition of the merger, except for the general conditions set forth in Section 5.1(a) - (d) of the merger agreement, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The merger agreement may be amended at any time before the merger by agreement of the parties whether before or after the special meeting (except that the exchange ratio shall not be changed after approval of the merger agreement by the Security shareholders). Any material change in a material term of the merger agreement would require a resolicitation of Security's shareholders. Such a material change would include, but not be limited to, a change in the tax consequences to Security's shareholders.

      The merger agreement may be terminated by F&M or Security, whether before or after the approval of the merger agreement by the shareholders of Security:

o  by mutual consent of Security and F&M;

o unilaterally by Security or F&M, if the effective date has not occurred on or before September 30, 1999, except that the party whose failure to perform any obligation under the merger agreement is the cause of the delay may not terminate the merger based upon the delay; or

o unilaterally by Security or F&M if the satisfaction in any material respect of one or more conditions to the obligation of that party is rendered impossible of satisfaction. In the event of termination, the merger agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

Resales of F&M Common Stock

      All shares of F&M common stock received by you in connection with the merger will be freely transferable, except that F&M common stock received by persons who are deemed to be "affiliates" of Security for purposes of Rule 145 under the Securities Act of 1933, as amended. To the best knowledge of Security and F&M, the only persons who may be deemed to be affiliates of Security subject to these limitations are the directors and executive officers of Security.

Accounting Treatment

      We anticipate that the merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of F&M and Security are carried forward at their previously recorded amounts, income of the combined corporations will include income of F&M and Security for the entire fiscal year in which the merger occurs, and the reported income of the separate corporations for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the merger.

      For the merger to qualify as a pooling of interests, it must satisfy a number of conditions including that substantially all of the Security common stock be exchanged for F&M common stock. If any of the conditions to pooling of interests accounting is not satisfied, then the merger would not qualify for pooling of interests accounting treatment, and a condition to the obligation of F&M to consummate the merger would not be satisfied (unless, F&M took action which prevented the merger from qualifying as a pooling of interests, in which case it will not be a condition to the merger). Each of F&M and Security have agreed that they will use their respective best efforts to ensure that the merger will qualify for pooling of interests accounting treatment. In addition, certain affiliates of F&M and Security have agreed that they will not sell any F&M common stock or Security common stock within 30 days before the effective date of the merger, nor sell any F&M common stock until such time as F&M has published financial results covering at least 30 days of the combined operations of F&M and Security after the merger.

Interests of Certain Persons in the Merger

      Certain members of Security's management, as well as certain members of the Security board of directors, have interests in the merger in addition to their interests as shareholders of Security. These include, provisions in the merger agreement relating to indemnification of directors and officers of Security, the treatment of outstanding options with respect to Security common stock, and eligibility for certain F&M employee benefits. In each case, the Security board was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

      Indemnification. F&M has generally agreed to indemnify, for a period of six years after the merger, the officers and directors of Security against certain liabilities arising before the merger. F&M has also agreed to provide directors' and officers' liability insurance for the present officers and directors of Security for a period of three years after the merger.

      Directors of F&M Bank-Northern Virginia. Four of the current directors of Security will become directors of F&M Bank-Northern Virginia upon consummation of the merger or as soon thereafter as practicable. Those directors will each receive $225 for every board meeting they attend. Directors of Security who are not appointed to the board of directors of F&M Bank-Northern Virginia will be offered a position on F&M Bank-Northern Virginia's advisory board and will be paid a quarterly fee of $100 for their services.

      Stock Options. Certain directors and officers of Security hold stock options under Security's 1996 Director Stock Option Plan and Security's 1996 Employee Stock Option Plan to acquire an aggregate of 77,100 shares of Security common stock at exercise prices ranging from $8.00 to $13.12 per share. These options, if not exercised before the merger, will be converted into options to acquire shares of F&M common stock, appropriately adjusted to reflect the exchange ratio.

      Employment Agreement. Mr. Danny R. May, the President and Chief Executive Officer of Security, will receive a lump sum payment of $________ (one times his annual salary, plus four months salary) under his employment agreement upon the merger. Mr. May's employment agreement provides for such a severance allowance if there is a change of ownership or control of Security and his job duties are substantially reduced. His agreement also provides that F&M must continue for a two year period his medical and other insurance coverage. Mr. May has accepted F&M's offer to join F&M Bank-Northern Virginia as a senior vice president. He will not have an employment or severance agreement with F&M.

      Employee and Benefit Plans. The merger agreement provides that all officers and employees of Security will be offered positions with F&M Bank-Northern Virginia at not less than the salaries they have with Security prior to the merger. As soon as administratively practicable following the merger, employees of Security will be entitled to participate in the F&M pension, health and welfare benefit and similar plans on the same terms and conditions as employees of F&M. Employees of Security will receive credit for their years of service to Security for participation and vesting purposes only.

The Option Agreement

      The option agreement was entered into as a condition to F&M's willingness to enter into an agreement in principle with Security as to the terms of the merger and to increase the probability of the merger. Exercise of the F&M option may make the acquisition of a controlling interest in Security more expensive to any prospective acquiror other than F&M, even if such an acquisition would be beneficial to you. The existence of the F&M option is intended to make it less likely that a prospective acquiror, other than F&M, will seek a business combination with Security. The following is a brief summary of the option agreement and is qualified in its entirety by reference to the option agreement, a copy of which is attached to this proxy statement/prospectus as Appendix II and incorporated by reference herein.

      The option agreement permits the exercise by F&M of an option to acquire up to 191,300 shares of Security common stock at a price of $11.00 per share, subject to adjustment upon the occurrence of certain events described below. The shares subject to the F&M option represent approximately 19.9% of the outstanding shares of Security common stock as of the date of the option agreement, November 10, 1998.

      F&M may exercise its option, in whole or in part, at any time or from time to time, upon or after the occurrence of a "Purchase Event." As used in the option agreement, a "Purchase Event" means:

o Security shall have entered into an agreement with a person (other than F&M or its affiliates) to: (i) acquire, merge or consolidate with, or enter into any similar transaction with Security, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of Security, or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 10% of the voting power of Security;

o any person shall have acquired beneficial ownership of more than 20% of the outstanding shares of Security common stock; or

o a bona fide proposal is made by any person (other than F&M or its affiliates) by public announcement or written communication that is or becomes the subject of public disclosure to acquire, merge or consolidate with, or enter into any similar transaction with Security, and following such proposal the shareholders of Security vote not to approve the merger agreement.

      Security is required to notify F&M upon the occurrence of a transaction, offer or event giving rise to a Purchase Event. In the event F&M wishes to exercise the option, it must send Security written notice specifying (i) the total number of shares it will purchase and (ii) the place and date not earlier than three business days nor later than 60 business days after the date on which such notice is given for the closing of such purchase. If prior notification to, or approval of, any federal or state regulatory agency is required, F&M will promptly file the required notice or application for approval and the period of time that otherwise would run pursuant to such notice period will run instead from the date on which the last required notification period has expired or has been terminated or such approvals have been obtained and any requisite waiting period has passed.

      F&M's option will expire and terminate, to the extent not previously exercised, upon the earlier of:

o  the effective date of the merger;

o the date on which the merger agreement is terminated, other than a termination based upon a material breach by Security of any covenant in the merger agreement or the failure of Security to obtain shareholder approval of the transactions contemplated by the merger agreement by the vote required by applicable law, in either case following the occurrence of a Purchase Event; or

o twelve months after the merger agreement is terminated based upon a material breach by Security of certain specified covenants or the failure of Security to obtain shareholder approval of the transactions contemplated by the merger agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

      If Security's capitalization changes by reason of stock dividend, split-up merger, recapitalization, combination, exchange of shares or the like, the number of shares subject to the option and the purchase price per share thereof will be adjusted so that the economic value of the option remains unaltered.

Material Federal Income Tax Consequences of the Merger

      The following is a discussion of all material federal income tax consequences of the merger under the Internal Revenue Code of 1986, as amended (the "Code"), to Security shareholders who receive F&M common stock solely in exchange for Security common stock and cash instead of fractional shares. The discussion does not deal with all aspects of federal taxation that may be relevant to particular Security shareholders. Certain tax consequences of the merger may vary depending upon the particular circumstances of each Security shareholder and other factors.

      You are urged to consult with your tax advisor to determine the particular tax consequences to you of the merger (the application and effect of state and local income and other tax laws).

      This summary is based on current law and the advice of LeClair Ryan, legal counsel to F&M. The advice in this summary is based on, among other things, certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to, the merger. Neither F&M nor Security has requested a ruling from the Internal Revenue Service in connection with the merger. To meet a condition to consummation of the merger, F&M and Security will receive from LeClair Ryan, counsel to F&M, an opinion as to certain federal income tax consequences of the merger. Such opinion is not binding on the Internal Revenue Service.

      In the opinion of counsel, the merger will constitute a tax-free reorganization under Section 368(a) of the Code, if consummated in the manner set forth in the merger agreement. Accordingly, among other things, in the opinion of such counsel:

      1.    The merger will constitute a reorganization within the meaning of
            Section 368(a) of the Code;

      2. No gain or loss will be recognized by F&M or Security as a result of the merger;

      3. No gain or loss will be recognized by a Security shareholder to the extent he or she receives F&M common stock solely in exchange for his Security common stock pursuant to the merger;

      4. The tax basis of the F&M common stock received by each Security shareholder will be the same as the tax basis of the Security common stock surrendered in exchange therefor; and

      5. The holding period for each share of F&M common stock received by each Security shareholder in exchange for Security common stock will include the period for which such shareholder held the Security common stock exchanged therefor, provided such Security common stock is a capital asset in the hands of such holder at the effective date.

      Any cash received by you instead of fractional shares could result in taxable income to you. The receipt of such cash will generally be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

Absence of Appraisal Rights

      Under Section 6.1-43 of the Virginia Banking Act, shareholders of Security will not be entitled to dissent from the merger and obtain the judicially determined fair value of their shares of Security.

Certain Differences in Rights of Shareholders

      Both F&M and Security are corporations subject to the provisions of the Virginia SCA. Your shareholder rights are presently governed by Security's articles of incorporation and bylaws. Upon consummation of the merger and your becoming a shareholder of F&M, your shareholder rights will be governed by the articles of incorporation and bylaws of F&M.

      There are no material differences between the rights of a Security shareholder under Security's articles of incorporation and bylaws, on the one hand, and the rights of an F&M shareholder under the articles of incorporation and bylaws of F&M, on the other hand, except as disclosed in the section "Comparative Rights of Shareholders" on page __.

Expenses of the Merger

      In general, whether or not the merger is consummated, Security and F&M will pay their own expenses incident to preparing, entering into and carrying out the merger agreement, and preparing and filing the Registration Statement of which this proxy statement/prospectus is a part. F&M will, however, pay the expenses of printing and mailing this proxy statement/prospectus, and may make payment under circumstances involving willful and material breaches of certain provisions of the merger agreement.

      If either party willfully and materially breaches the merger agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the merger agreement is terminated by Security because it is not approved by Security shareholders, Security must pay 50% of F&M's costs in this transaction, up to $50,000.

Cautionary Statement Concerning Forward-Looking Statements

      This proxy statement/prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of F&M and Security. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

o  competitive pressure in the banking industry increases significantly;

o  changes in the interest rate environment reduce margins;

o general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

o  changes occur in the regulatory environment;

o  changes occur in business conditions and inflation; and

o  changes occur in the securities markets.

                           MARKET PRICES AND DIVIDENDS

Market Prices

      F&M common stock is listed and traded on the NYSE under the symbol "FMN." Since June 24, 1996, Security common stock has been listed and traded on the Nasdaq SmallCap Market under the symbol "SBCM." Prior thereto, Security common stock was quoted on the OTC Bulletin Board.

      The following tables provide: (i) in the case of F&M, the high and low closing sales prices for F&M common stock on the NYSE for the periods indicated, and (ii) in the case of Security, the high and low closing sales prices on the Nasdaq SmallCap Market.

      F&M

                                            Closing Sales Prices
                            ----------------------------------------------------
                                  1999             1998                1997
                            ----------------  ----------------   ---------------
                              High     Low     High      Low      High     Low

1st Quarter (through______)                  $36.25    $31.75    $22.88  $19.63
2nd Quarter................     --       --   34.31     32.00     26.38   19.88
3rd Quarter................     --       --   31.56     26.13     30.44   26.00
4th Quarter................     --       --   31.69     25.06     36.25   28.56

      The closing price of F&M common stock on the NYSE on November 9, 1998, the last full trading day preceding the public announcement of the proposed merger, was $29.69 per share. The closing price of F&M common stock on the NYSE on ________, 1999, the latest practicable date before the date of this proxy statement/prospectus was $________ per share.

      Security

                                            Closing Sales Prices
                            ----------------------------------------------------
                                  1999             1998                1997
                            ----------------  ----------------   ---------------
                              High     Low     High      Low      High     Low

1st Quarter (through______) $        $        $13.75   $12.50   $13.88    $9.75
2nd Quarter ...............     --       --    13.50    12.00    10.00     9.38
3rd Quarter................     --       --    12.38    11.25    10.00     9.13
4th Quarter................     --       --    16.00    10.50    10.00     9.00

      As of December 31, 1998, there were 8,190 record holders of F&M common stock. As of the record date, there were ______ record holders of Security common stock.

Dividends

      The following table reflects the cash dividends per share paid during each quarter on F&M common stock for the periods indicated. Security has not declared and paid any cash dividends.

      The information may vary for certain periods from the dividends declared during the stated quarter in cases where the dividend was paid in the quarter following its declaration. In addition, the amounts shown for F&M have not been restated and adjusted to reflect the acquisition on April 1, 1998, of Peoples Bank of Virginia and the acquisition on June 1, 1998, of The Bank of Alexandria. See "Selected Financial Data" for such restated dividend information for F&M.

      F&M
                                              1999         1998          1997
                                              ----         ----          ----

1st Quarter...........................         $           0.185       $0.180
2nd Quarter...........................       ---           0.185        0.180
3rd Quarter...........................       ---           0.195        0.185
4th Quarter...........................       ---           0.195        0.185

      F&M or F&M Bank-Winchester has paid regular cash dividends for more than 56 consecutive years.

      F&M is a legal entity separate and distinct from its subsidiaries, and its revenues depend primarily on the payment of dividends from its subsidiary banks. F&M's subsidiary banks are subject to certain legal restrictions on the amount of dividends they are permitted to pay to F&M. For example, a Virginia chartered bank, of which there are seven within the F&M system, is prohibited from paying a dividend that would impair its paid-in capital. In addition, the Virginia SCC may limit the payment by any Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

      Under current federal law, insured depository institutions, such as F&M's bank subsidiaries, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in federal law). Based on F&M's subsidiary banks' current financial condition, F&M does not expect that this provision will have any impact on its ability to obtain dividends from its insured depository institution subsidiaries.

      As a result of these legal restrictions, there can be no assurance that dividends would be paid in the future by F&M's bank subsidiaries. The final determination of the timing, amount and payment of dividends on F&M common stock is at the discretion of F&M's Board of Directors and will depend upon the earnings of F&M and its subsidiaries, principally its subsidiary banks, the financial condition of F&M and other factors, including general economic conditions and applicable governmental regulations and policies.

                            SECURITY BANK CORPORATION

General

      Financial and other information relating to Security is included in Security's Annual Report on Form 10-KSB for the year ended December 31, 1997, and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, copies of which are attached as Appendices IV and V. The audited financial statements of Security as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 are included in Security's Annual Report on Form 10-KSB. See "Where You Can Find More Information."

History and Business

      Security was organized in 1986. As of September 30, 1998, Security had total assets of $60.4 million, total deposits of $51.4 million, and total shareholder's equity of $8.1 million.

      Security is a locally oriented community bank which seeks to serve the needs of small and medium size businesses, professionals and consumers in the City of Manassas and the surrounding area, which area constitutes Security's primary service area. Security offers a wide range of commercial banking services to businesses and professionals in its service area, as well as comprehensive deposit and lending services for consumers. Security's deposits are insured to the fullest extent provided by law by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

      Security operates two branch locations in Manassas, Virginia. Each branch has an automated teller machine (ATM). At September 30, 1998, Security employed 23 full-time and 6 part-time employees.

Competition

      In attracting deposits and making loans, Security encounters competition from other institutions, including larger commercial banking organizations, savings banks, credit unions, other financial institutions and non-bank financial service companies serving Security's service area. Competitors include major financial companies whose substantially greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Because of the deregulation of the financial service industry and the absence of interest rate controls on deposits, Security anticipates that it will face continuing competition from all of these institutions in the future. Additionally, as a result of state and federal legislation regarding reduced restrictions on interstate banking, Security has faced additional competition from institutions outside Virginia which have taken advantage of such legislation to acquire or establish banks or branches in Virginia. Additional changes in the financial services industry, including rapid technology changes, may act as a catalyst for further basic structural change within the financial services industry and may result in additional competition.

Security Ownership of Management

      The following table provides information as of December 31, 1998 regarding the number of shares of Security common stock beneficially owned by (i) all directors and executive officers of Security, (ii) those persons or groups that own five percent or more of the outstanding shares of Security common stock, and
(iii) all directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

                                   Common Stock
Name                            Beneficially Owned         Percent of Class
------                          ------------------         ----------------
Director

John T. DeBell, Sr......             11,832 (1)                   1.20%
John O. Gregory.........             36,060 (2)                   3.66
Michael C. Martin.......              9,417 (3)                   0.96
Danny R. May............             33,305 (4)                   3.34
Harry J. Parrish II.....             14,580 (5)                   1.48
Richard J. Ratcliffe....             10,059 (6)                   1.02
Danny G. Snow...........            133,486 (7)                  13.56
Kenneth B. Swenson......            270,128 (8)                   1.18

All executive officers and
  directors as a group
  (10 persons)..........            270,128                      25.77

Robert H. Digges
1700 N. Albemarle Street
McLean, Virginia 22101..             54,934 (9)                   5.73

Financial Institution
Partners, L.P.,  and
Hovde  Capital, Inc.
1629 Colonial Parkway
Inverness, Illinois 60067            68,780                       7.17

------------------------

(1) Includes 2,206 shares held by Mr. DeBell in a self-directed IRA, 6,000 vested option shares, and 2,240 shares held by Bengtson, DeBell and Elkin for which Mr. DeBell exercises voting and investment power. Does not include 976 shares held by Mr. DeBell's spouse and 2,679 shares held by Mr. DeBell's spouse in a self-directed IRA.

(2) Includes 22,089 shares held jointly by Mr. Gregory and his spouse, 3,805 shares held by Mr. Gregory in a self-directed IRA, and 6,000 vested option shares. Does not include 3,600 shares held by Mr. Gregory's spouse.

(3) Includes 332 shares held as custodian for a minor child, 1,693 shares held by Mr. Martin in a self-directed IRA, and 6,000 vested option shares.

(4) Includes 12,580 shares held in Mr. May's self-directed IRA and 20,000 vested option shares.

(5) Includes 2,160 shares held as custodian for a minor child, 6,000 vested option shares, and 420 shares held by a minor child. Does not include 1,440 shares held by Mr. Parrish's spouse.

(6) Includes 3,000 shares held jointly by Mr. Ratcliffe and his spouse, 300 shares held jointly by Mr. Ratcliffe and Ann R. Harrover, 134 shares held as custodian for a minor child, 625 shares held in Mr. Ratcliffe's self-directed IRA, and 6,000 vested option shares.

(7) Includes 38,667 shares held in Mr. Snow's self-directed IRA, 6,000 vested option shares, 2,500 shares held jointly by Mr. Snow and Lynne Snow, 20,835 shares held by Ice Components, Inc. for which Mr. Snow exercises voting and investment power.

(8) Includes 4,225 shares held jointly by Mr. Swenson and his spouse and 6,000 vested option shares.

(9) All shares are held in Mr. Digges' Keough account. Does not include 10,000 shares held by Mr. Digges' spouse.

                                 BUSINESS OF F&M

History and Business

      F&M was formed in 1969 to serve as the parent holding company of its then sole subsidiary bank, F&M Bank-Winchester, organized in 1902. Since its organization, F&M has acquired eighteen banks, which expanded its market area and increased market share in Virginia and West Virginia. F&M has nine subsidiary banks that operate 120 banking offices offering a full range of banking services, principally to individuals and small and middle-market businesses in the Shenandoah Valley, central and northern Virginia, Southside Virginia, the eastern panhandle of West Virginia, and the Maryland portion of the Washington, D.C. metropolitan area.

      F&M's subsidiary banks are community-oriented and offer services customarily provided by full-service banks, including individual and commercial demand and time deposit accounts, commercial and consumer loans, residential mortgages, credit card services and safe deposit boxes. Lending is focused on individuals and small and middle-market businesses in the local market regions of the subsidiary banks. F&M has consolidated the operations of the trust departments of its subsidiary banks in Virginia in F&M Trust Company. F&M also operates Big Apple Mortgage which engages in residential mortgage origination and servicing in the Shenandoah Valley and the eastern panhandle of West Virginia.

      F&M has maintained its community orientation by allowing its subsidiary banks latitude to tailor products and services to meet community and customer needs. While F&M has preserved the autonomy of its subsidiary banks, it has established system-wide policies governing, among other things, lending practices, credit analysis and approval procedures, as well as guidelines for deposit pricing and investment portfolio management. In addition, F&M has established a centralized loan review team that regularly performs a detailed, on-site review and analysis of each subsidiary bank's loan portfolio to ensure the consistent application of credit policies and procedures system-wide. One or more senior holding company officers serve on the board of directors of each subsidiary bank to monitor operations and to serve as a liaison to F&M.

      F&M currently operates in seven market regions: the Shenandoah Valley and Loudoun County; the eastern panhandle of West Virginia; Charlottesville/Albemarle County and surrounding areas; Greenville County in southside Virginia; suburban Richmond, primarily Henrico and Chesterfield Counties; the northern Virginia area that includes the City of Alexandria, the eastern portions of Fairfax and Prince William Counties, Loudoun County; the Warrenton and surrounding Fauquier County area; and Montgomery and Prince George's Counties in Maryland of the Washington, D.C. suburban area.

      At September 30, 1998, F&M had total consolidated assets of approximately $2.8 billion, total consolidated deposits through its banking subsidiaries of approximately $2.3 billion and consolidated shareholders' equity of approximately $281.4 million.

F&M's Acquisition Program

      F&M has expanded its market area and increased its market share through both internal growth and strategic acquisitions. Since 1988, F&M has acquired approximately $1.4 billion in assets and approximately $1.2 billion in deposits through fifteen bank acquisitions. Management believes there are additional opportunities to acquire financial institutions or to acquire assets and deposits that will allow F&M to enter new markets or increase market share in existing markets. Management intends to pursue acquisition opportunities in strategic markets where its managerial, operational and capital resources will enhance the performance of acquired institutions and may, after the date of this proxy statement/prospectus, enter into agreements to acquire one or more financial institutions. There can be no assurance that F&M will be able to successfully effect any additional acquisition activity, or that any such acquisition activity will have a positive effect on the value of shares of F&M common stock.

      For additional information about F&M's business, see "Where You Can Find More Information" on page ____.

                        COMPARATIVE RIGHTS OF SHAREHOLDERS

General

      F&M and Security are corporations subject to the provisions of the Virginia Stock Corporation Act (the "Virginia SCA"). Your rights as a shareholder of Security are governed by Security's articles of incorporation and bylaws and by the Virginia SCA. Upon consummation of the merger, you will become a shareholder of F&M, and as such your shareholder rights will then be governed by the articles of incorporation and bylaws of F&M and by the Virginia SCA.

      The following is a summary of the material differences in the rights of shareholders of Security and F&M. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of F&M and Security and to the Virginia SCA.

Authorized Capital

      F&M. F&M is authorized to issue 30,000,000 shares of common stock, par value $2.00 per share, of which 21,871,674 shares were issued and outstanding as of December 31, 1998, and 5,000,000 shares of serial preferred stock, without par value, of which no shares were issued and outstanding as of December 31, 1998. F&M's articles of incorporation authorize the F&M board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock are issued, the rights of holders of F&M common stock would be subject to the rights and preferences conferred to holders of such preferred stock. See "Description of F&M Capital Stock" on page ____ for additional information.

      Security. Security is authorized to issue 3,000,000 shares of Security common stock, par value $5.00 per share, of which 978,420 shares were issued and outstanding as of December 31, 1998. Security does not have an authorized class of preferred stock.

Dividend Rights

      F&M. The holders of F&M common stock are entitled to share ratably in dividends when and as declared by the F&M board of directors out of legally available funds. One of the principal sources of income to F&M is dividends from its subsidiary banks. For a description of certain restrictions on the payment of dividends by banks, see "Market Prices and Dividends" on page ___. F&M's articles of incorporation permit the F&M Board to issue preferred stock with terms set by the F&M Board, which terms may include the right to receive dividends ahead of the holders of F&M common stock. No shares of preferred stock are presently outstanding.

      Security. The holders of Security common stock also are entitled to share ratably in dividends when and as declared by the Security board of directors out of legally available funds. For a description of certain restrictions on the payment of dividends by banks, see "Market Prices and Dividends" on page ____.

Voting Rights

      The holders of both F&M and Security common stock have one vote for each share held on any matter presented for consideration at a shareholder meeting. Neither the holders of F&M nor Security common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

      F&M. All of F&M's directors are elected each year. F&M's articles of incorporation do not include a provision relating to the removal of directors. Accordingly, the removal of F&M directors is governed by the Virginia SCA which provides that shareholders may remove directors with or without cause if, in the case of F&M, the number of votes cast to remove him constitutes a majority of the outstanding shares of F&M common stock.

      Security. All of Security's directors are elected each year. Pursuant to Security's bylaws, Security's directors may be removed with or without cause by a majority vote of the Security shareholders, or by a unanimous vote of the remaining directors.

Anti-Takeover Provisions

      Certain provisions of the Virginia SCA and the articles of incorporation and bylaws of F&M may discourage an attempt to acquire control of F&M that a majority of F&M's shareholders determined was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the F&M board did not approve.

      Authorized Preferred Stock. The articles of incorporation of F&M authorize the issuance of preferred stock. The F&M board may, subject to applicable law and the rules of the NYSE, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of F&M by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

      Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include amendments to a corporation's articles of incorporation, adoption of plans of merger or exchange, sales of all or substantially all of a corporation's assets other than in the ordinary course of business and adoption of plans of dissolution ("Fundamental Actions"). The Virginia SCA provides that a corporation's articles may either increase the vote required to approve Fundamental Actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

      The articles of incorporation of F&M provide that a Fundamental Action shall be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

      The provisions of the articles of incorporation of F&M and the Virginia SCA could tend to make the acquisition of F&M more difficult to accomplish without the cooperation or favorable recommendation of the F&M board.

      Shareholder Meetings. Shareholders of F&M may not request that a special meeting of shareholders be called, while shareholders owning 25% or more of the issued and outstanding shares of Security may call a special meeting of shareholders.

      Virginia   Anti-Takeover   Statutes.   Virginia   has  two   anti-takeover
statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

      Affiliated Transactions. The Virginia SCA contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an "interested shareholder." An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. The foregoing requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

o the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder,

o the affiliated transaction has been approved by a majority of the disinterested directors, or

o subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

      Control Share Acquisitions. Under the Virginia SCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

o unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation, or

o among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or by-laws permit the acquisition of such shares before the acquiring person's acquisition thereof.

      If authorized in the corporation's articles of incorporation or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value."

      The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but F&M has not done so.

Director and Officer Exculpation

      The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

      The articles of incorporation of F&M provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of F&M shall not be liable to F&M or its shareholders for monetary damages in excess of one dollar ($1.00). There is no similar provision in the articles of incorporation of Security.

Indemnification

      The articles of incorporation of F&M provide that to the full extent permitted by the Virginia SCA and any other applicable law, F&M is required to indemnify a director or officer of F&M who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The F&M board of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

      The articles of incorporation of Security do not include a provision with respect to the indemnification of officers and directors. However, as permitted by Security's bylaws, each director of Security has entered into an indemnification agreement with Security whereby Security is required to indemnify a director who is, or becomes a party, or is threatened to be made a party to, any legal proceeding by reason of the fact the he is or was a director of Security.

                        DESCRIPTION OF F&M CAPITAL STOCK

      F&M is authorized to issue 30,000,000 shares of common stock, par value $2.00 per share, and 5,000,000 shares of serial preferred stock, without par value, which may be issued in series with such powers, designations, and rights as may be established from time to time by the Board of Directors. On December 31, 1998, F&M had issued and outstanding 21,871,674 shares of F&M common stock held by 8,190 shareholders of record. All outstanding shares of F&M common stock are fully paid and nonassessable. No shares of preferred stock have been issued.

Common Stock

      Holders of shares of F&M common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. F&M's ability to pay dividends is dependent upon its earnings and financial condition and certain legal requirements. Specifically, the Federal Reserve has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the company appears consistent with its capital needs, asset quality and overall financial condition. In addition, Virginia law precludes any distribution to shareholders if, after giving it effect, (a) F&M would not be able to pay its debts as they become due in the usual course of business; or (b) F&M's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if F&M were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Upon the liquidation, dissolution or winding up of F&M, whether voluntary or involuntary, holders of F&M common stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of F&M available for distribution. The dividend and liquidation rights of F&M common stock are subject to the rights of any preferred stock that may be issued and outstanding.

      Holders of F&M common stock are entitled to one vote per share on all matters submitted to shareholders. There are no cumulative voting rights in the election of directors or preemptive rights to purchase additional shares of any class of F&M's capital stock. Holders of F&M common stock have no conversion or redemption rights. The shares of F&M common stock presently outstanding are, and those shares of F&M common stock to be issued in connection with the merger will be when issued, fully paid and nonassessable. F&M common stock is listed and traded on the NYSE.

Preferred Stock

      The board of directors of F&M is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The F&M board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

      The F&M board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of F&M common stock and, under certain circumstances, discourage an attempt by others to gain control of F&M.

      The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of F&M, then existing market conditions and other factors that, in the judgment of the F&M board, might warrant the issuance of preferred stock.

                                 OTHER MATTERS

      The Security board does not intend to bring any matter before the special meeting other than as specifically set forth in the notice of special meeting of shareholders, nor does it know of any matter to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, it is the intention of each of the proxyholders to vote such proxy in accordance with the decision of a majority of the Security board of directors.

                                    EXPERTS

      The consolidated financial statements of F&M incorporated in this proxy statement/prospectus by reference to F&M's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

      The financial statements of Security incorporated in this proxy statement/prospectus by reference to Security's Annual Report on Form 10-KSB for the year ended December 31, 1997, and included herein as Appendix IV has been so incorporated in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

      The validity of the shares of F&M common stock offered hereby is being passed upon for F&M by LeClair Ryan, A Professional Corporation, Richmond, Virginia. LeClair Ryan will deliver an opinion to F&M and Security concerning certain federal income tax consequences of the merger. See "The Merger -- Certain Federal Income Tax Consequences" on page ___.

      Certain matters relating to the merger will be passed upon for Security by Kaufman & Canoles, Norfolk, Virginia.

                       WHERE YOU CAN FIND MORE INFORMATION

      F&M and Security file reports, proxy statements and other information with the Securities and Exchange Commission in the case of F&M and the Board of Governors of the Federal Reserve System in the case of Security. You may read and copy any reports, statements or other information that F&M files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The information on F&M is also available from the Commission over the Internet at http://www.sec.gov. In addition, F&M common stock is listed and traded on the New York Stock Exchange. Reports, proxy statements and other information about F&M may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may read and copy reports, proxy statements and other information concerning Security at the Federal Reserve, Division of Banking Supervision and Regulation, 20th Street and Constitution, Washington, D.C. 20551. The information may also be obtained from the Federal Reserve by writing to the referenced address or by calling
(202) 452-3244.

      F&M has filed a Registration Statement on Form S-4 to register with the Commission the shares of F&M common stock to be issued to you in the merger. This document is a part of the Registration Statement and constitutes a prospectus of F&M and a proxy statement of Security for the special meeting.

      As allowed by Commission rules, this document does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

      The Commission permits F&M and Security to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Commission and the Federal Reserve. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that F&M and Security have previously filed with the Commission and the Federal Reserve. These documents contain important business information about the companies and their financial condition.

F&M's Commission Filings (File No. 0-05929)     Period

Annual Report on Form 10-K......................Year ended December 31, 1997

Quarterly Reports on Form 10-Q..................Quarters ended September 30,
                                                1998, June 30, 1998, and
                                                March 31, 1998

Current Reports on Form 8-K.....................Dated November 9, 1998, June 1,
                                                1998 and April 3, 1998 (two
                                                reports)
                                       40

Security's Federal Reserve Filings              Period

Annual Report on Form 10-KSB....................Year ended December 31, 1997

Quarterly Reports on Form 10-QSB................Quarters ended September 30,
                                                1998, June 30, 1998 and
                                                March 31, 1998

Current Report on Form 8-K......................Dated November 24, 1998

      F&M and Security incorporate by reference additional documents that either may file with the Commission or the Federal Reserve between the date of this document and the date of the special meeting. These include periodic reports, such as annual reports, quarterly reports and current reports, as well as proxy statements.

      F&M has supplied all information contained or incorporated by reference in this document relating to F&M and Security has supplied all such information relating to Security.

      Security may have sent you some of the documents incorporated by reference by Security, but you can obtain any of them through Security or the Federal Reserve. Documents incorporated by reference by F&M are available through the Commission or the Commission's Internet site stated above or from F&M without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders of F&M or Security may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from F&M or Security at the following addresses:

      F&M NATIONAL CORPORATION
      P. O. Box 2800
      9 Court Square
      Winchester, Virginia 22604
      Telephone:  (540) 665-4240
      Attention:  Secretary

      SECURITY BANK CORPORATION
      8780 Centreville Road
      Manassas, Virginia 20110
      Telephone: (703) 361-1986
      Attention:  Assistant Secretary

      If you would like to request documents from either F&M or Security, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

      You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. F&M and Security have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated ____________, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of F&M common stock in the merger creates any implication to the contrary.

                                                                      APPENDIX I



                      AGREEMENT AND PLAN OF REORGANIZATION

                                       AND

                                 PLAN OF MERGER

                      AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 25, 1998, by and among F&M NATIONAL CORPORATION, a Virginia corporation ("F&M"), F&M BANK-NORTHERN VIRGINIA, a wholly-owned Virginia banking subsidiary of F&M ("F&M Bank-Northern Virginia"), and SECURITY BANK CORPORATION, a Virginia banking corporation ("SBC").

                                   WITNESSETH:

      WHEREAS, the respective Boards of Directors of F&M and SBC have approved the affiliation of their companies through the merger of SBC with and into F&M Bank-Northern Virginia, pursuant to and subject to the terms and conditions of this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger"); and

      WHEREAS,   the  parties   desire  to  provide   for  certain   conditions,
representations, warranties and agreements in connection with the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1
                         THE MERGER AND RELATED MATTERS

      1.1   The Merger

      Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.5 hereof, SBC shall be merged with and into F&M Bank-Northern Virginia pursuant to the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Merger"). The separate corporate existence of SBC shall thereupon cease, and F&M Bank-Northern Virginia will be the surviving corporation in the Merger and its name shall remain F&M Bank-Northern Virginia (F&M Bank-Northern Virginia as existing on and after the Effective Date is sometimes referred to as the "Continuing Bank"). From and after the Effective Date, the Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

      1.2   Conversion of SBC Stock

      (a) At the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $5.00 per share, of SBC ("SBC Common Stock") issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall be converted into and exchanged for shares of common stock, par value $2.00 per share, of F&M ("F&M Common Stock"), whose aggregate market value equals $17.25, plus cash for fractional shares, pursuant to the terms and conditions set forth in the Plan of Merger (the "Exchange Ratio").

      (b) In the event F&M changes (or establishes a record date for changing) the number of shares of F&M Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding F&M Common Stock and the record date therefor shall be prior to the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

      1.3   Board of Directors of the Continuing Bank; Officers and Employees

      (a) At the Effective Date, the Board of Directors of the Continuing Bank shall consist of all the current directors of F&M Bank-Northern Virginia and four of the current directors of SBC designated by SBC and approved by F&M. All current directors of SBC who are not appointed to the Board of Directors of the Continuing Bank will be offered a position on the Continuing Bank's Advisory Board.

      (b) The officers and employees of SBC will be offered positions with the Continuing Bank at salaries not less than the salaries such persons shall have with SBC immediately prior to the Effective Date.

      1.4   SBC Stock Options

      From and after the Effective Date, all employee and director stock options to purchase shares of SBC Common Stock (each, a "SBC Stock Option"), that are then outstanding and unexercised, shall be converted into and become options to purchase shares of F&M Common Stock, and F&M shall assume each such SBC Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such SBC Stock Option assumed by F&M may be exercised solely to purchase shares of F&M Common Stock, (ii) the number of shares of F&M Common Stock purchasable upon exercise of such SBC Stock Option shall be equal to the number of shares of SBC Common Stock that were purchasable under such SBC Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such SBC Stock Option shall be adjusted by dividing the per share exercise price of each such SBC Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each SBC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to F&M Common Stock on or subsequent to the Effective Date.

      1.5   Closing; The Effective Date

      The Merger shall become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission effecting the Merger (the "Effective Date"). Subject to the satisfaction or waiver of the conditions set forth in Article V, the parties shall use their reasonable best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Article V have been satisfied or waived in accordance with the terms of this Agreement or on such other date as the parties may agree in writing. All documents required by this Agreement to be delivered at or prior to the Effective Date will exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on or before the Effective Date. At or after the Merger Closing, F&M, F&M Bank-Northern Virginia and SBC shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing the Plan of Merger.

      1.6   Definitions

      Any term defined in this Agreement and the Plan of Merger shall have the meaning ascribed to it for purposes of this Agreement. In addition:

      (a) The term "Knowledge" means the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O (12 C.F.R. 215).

      (b) The term "Material Adverse Effect" means, with respect to a party, any effect that (i) has or is reasonably likely to have a material and adverse effect upon the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (ii) would materially impair the party's ability to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger; provided that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or (b) changes in generally accepted accounting principles or regulatory requirements applicable to financial institutions.

      (c) The term "Previously Disclosed" shall mean information set forth in a schedule (a "Disclosure Schedule", which shall be arranged in sections corresponding to the sections of this Agreement) from one party to the other party delivered and dated on the same date hereof, setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of such party's representations and warranties. Any matter included, whether aggregated or not, in the SBC Financial Statements or the F&M Financial Statements, as the case may be, shall be deemed to be Previously Disclosed.

                                    ARTICLE 2
                      REPRESENTATIONS AND WARRANTIES OF SBC

      SBC represents and warrants to F&M as follows:

      2.1   Organization, Standing and Power of SBC

      SBC is a Virginia chartered banking corporation duly organized, validly existing and in good standing under the laws of Virginia. SBC has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and SBC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement dated November 10, 1998, by and between SBC and F&M (the "Option Agreement"), and to consummate the transactions contemplated hereby and thereby (subject to receipt of the approval of the shareholders of SBC of this Agreement and the Plan of Merger).

      2.2   Authorized and Effective Agreements

      (a) Subject to receipt of the approval of the shareholders of SBC of this Agreement and the Plan of Merger, this Agreement, the Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of SBC on or prior to the date hereof. Subject also to receipt of the approval of the shareholders of SBC of this Agreement and the Plan of Merger, this Agreement, the Plan of Merger and the Option Agreement are valid and legally binding obligations of SBC, enforceable against SBC in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

      (b) Neither the execution and delivery of this Agreement, the Plan of Merger and the Option Agreement, nor the consummation of the transactions contemplated herein or therein, nor compliance by SBC with any of the provisions hereof or thereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of SBC; (ii) except as Previously Disclosed in its Disclosure Schedule, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of SBC pursuant to any (A) note, bond, mortgage, indenture, or (B) material license, agreement or other instrument or obligation; or (iii) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to SBC.

      2.3   Capital Structure

      The authorized capital stock of SBC consists of 3,000,000 shares of common stock, par value $5.00 per share, of which 967,236 shares were issued and outstanding as of November 20, 1998. All outstanding shares of SBC Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of November 20, 1998, there are options held by employees and directors of SBC that represent rights to purchase a total of 77,100 shares of SBC Common Stock and there are outstanding warrants held by certain individuals that represent rights to purchase a total of 12,241 shares of SBC Common Stock.

      2.4   Rights

      As of the date of this Agreement, there are not any shares of capital stock of SBC reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which SBC is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights"), except as contemplated by the Option Agreement and as Previously Disclosed in its Disclosure Schedule (which shall include copies of the stock option plans and individual stock option agreements pursuant to which employees and directors of SBC may exercise stock options and a list of those persons that hold outstanding warrants to purchase SBC Common Stock).

      2.5   Financial Statements; Books and Records; Minute Books

      The SBC Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the financial position of SBC as of the dates indicated and the results of operations, changes in stockholders' equity and statements of cash flows for the periods or as of the dates set forth therein (subject, in the case of unaudited interim statements, to normal recurring audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of SBC fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of SBC contain accurate records of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors). The SBC Financial Statements shall mean (i) the statements of financial condition of SBC as of December 31, 1997 and 1996 and the related statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1997, 1996 and 1995 (including related notes and schedules, if any) and (ii) the balance sheets of SBC and related statements of income, stockholders' equity and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1997.

      2.6   Absence of Material Changes and Events

      Since September 30, 1998 and except as Previously Disclosed in its Disclosure Schedule, there has not been any change in the financial condition or results of operations of SBC which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, any adjustments after the date hereof to the allowance for loan losses of SBC made at the request of F&M in order to bring the allowance for loan losses of SBC into compliance with F&M's loan policies shall not be deemed a material change or event.

      2.7   Absence of Undisclosed Liabilities

      SBC has not incurred any liability (contingent or otherwise) that is material to SBC that, when combined with all similar liabilities, would be material to SBC, except as Previously Disclosed in its Disclosure Schedule or as disclosed in the SBC Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent SBC Financial Statements.

      2.8   Legal Proceedings; Compliance with Laws

      Except as Previously Disclosed in its Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of SBC, threatened against SBC or against any property, asset, interest or right of SBC, or against any officer, director or employee of SBC that would, if determined adversely to SBC, have a Material Adverse Effect on SBC. To the Knowledge of SBC, it has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

      2.9   Tax Matters

      SBC has filed all federal, state and local tax returns and reports ("Tax Returns") required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by SBC have been paid, are reflected as a liability in the SBC Financial Statements, or are being contested in good faith and have been Previously Disclosed in its Disclosure Schedule. Except as Previously Disclosed, no tax return or report of SBC is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against SBC by any taxing authority. As used herein, "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

      2.10  Property

      Except as Previously Disclosed in its Disclosure Schedule or reserved against in the SBC Financial Statements, SBC has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the SBC Financial Statements as of September 30, 1998 or acquired after such date. To the Knowledge of SBC, all buildings, and all fixtures, equipment, and other property and assets that are material to its business, held under leases or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. To the Knowledge of SBC, the buildings, structures, and appurtenances owned, leased, or occupied by it are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

      2.11  Employee Benefit Plans

      (a) SBC has Previously Disclosed in its Disclosure Schedule all employee benefit plans and programs, including without limitation: (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to current and former employees of SBC (collectively, the "SBC benefit Plans").

      (b) None of the SBC Benefit Plans is a "multi-employer plan" as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      (c) Except as Previously Disclosed in its Disclosure Schedule, all SBC Benefit Plans are in compliance in all material respects with applicable laws and regulations, and SBC has administered the SBC Benefit Plans in accordance with applicable laws and regulations in all material respects.

      (d) Each SBC Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter.

      (e) SBC has made available to F&M copies of all SBC Benefit Plans and, where applicable, summary plan descriptions, and annual reports required to be filed within the last three years pursuant to ERISA or the Code with respect to the SBC Benefit Plans.

      (f) To the Knowledge of SBC, it has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any SBC Employee Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

      (g) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any SBC Benefit Plans.

      (h) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Code section 280G. Except as Previously Disclosed in its Disclosure Schedule, no SBC Benefit Plan contains any provision which would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

      (i) SBC has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at the expense of SBC after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

      2.12  Insurance

      SBC currently maintains insurance in amounts reasonably necessary for its operations and, to the Knowledge of SBC, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 1998 and except as Previously Disclosed, SBC has not received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, and SBC has not been refused any insurance coverage sought or applied for, and SBC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of SBC.

      2.13  Loans; Allowance for Loan Losses

      (a) Except as Previously Disclosed in its Disclosure Schedule, to the Knowledge of SBC each loan reflected as an asset in the SBC Financial Statements
(i) is evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, (iii) is the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect, and (iv) in all material respects was made in accordance with SBC's standard loan policies.

      (b) SBC has Previously Disclosed in its Disclosure Schedule the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of SBC that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified" or words of similar import, and SBC shall promptly on a periodic basis inform F&M of any such classification arrived at any time after the date hereof.

      (c) The real property classified as other real estate owned ("OREO") included in non-performing assets is carried net of reserve at the lower of cost or market value based on independent appraisals.

      (d) The allowance for loan losses reflected on the statements of financial condition included in the SBC Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans; provided, however, the parties acknowledge and agree that F&M may request SBC to make certain adjustments after the date hereof to its allowance for loan losses in order to bring the allowance for loan losses of SBC into compliance with F&M's loan policies.

      2.14  Environmental Matters

      (a) Except as Previously Disclosed in its Disclosure Schedule, SBC is in substantial compliance with all Environmental Laws (as defined below). SBC has not received any communication alleging that SBC is not in such compliance and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

      (b) SBC has not received notice of pending, and is not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (i) SBC, (ii) any person or entity whose liability for any Environmental Claim SBC has or may have retained either contractually or by operation of law, (iii) any real or personal property owned or leased by SBC, or any real or personal property which SBC has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (iv) any real or personal property in which SBC holds a security interest securing a loan recorded on the books of SBC. SBC is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

      (c) With respect to all real and personal property owned or leased by SBC, or all real and personal property which SBC has been, or is, judged to have managed or to have supervised or to have participated in the management of, SBC will promptly provide F&M with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which will be Previously Disclosed in its Disclosure Schedule). SBC is in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

      (d) To the best of SBC's Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against SBC or against any person or entity whose liability for any Environmental Claim SBC has or may have retained or assumed either contractually or by operation of law.

      (e) For purposes of this Agreement, the following terms shall have the following meanings:

            (1) "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

            (2) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

            (3)  "Materials  of   Environmental   Concern"   means   pollutants,
      contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

      2.15  Takeover Laws; No Dissenters Rights

      SBC has taken all action necessary to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from the requirements of any "control share," "fair price," "affiliate transaction" or other anti-takeover laws and regulations of any state, including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of SBC's disinterested directors approved such transactions for such purposes prior to any "determination date" with respect to F&M) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. Holders of SBC Common Stock do not have dissenters' rights in connection with the Merger.

      2.16  Brokers

      Other than the financial advisory services performed for SBC by Scott & Stringfellow, Inc. (on terms disclosed to F&M), neither SBC nor any of its subsidiaries, nor any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated by this Agreement.

      2.17  Securities Reports

      SBC has filed with the Board of Governors of the Federal Reserve System (the "FRB") all required forms, reports and documents required under the Securities Exchange Act or 1934, as amended (the "Exchange Act"). SBC's Annual Report on Form 10-KSB for the year ended December 31, 1997, and all other reports, definitive proxy statements or documents filed or to be filed by it subsequent to December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed, with the FRB (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      2.18  Statements True and Correct

      When the Registration Statement on Form S-4 (the "Registration Statement") to be filed by F&M with the SEC shall become effective, and at all times subsequent thereto up to and including the SBC shareholders' meeting called to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by SBC relating to SBC, (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF F&M

      F&M represents and warrants to SBC as follows:

      3.1   Organization, Standing and Power

      F&M is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. F&M has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business; and F&M has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. F&M is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

      3.2   Organization, Standing and Power of F&M Subsidiaries

      Each subsidiary of F&M (the "F&M Subsidiaries" and, collectively with F&M, the "F&M Companies") is a duly organized corporation, validly existing and in good standing in their respective states of incorporation. Each F&M Subsidiary
(i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on F&M on a consolidated basis. The outstanding shares of capital stock of each of the F&M Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by F&M free and clear of all liens, claims and encumbrances or preemptive rights of any person.

      3.3   Authorized and Effective Agreement

      (a) This Agreement and the Plan of Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of F&M. This Agreement and the Plan of Merger are valid and legally binding obligations of F&M, enforceable against F&M in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

      (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by F&M with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of F&M or any F&M Subsidiary; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of F&M or any F&M Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation that would have a Material Adverse Effect on F&M, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to F&M or any F&M Subsidiary.

      3.4   Capital Structure

      The authorized capital stock of F&M consists of: (i) 5,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding; and (ii) 30,000,000 shares of common stock, par value $2.00 per share, of which 21,893,800 shares were issued and outstanding on September 30, 1998. All outstanding shares of F&M Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. The shares of F&M Common Stock to be issued in exchange for shares of SBC Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, will not be issued in violation of the preemptive rights of any person, and will be duly registered under the applicable federal and state securities laws.

      3.5   Financial Statements; Books and Records; Minute Books

      The F&M Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the consolidated financial position of F&M as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods or as of the dates set forth therein (subject, in the case of unaudited interim statements, to normal recurring audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of the F&M Companies fairly reflect in all material respects the transactions to which each company is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the F&M Companies contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of its Board of Directors). The F&M Financial Statements shall mean (i) the consolidated balance sheets of F&M as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1997, 1996 and 1995 (including related notes and schedules, if any) and (ii) the consolidated balance sheets of F&M and related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1997.

      3.6   Absence of Material Changes or Events

      Since September 30, 1998, there has not been any change in the financial condition or results of operations of F&M or the F&M Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

      3.7   Absence of Undisclosed Liabilities

      Neither  F&M nor any F&M  Subsidiary  has  any  liability  (contingent  or otherwise) that is material to F&M on a consolidated basis or that, when combined with all similar liabilities, would be material to F&M on a consolidated basis, except as disclosed in the F&M Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent F&M Financial Statements.

      3.8   Legal Proceedings; Compliance with Laws

      There are no actions, suits or proceedings instituted or pending or, to the Knowledge of F&M, threatened against any of the F&M Companies or against any property, asset, interest or right of any of the F&M Companies or against any officer, director or employee of any of the F&M Companies that would, if determined adversely to F&M or any F&M Subsidiary, have a Material Adverse Effect on F&M on a consolidated basis. To the Knowledge of F&M, the F&M Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders).

      3.9   Tax Matters

      The F&M Companies have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by the F&M Companies have been paid, are reflected as a liability in the F&M Financial Statements, or are being contested in good faith and have been Previously Disclosed in its Disclosure Schedule. Except as Previously Disclosed, no tax return or report of the F&M Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against the F&M Companies by any taxing authority.

      3.10  Employee Benefit Plans

      (a) All F&M employee benefit plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to F&M on a consolidated basis.

      (b) No F&M employee benefit plan subject to ERISA that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's `benefit liabilities,' as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

      3.11  Insurance

      Each of the F&M Companies currently maintains insurance in amounts reasonably necessary for its operations and, to the Knowledge of F&M, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 1998 and except as Previously Disclosed, none of the F&M Companies has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, none of the F&M Companies has been refused any insurance coverage sought or applied for, and F&M has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of the F&M Companies.

      3.12  Allowance for Loan Losses

      The allowance for loan losses reflected on the balance sheets included in the F&M Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

      3.13  Environmental Matters

      To the Knowledge of F&M, the F&M Companies are in substantial compliance with all Environmental Laws. None of the F&M Companies has received any communication alleging that F&M or any F&M Subsidiary is not in such compliance and, to the Knowledge of F&M, there are no present circumstances that would prevent or interfere with the continuation of such compliance.


      3.14  Securities Reports

      F&M has filed with the SEC all required forms, reports and documents required under the Exchange Act. F&M's Annual Report on Form 10-K for the year ended December 31, 1997, and all other reports, definitive proxy statements or documents filed or to be filed by it subsequent to December 31, 1997 under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed, with the Securities and Exchange Commission (the "SEC") (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      3.15  Statements True and Correct

      When the Registration Statement to be filed by F&M with the SEC shall become effective, and at all times subsequent thereto up to and including the SBC shareholders' meeting called to consider and vote on the approval of the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by F&M relating to F&M (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4
                            COVENANTS AND AGREEMENTS

      4.1   Reasonable Best Efforts

      Subject to the terms and conditions of this Agreement, F&M and SBC agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

      4.2   Access to Information; Notice of Certain Matters; Confidentiality

      (a) F&M and SBC each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. F&M and SBC each may make or cause to be made such further investigation of the operational, financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Merger, provided, however, that such investigation shall not interfere unnecessarily with normal operations. F&M and SBC agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.2 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, such party hereto.

      (b) F&M and SBC shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      (c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

      4.3   Registration Statement; Shareholder Approval

      (a) F&M and SBC agree to cooperate in the preparation of the Registration Statement to be filed by F&M with the SEC in connection with the issuance of F&M Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of F&M and SBC constituting a part thereof (the "Proxy Statement") and all related documents). F&M and SBC agree to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as reasonably practicable after filing thereof. F&M shall also take any action required to be taken under state securities or "Blue Sky" laws in connection with the issuance of F&M Common Stock pursuant to the Merger.

      (b) SBC shall submit this Agreement and the Plan of Merger to its shareholders at a special meeting to be held as promptly as practicable after the Registration Statement is declared effective for the purpose of approving the Merger. The Board of Directors of SBC shall recommend such approval, and SBC shall take all reasonable lawful action to solicit such approval by its shareholders; provided, however, that if the Board of Directors of SBC shall have reasonably determined in good faith (after consultation with its counsel) that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of SBC, then the Board of Directors of SBC shall not be obligated to recommend the approval of this Agreement and Plan of Merger.

      4.4   Operation of the Business of SBC

      SBC agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by F&M, during the period from the date hereof to the Effective Date:

      (a) SBC will conduct its operations only in the ordinary and usual course of business consistent with past practice (subject, in any event, to the provisions of paragraph (c) below) and will use its best efforts to keep available the services of its officers and employees and maintain satisfactory relationships with customers, suppliers, employees and others having business relationships with them.

      (b) SBC shall not take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of F&M or SBC to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

      (c) SBC will not:

            (1) Other than pursuant to stock options and stock warrants Previously Disclosed in its Disclosure Schedule and currently outstanding as of the date hereof: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights; (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights;

            (2) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice;

            (3) Enter into or amend  (except as may be  required  by  applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder;

            (4) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

            (5) Change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by applicable law;

            (6) Alter, amend or repeal its bylaws or articles of incorporation;

            (7) Take any other action which would make any representation or warranty in Article 2 hereof untrue; or

            (8) Agree or commit to do anything prohibited by this Section 4.4.

      4.5   Operation of the Business of F&M

      F&M agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by SBC, during the period from the date hereof to the Effective Date:

      (a) F&M will and will cause each of the F&M Subsidiaries to conduct their respective operations only in the ordinary and usual course of business consistent with past practice and will use its best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with customers, suppliers, employees and others having business relationships with them.

      (b) F&M shall not, and shall not permit any of the F&M Subsidiaries to, take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of F&M or SBC to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

      4.6   No Dividends

      SBC will not declare or pay any cash dividend or make any other distribution in respect of SBC Common Stock prior to the Effective Date.

      4.7   No Solicitation of Other Offers

      Without the prior consent of F&M, SBC shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as hereinafter defined); provided, however, that nothing contained in this Section 4.7 shall prohibit the Board of Directors of SBC from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (A) the Board of Directors of SBC concludes in good faith, after consultation with and based upon the advice of outside counsel, that it is required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to shareholders under applicable law, (B) prior to taking such action, SBC receives from such person or entity an executed confidentiality agreement, and (C) the Board of Directors of SBC concludes in good faith that the proposal regarding the Acquisition Transaction contains an offer of consideration that is superior to the consideration set forth herein. SBC shall immediately notify F&M orally and in writing of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry. For purposes of this Agreement, "Acquisition Transaction" means any merger, consolidation, share exchange, joint venture, business combination or similar transaction involving SBC or any purchase of all or any material portion of the assets of SBC.

      4.8   Regulatory Filings

      F&M and SBC shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all required applications for regulatory approval of the Merger. F&M shall use its best efforts to obtain prompt approval of each required application.

      4.9   Public Announcements

      Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by law.

      4.10  Accounting Treatment

      F&M and SBC shall each use their best efforts to ensure that the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles and, as of the date hereof, F&M is aware of no reason why the Merger may not be accounted for as a pooling-of-interests.

      4.11  Affiliate Agreements

      SBC has identified to F&M all persons who are, as of the date hereof, directors or executive officers of SBC (the "Affiliates"). SBC has delivered a written letter agreement in the form of Exhibit B hereto from each Affiliate.

      4.12  Benefit Plans

      Upon consummation of the Merger, as soon as administratively practicable, employees of SBC shall be entitled to participate in the F&M pension, health and welfare benefit and similar plans on the same terms and conditions as employees of the F&M Companies, giving effect to years of service for purposes of eligibility to participate, eligibility for benefits, and vesting with SBC as if such service were with F&M. Prior to the consummation of the Merger, the Security Bank Corporation 401(k) Profit Sharing Plan will be terminated. As of the Effective Date, F&M will assume and honor the terms of all deferred compensation plans of SBC.

      4.13  NYSE Listing

      F&M shall use its reasonable best efforts to list, as of the Effective Date, on the New York Stock Exchange upon official notice of issuance, the shares of F&M Common Stock to be issued in the Merger.

      4.14  Indemnification

      Following the Effective Date and for a period of six years thereafter, F&M shall indemnify, defend and hold harmless any person who has rights to indemnification from SBC, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and SBC's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or prior to the Effective Date; provided, however, that F&M's obligation to provide such indemnification shall not apply to material litigation, proceeding or controversy required to be Previously Disclosed in the SBC Disclosure Schedule that is not included in such Disclosure Schedule. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, F&M shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between F&M and the indemnified party. F&M shall use its reasonable best efforts to maintain SBC's existing directors' and officers' liability policy, or some other policy, including F&M's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of SBC for a period of three years after the Effective Date on terms no less favorable than those in effect on the date hereof.

                                    ARTICLE 5
                            CONDITIONS TO THE MERGER

      5.1   General Conditions

      The respective obligations of each of F&M and SBC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

      (a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of the shareholders of SBC.

      (b) Registration Statement; NYSE Listing. The Registration Statement shall have been declared effective under the Securities Act, and F&M shall have
received   all  state   securities   laws  or  "blue  sky"   permits  and  other
authorizations or there shall be exemptions from registration requirements necessary to issue F&M Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit or authorization shall be subject to a stop order or any threatened stop order of the SEC or any state securities commissioner. The shares of F&M Common Stock to be issued in connection with the Merger shall have been approved for listing on the New York Stock Exchange.

      (c) Regulatory Approvals. F&M and SBC shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of F&M or SBC, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Merger inadvisable or unduly burdensome.

      (d) Tax Opinion. F&M and SBC shall have received the opinion of LeClair Ryan, A Professional Corporation, counsel to F&M, in form and substance satisfactory to F&M and SBC and dated as of the Effective Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that no gain or loss will be recognized by the shareholders of SBC to the extent they receive F&M Common Stock solely in exchange for their SBC Common Stock in the Merger. In rendering its opinions, such counsel may rely upon representations contained in certificates of officers of F&M, SBC and others.

      (e) Opinions of Counsel. SBC shall have delivered to F&M and F&M shall have delivered to SBC opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

      (f) Legal Proceedings. Neither F&M nor SBC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

      5.2   Conditions to Obligations of F&M

      The obligations of F&M to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

      (a) Representations and Warranties. The representations and warranties of SBC set forth in Article 2 shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement.

      (b) Performance of Obligations. SBC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

      (c) Officers' Certificate. SBC shall have delivered to F&M a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.2(a) and 5.2(b) have been satisfied.

      (d) Accountants' Letter. F&M shall have received a letter, dated as of the Effective Date, from Yount, Hyde & Barbour, P.C., satisfactory in form and substance to F&M, that the Merger will qualify for pooling-of-interests accounting treatment; provided, however, that such letter shall not be a condition to the consummation of the Merger if F&M takes any action which would prevent the Merger from qualifying for pooling-of-interests accounting treatment.

      5.3   Conditions to Obligations of SBC

      The obligations of SBC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

      (a) Representations and Warranties. The representations and warranties of F&M set forth in Article 3 shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement.

      (b) Performance of Obligations. F&M shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

      (c) Officers' Certificate. F&M shall have delivered to SBC a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.3(a) and 5.3(b) have been satisfied.

      (d) Investment Banking Letter. SBC shall have received an updated fairness opinion from Scott & Stringfellow, Inc., financial advisor to SBC, addressed to SBC and dated on or about the date the Proxy Statement is mailed to shareholders of SBC, to the effect that the terms of the Merger are fair to the shareholders of SBC from a financial point of view.

                                    ARTICLE 6
                                   TERMINATION

      6.1   Termination

      This Agreement and the Plan of Merger may be terminated at any time before the Effective Date, whether before or after approval thereof by the shareholders of SBC at the SBC Meeting, as provided below:

      (a) Mutual Consent.  By the mutual consent in writing of F&M and SBC.

      (b) Closing Delay. At the election of either party, evidenced by written notice, if the Effective Date shall not have occurred on or before September 30, 1999, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 6.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date.

      (c) Conditions to F&M Performance Not Met. By F&M upon delivery of written notice of termination to SBC if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of F&M to effect the Merger set forth in Sections 5.1 and 5.2, and such noncompliance is not waived by F&M.

      (d) Conditions to SBC Performance Not Met. By SBC upon delivery of written notice of termination to F&M if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of SBC to effect the Merger set forth in Sections 5.1 and 5.3, and such noncompliance is not waived by SBC.

      6.2   Effect of Termination

      In the event this Agreement is terminated pursuant to Section 6.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, press releases and expenses set forth in Sections 4.2, 4.9 and 6.4, respectively, shall survive any such termination and (ii) a termination pursuant to 6.1(c) or 6.1(d) hereof shall not relieve the breaching party from liability for an uncured intentional breach of any provision of this Agreement giving rise to such termination.

      6.3   Survival of Representations, Warranties and Covenants

      All representations, warranties and covenants in this Agreement and the Plan of Merger shall not survive the Effective Date and shall be terminated and extinguished at the Effective Date. From and after the Effective Date, the parties hereto shall have no liability to the other on account of any breach of any of those representations, warranties and covenants; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Effective Date, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

      6.4   Fees and Expenses

      (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses shall be shared equally between F&M and SBC.

      (b) Notwithstanding any provision in this Agreement to the contrary, if for any reason the Merger is not approved by SBC's shareholders at the SBC Meeting or any adjournment thereof, then SBC shall reimburse F&M for one-half of its reasonable out-of-pocket and other expenses incurred by F&M in connection with entering into this Agreement and the transactions contemplated hereunder, provided that the maximum amount that SBC shall be responsible to F&M under this
Section 6.4(b) shall be limited to $50,000.

      (c) If this Agreement is terminated by F&M or SBC because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall reimburse the other party for all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement and the enforcement of its rights hereunder.

      (d) Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within thirty days after the termination of this Agreement.

                                    ARTICLE 7
                               GENERAL PROVISIONS

      7.1   Entire Agreement

      This Agreement contains the entire agreement among F&M and SBC with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

      7.2   Binding Effect; No Third Party Rights

      This Agreement shall bind F&M and SBC and their respective successors and assigns. Other than Section 4.14, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

      7.3   Waiver and Amendment

      Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the SBC Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

      7.4   Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

      7.5   Notices

      All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

            If to F&M:
                  Alfred B. Whitt
                  F&M National Corporation
                  38 Rouss Avenue
                  P. O. Box 2800
                  Winchester, Virginia 22604
                  Tele: (540) 665-4282

            Copy to:
                  George P. Whitley, Esquire
                  LeClair Ryan, A Professional Corporation
                  707 East Main Street; 11th Floor
                  Richmond, Virginia 23219
                  Tele: (804) 783-2003

            If to SBC:
                  Danny R. May
                  Security Bank Corporation
                  8780 Centreville Road
                  Manassas, Virginia 20110
                  Tele: (703) 361-1986

            Copy to:
                  Jody M. Wagner, Esq.
                  Kaufman & Canoles
                  One Commercial Place
                  Post Office Box 3037
                  Norfolk, Virginia  23514
                  Tele: (757) 624-3000

      7.6   Counterparts

      This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

      7.7   Severability

      In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.


                                    F&M NATIONAL CORPORATION
                                    Winchester, Virginia


                                    By:   /s/ Alfred B. Whitt
                                          -------------------
                                          Alfred B. Whitt
                                          Vice Chairman, President and
                                          Chief Financial Officer


                                    F&M BANK-NORTHERN VIRGINIA
                                    Fairfax, Virginia


                                    By:   /s/ T. Earl Rogers
                                          ------------------
                                          T. Earl Rogers
                                          President


                                    SECURITY BANK CORPORATION
                                    Manassas, Virginia


                                    By:   /s/ John O. Gregory
                                          -------------------
                                          John O. Gregory
                                          Chairman of the Board

                                                                       EXHIBIT A
                                                            To the Agreement and
                                                          Plan of Reorganization


                                 PLAN OF MERGER
                                     BETWEEN
                           F&M BANK-NORTHERN VIRGINIA
                                       AND
                            SECURITY BANK CORPORATION

      Pursuant to this Plan of Merger ("Plan of Merger"), Security Bank Corporation, a Virginia banking corporation ("SBC"), shall merge with and into F&M Bank-Northern Virginia, a wholly-owned Virginia banking subsidiary of F&M National Corporation.

                                    ARTICLE I
                               TERMS OF THE MERGER

      1.1   The Merger

      Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of November 25, 1998, by and among F&M National Corporation, a Virginia corporation ("F&M"), F&M Bank-Northern Virginia, and SBC (the "Agreement"), at the Effective Date SBC shall be merged with and into F&M Bank-Northern Virginia (the "Merger") in accordance with the provisions of Virginia law and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act. F&M Bank-Northern Virginia shall be the surviving corporation of the Merger, and its name shall remain F&M Bank-Northern Virginia (F&M Bank-Northern Virginia as existing on and after the Effective Date is sometimes referred to as the "Continuing Bank"). The Merger shall become effective on such date and time as may be determined in accordance with Section
1.5 of the Agreement (the "Effective Date").

      1.2   Articles of Incorporation and Bylaws

      The Articles of Incorporation and Bylaws of F&M Bank-Northern Virginia in effect immediately prior to the consummation of the Merger shall remain in effect following the Effective Date until otherwise amended or repealed.

                                   ARTICLE II
                           MANNER OF CONVERTING SHARES

      2.1   Conversion of Shares

      Upon and by reason of the Merger becoming effective and except as set forth in Section 2.3 below, no cash shall be allocated to the shareholders of SBC and stock shall be issued and allocated as follows:

      (a) Each share of common stock, par value $5.00 per share, of SBC ("SBC Common Stock") issued and outstanding immediately prior to the Effective Date shall, by operation of law, be automatically exchanged for the number of shares of common stock, par value $2.00 per share, of F&M ("F&M Common Stock"), whose aggregate market value equals $17.25. The market value of F&M Common Stock will be its average closing price as reported on the New York Stock Exchange (the "NYSE") for each of the ten full trading days ending on the fifth day prior to the Effective Date (the "Average Closing Price") (the ten full trading day period during which the Exchange Ratio will be determined is referred to as the "Exchange Ratio Determination Period"). The ratio of shares of F&M Common Stock that will be exchanged for each outstanding share of SBC Common Stock shall be referred to herein as the "Exchange Ratio," which shall be rounded to the nearest third decimal point. Notwithstanding the foregoing, in the event: (A) F&M shall have entered into an agreement with any person to (i) acquire, merge or consolidate, or enter into any similar transaction, with F&M, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of F&M or
(iii) purchase or otherwise acquire securities representing 10% or more of the voting power of F&M; or (B) any person shall have made a bona fide proposal to F&M by public announcement or written communication that is or becomes the subject of public disclosure to acquire F&M by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any similar transaction, the Average Closing Price will be based on the average closing price of F&M Common Stock for each of the ten trading days immediately preceding the public announcement of a transaction or event described in either (A) or
(B).

      (b) Each holder of a certificate representing shares of SBC Common Stock upon the surrender of his SBC stock certificates to the Exchange Agent (as defined in Section 2.2), duly endorsed for transfer in accordance with Section
2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of F&M Common Stock that his shares shall be converted into pursuant to the Exchange Ratio. Each such holder of SBC Common Stock shall have the right to receive the consideration described in this Section 2.1 and Section 2.3 upon the surrender of such certificate in accordance with Section 2.2. In the event F&M changes (or establishes a record date for changing) the number of shares of F&M Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding shares of F&M Common Stock and the record date therefor shall be prior to the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

      (c) Each share of common stock of F&M Bank-Northern Virginia issued and outstanding immediately prior to the Effective Date shall continue unchanged as an outstanding share of common stock of the Continuing Bank.

      (d) From and after the Effective Date, all employee and director stock options to purchase shares of SBC Common Stock (each, a "SBC Stock Option") that are then outstanding and unexercised, shall be converted into and become options to purchase shares of F&M Common Stock, and F&M shall assume each such SBC Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such SBC Stock Option assumed by F&M may be exercised solely to purchase shares of F&M Common Stock, (ii) the number of shares of F&M Common Stock purchasable upon exercise of such SBC Stock Option shall be equal to the number of shares of SBC Common Stock that were purchasable under such SBC Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such SBC Stock Option shall be adjusted by dividing the per share exercise price of each such SBC Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each SBC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to F&M Common Stock on or subsequent to the Effective Date. It is intended that the foregoing assumption shall be effected in a manner that is consistent with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code") as to any SBC Stock Option that is an "incentive stock option" (as defined in Section 422 of the Code).

      2.2   Manner of Exchange of SBC Common Stock Certificates

      As promptly as practicable after the Effective Date, F&M shall cause American Stock Transfer & Trust Company, acting as the exchange agent ("Exchange Agent"), to send to each former holder of record of SBC Common Stock immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of SBC Common Stock for the consideration set forth in Section 2.1 above. Any dividends paid on any shares of F&M Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of SBC Common Stock, will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to F&M and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such dividends to which the holder of such shares shall be entitled to receive upon such delivery.

      2.3   No Fractional Shares

      No certificates or scrip for fractional shares of F&M Common Stock will be issued. In lieu thereof, F&M will pay the value of such fractional shares in cash on the basis of the Average Closing Price of F&M Common Stock.

      2.4   Dividends

      No dividend or other distribution payable to the holders of record of F&M Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of SBC Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions shall be paid (without interest).

                                   ARTICLE III
                               BOARD OF DIRECTORS

      At the Effective Date, the Board of Directors of the Continuing Bank shall consist of all the current directors of F&M Bank-Northern Virginia and four of the current directors of SBC designated by SBC and approved by F&M.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

      The obligations of F&M, F&M Bank-Northern Virginia and SBC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

                                    ARTICLE V
                                   TERMINATION

      This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 6 of the Agreement.

                                                                     APPENDIX II




                             STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

      This STOCK OPTION AGREEMENT, dated as of November 10, 1998 (the "Option Agreement"), by and between SECURITY BANK CORPORATION, a Virginia banking corporation ("Security"), and F&M NATIONAL CORPORATION, a Virginia corporation ("F&M").

                                   WITNESSETH

      WHEREAS, the Board of Directors of the parties hereto approved a letter of intent (the "Letter of Intent") dated as of the date hereof, setting forth the principal terms and conditions to be included in a definitive Agreement and Plan of Reorganization and a related Plan of Merger (together referred to herein as the "Merger Agreements"), providing for the merger of Security with and into F&M Bank-Northern Virginia, a wholly-owned Virginia banking subsidiary of F&M (the "Merger"); and

      WHEREAS, as a condition to and as consideration for F&M's entry into the Letter of Intent and to induce such entry and the subsequent entry into the Merger Agreements, Security has agreed to grant to F&M the option set forth herein to acquire authorized but unissued shares of common stock of Security ("Security Common Stock").

      NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

      1.    Definitions

      Capitalized terms used in this Option Agreement shall have the meanings ascribed to them herein.

      2.    Grant of Option

      Subject to the terms and conditions set forth herein, Security hereby grants to F&M an option (the "Option") to acquire up to 191,300 shares of Security Common Stock at a price of $11.00 per share (the "Exercise Price") in exchange for the consideration provided in Section 4 hereof; provided, however, that in the event Security issues or agrees to issue any shares of Security Common Stock (other than as permitted under the Merger Agreements) at a price less than $11.00 per share (as adjusted pursuant to Section 6 hereof), the Exercise Price shall be equal to such lesser price. Notwithstanding anything else in this Option Agreement to the contrary, the number of shares of Security Common Stock subject to the Option shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding shares of Security Common Stock, before giving effect to the exercise of the Option. The number of shares of Security Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein.

      3.    Exercise of Option

      (a) Subject to compliance with applicable law and regulation, F&M may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

      (b) Security shall notify F&M promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

      (c) In the event that F&M wishes to exercise the Option, it shall send Security a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will acquire pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such transaction (the "Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such acquisition, F&M shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

      (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of:

            (1) upon the termination of the Letter of Intent as provided for therein, except that if Security breaches the non-solicitation covenant set forth in Paragraph 8 of the Letter of Intent prior to such termination date, then this Option shall continue in full force and effect through April 15, 1999, after which date it shall expire and terminate; or

            (2) if the Merger Agreements have been entered into by the parties hereto, (A) the date shown on the Certificate of Merger issued by the Virginia State Corporation Commission effecting the Merger; (B) upon termination of the Merger Agreements in accordance with the provisions thereof, other than a termination based upon, following or in connection with either (i) a material breach by Security of a Specified Covenant (as defined below) or (ii) the failure of Security to obtain shareholder approval of the Merger Agreements by the vote required under applicable law, in the case that either (i) or (ii) follow the occurrence of a Purchase Event; or (C) 12 months after termination of the Merger
      Agreements based upon a material breach by Security of a Specified Covenant or the failure of Security to obtain shareholder approval of the Merger Agreements by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

      (e) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

            (1) Security, without having received F&M's prior written consent, shall have entered into an agreement with any person to (i) acquire, merge or consolidate, or enter into any similar transaction, with Security, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of Security, or (iii) purchase or otherwise acquire directly from Security securities representing 10% or more of the voting power of Security;

            (2) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Security Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder); or

            (3) any person shall have made a bona fide proposal to Security by public announcement or written communication that is or becomes the subject of public disclosure to acquire Security by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of Security vote not to approve the Merger Agreements.

      (f) As used herein, "Specified Covenant" means any covenant or agreement contained in the Merger Agreements.

      4.    Payment and Delivery of Certificates

      (a) At the Closing Date, F&M shall tender certified funds in an amount equal to the aggregate Exercise Price for the number of shares with respect to which F&M is exercising the Option.

      (b) At such closing, Security shall deliver to F&M a certificate or certificates representing the number of shares of Security Common Stock exchanged for the Exercise Price and F&M shall deliver to Security a letter agreeing that F&M will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

      5.    Representations

      Security hereby represents, warrants and covenants to F&M as follows:

      (a) Security shall at all times maintain sufficient authorized but unissued shares of Security Common Stock so that the Option may be exercised without authorization of additional shares of Security Common Stock.

      (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

      6.    Adjustment Upon Changes in Capitalization

      In the event of any change in Security Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Security Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement or pursuant to the exercise of warrants or options to acquire shares of Security Common Stock outstanding as of the date of the Merger Agreements or that may be issued after the date of the Merger
Agreements without constituting a breach thereof), the number of shares of Security Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Security Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option or any shares issued pursuant to the exercise of options to acquire shares of Security Common Stock outstanding as of the date of the Merger Agreements or that may be issued after the date of the Merger Agreements without constituting a breach thereof. Nothing contained in this
Section 6 shall be deemed to authorize Security to breach any provision of the Merger Agreements.

      7.    Severability

      If any term,  provision,  covenant or restriction contained in this Option
Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option
Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option Agreement will not permit the holder to acquire the full number of shares of Security Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Security to allow the holder to acquire, or to require Security to repurchase to the extent permitted under applicable law, such number of shares as may be necessary to comply with such court or regulatory agency's determination of the permissible number of shares, without any amendment or modification hereof.

      8.    Miscellaneous

      (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

      (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that F&M may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly-owned subsidiaries, and F&M may assign in whole or in part the Option and other benefits and obligations hereunder without limitation in the event a Purchase Event shall have occurred and F&M shall have delivered to Security a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Security, to the effect that such assignment will not violate the requirements of the Securities Act of 1933, as amended; provided that prior to any such assignment, F&M shall give written notice of the proposed assignment to Security, and within 24 hours of such notice of a bona fide proposed assignment, Security may purchase the Option at a price and on other terms at least as favorable to F&M as that set forth in the notice of assignment.

      (d) Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

            If to F&M:
                  Alfred B. Whitt
                  F&M National Corporation
                  9 Court Square
                  P. O. Box 2800
                  Winchester, Virginia 22604
                  Tele: (540) 665-4282)

            Copy to:
                  George P. Whitley, Esquire
                  LeClair Ryan, A Professional Corporation
                  707 East Main Street; 11th Floor
                  Richmond, Virginia 23219
                  Tele: (804) 783-2003)

            If to Security:
                  Danny R. May
                  Security Bank Corporation
                  8780 Centreville Road
                  Manassas, Virginia 22210
                  Tele: (703) 361-1986

            Copy to:
                  Jody M. Wagner, Esq.
                  Kaufman & Canoles
                  One Commercial Place
                  Post Office Box 3037
                  Norfolk, Virginia  23514
                  Tele: (757) 624-3000

      (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

      (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

            IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.


                                    SECURITY BANK CORPORATION


                                    By:   /s/ John O. Gregory
                                          -------------------
                                          John O. Gregory
                                          Chairman of the Board



                                    F&M NATIONAL CORPORATION


                                    By:   /s/ Alfred B. Whitt
                                          -------------------
                                          Alfred B. Whitt
                                          President

                                                                    APPENDIX III





                      OPINION OF SCOTT & STRINGFELLOW, INC.

Board of Directors
Security Bank Corporation
Manassas, Virginia  22210






                        [Scott & Stringfellow letterhead]


                              ________________, 1999



Board of Directors
Security Bank Corporation
8780 Centreville Road
Manassas, Virginia  22010

Gentlemen:

      Security Bank Corporation ("SBC"), F&M National Corporation ("F&M"), and F&M Bank-Northern Virginia have entered into an Agreement and Plan of Reorganization, dated November 25, 1998, and a related Plan of Merger (collectively the "Merger Agreement"), pursuant to which SBC will merge with and into F&M Bank-Northern Virginia. You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of Common Stock, par value $5.00 per share, of SBC ("SBC Common Stock") of the exchange of each issued and outstanding share of SBC Common Stock into a number of shares of Common Stock, par value $2.00 per share, of F&M ("F&M Common Stock"), which aggregate market value equals $17.25, such market value to be the average closing price of F&M Common Stock as reported on the New York Stock Exchange for each of the ten full trading days ending on the fifth business day prior to the Effective Date of the Merger (the "Exchange Ratio").

      Scott & Stringfellow, as a customary part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of SBC in connection with the transaction described above. We are familiar with SBC, having acted as its financial advisor in the past and have provided certain investment banking services from time to time.

      In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Merger Agreement; (2) the Proxy Statement (3) SBC's financial statements for the three years ended December 31, 1997; (4) SBC's unaudited financial statements for the nine months ended September 30, 1997 and 1998, and other internal information relating to SBC prepared by SBC's management; (5) information regarding the trading market for the common stocks of SBC and F&M and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, earnings, assets and deposits in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; (7) F&M's annual reports to shareholders and its financial statements for the three years ended December 31, 1997; and (8) F&M's unaudited financial statements for the nine months ended September 30, 1997 and 1998, and certain other internal information relating to F&M prepared by F&M's management. We have discussed with members of management of SBC and F&M the background to the Merger, the reasons and basis for the Merger and the business and future prospects of SBC and F&M individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

      In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of SBC and F&M. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of SBC or F&M. With respect to the information relating to the prospects of SBC and F&M, we have assumed that such information reflects the best currently available judgments and estimates of the managements of SBC and F&M as to the likely future financial performances of their respective companies and of the combined entity. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the transactions contemplated by the Merger Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of SBC or F&M. Furthermore, we are expressing no opinion as to the price which F&M's Common Stock will trade at in any future time

      Our advisory services and opinion expressed herein were prepared for the use of the Board of Directors of SBC and do not constitute a recommendation to the SBC shareholders as to how they should vote at the stockholders meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

      On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof the Exchange Ratio is fair from a financial point of view to the shareholders of SBC Common Stock.

                              Very truly yours,

                              SCOTT & STRINGFELLOW, INC.



                              By:
                                    --------------------------------
                                    Gary S. Penrose
                                    Managing Director
                                    Financial Institutions Group

                                                                     APPENDIX IV






                            SECURITY BANK CORPORATION
                                   FORM 10-KSB
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                   FORM 10-KSB


                 BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                             Washington, D. C. 20551
                                       ---

                  ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                   For the Fiscal Year Ended December 31, 1997


                            SECURITY BANK CORPORATION
                  (Name of small business issuer in its charter)

Virginia                                               54-1337782
(State or other jurisdiction of                        (I.R.S. employer
incorporation or organization)                         identification no.)


8780 Centreville Road, Manassas, Virginia              20110
-----------------------------------------              -----
(Address of principal executive offices)               (Zip code)

(Registrant's telephone number, including area code)   (703) 361-1986
                                                       --------------


Securities registered under Section 12(b) of the Exchange Act:
None

Securities registered under Section 12(g) of the Exchange Act:
Common Stock, par value $5.00 share

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days.

                                Yes X     No __

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and if no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. (X)

The bank's revenues for the fiscal year ended December 31, 1997, were approximately $4,181,979.

The aggregate market value of the voting stock held by non-affiliates of the bank as of March 25, 1998, was approximately $8,022,813.

As of March 25, 1998, there were 958,724 shares of Common Stock, par value $5.00 per share, of Security Bank Corporation issued and outstanding.

                       Documents Incorporated by Reference

Portions of the following documents are hereby incorporated into this Form 10-KSB by reference: the Proxy Statement for the Annual Meeting of Stockholders to be held on May 20, 1998 - Part III; and the Annual Report of Security Bank Corporation for the fiscal year ended December 31, 1997 - Parts I, II and IV.

                                      INDEX
                                                                            Page
Part I

            Item 1       Description of Business                               3
            Item 2       Description of Property                              20
            Item 3       Legal Proceedings                                    20
            Item 4       Submission of Matters to a Vote of
                           Security Holders                                   20


Part II

            Item 5       Market for Common Equity and Related
                           Stockholder Matters                                20
            Item 6       Management's Discussion and Analysis                 21
            Item 7       Financial Statements                                 27
            Item 8       Changes in and Disagreements with Accountants
                           on Accounting and Financial Disclosure             28


Part III

            Item 9       Directors, Executive Officers, Promoters
                           and Control Persons; Compliance with
                           Section 16(a) of the Exchange Act                  28
            Item 10      Executive Compensation                               28
            Item 11      Security Ownership of Certain Beneficial
                           Owners and Management                              28
            Item 12      Certain Relationships and Related
                           Transactions                                       26


Part IV

            Item 13      Exhibits, Lists and Reports on Form 8-K              30

Signatures

                                      Part I

In addition to historical information, the following Report contains forward looking statements that are subject to risks and uncertainties that could cause the Bank's actual results to differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date of the Report.

Item 1 -- DESCRIPTION OF BUSINESS

General

The Bank was organized and chartered under the laws of the Commonwealth of Virginia on March 26, 1986, and commenced operations on July 28, 1986. The Bank is a member of the Federal Reserve System. The Bank's deposits are FDIC insured, and the Bank is subject to the supervision, examination, and regulation of the Federal Reserve Bank and the Virginia Bureau of Financial Institutions. The Bank provides a wide range of financial services principally to individuals and to small and medium-sized businesses, including individual and commercial demand and time deposit accounts, commercial, real estate, and consumer installment loans, travelers' checks, safe deposit facilities, sales of United States Savings Bonds, collection items and official checks. The Bank operates one full service banking office in the City of Manassas, Prince William County, Virginia and another full service banking office in Manassas, Prince William County, Virginia. This second office was opened as a temporary office at 7813 Sudley Road on January 6, 1997. The new banking facility was built and opened May 19, 1997, in the front of the Kmart parking lot.

The Bank is one of ten banks located in western Prince William County, and the only bank headquartered in the City of Manassas and Prince William County. There are two other community banks operating in the City of Manassas. In addition, seven multi-state banks, and two community banks operate offices in Prince William County. Based upon a survey of deposit accounts by the FDIC, as of June 30, 1997, the Bank held 10.5% of the bank deposits in the City of Manassas, and a 3.3% share of the total Prince William County deposits in banks. The Bank's defined primary market area is Prince William County, but the majority of Bank customers live and/or work in the area immediately in and around the City of Manassas. It should be noted that several of the banks with offices in the City of Manassas and Prince William County are in the process of merging with or being acquired by out-of-state holding companies.

Credit Policies

The Bank employs extensive written policies and procedures to enhance management of credit risk. The loan portfolio is managed under a specifically defined credit process. This process includes formulation of portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for on-going identification and management of credit deterioration, and regular portfolio reviews to estimate loss exposure and to ascertain compliance with the Bank's policies. The largest unsecured individual lending authority currently granted by the Bank is $100,000. All loans in excess of individual lending authority are considered, reviewed, and approved by the Executive Committee of the Board of Directors, which is comprised of six of the Bank's eight directors and meets bi-monthly.

A major element of credit risk management is the diversification of risk. The Bank's objective is to maintain a diverse loan portfolio to minimize the impact of any single event or set of circumstances. Concentration parameters are based upon individual risk factors, policy constraints, economic conditions, collateral, and products. The Bank, as a matter of policy, generally does not extend credit to any single borrower or group of related borrowers in excess of $800,000. The Bank generally does not make loans outside its market area, except for loan participations, unless the borrower has an established relationship with the Bank and lives and conducts his principal business operations within the Bank's market area. Consequently, the Bank and its borrowers are directly affected by the economic conditions prevailing in its market area.

Lending Activities

The Bank's primary market focus is on making loans to small businesses and consumers in its local market area. Business and consumer installment loans secured by real estate represent the largest segment of the Bank's loan portfolio. At December 31, 1997, approximately 75.8% of the total loan portfolio was secured by real estate. In addition, the Bank also provides a wide range of business and consumer installment loans that are not secured by real property. The Bank's lending activities are principally directed to its defined market area of Prince William County and adjacent areas. With the exception of several participation loans made with or through other Virginia-based community banks, the Bank does not normally lend outside its defined primary market areas.

Commercial Business Lending. The Bank's commercial loans are made primarily to local service and retail oriented businesses for a variety of purposes, including revolving lines of credit, working capital loans, equipment financing loans, letters of credit, construction loans, and "mini-permanent" financing of commercial real estate. Pricing on commercial loans is generally tied to the depository relationship and/or the perceived risk involved in the credit.

The Bank normally looks to the borrower's cash flow and/or earnings as the principal source of repayment for commercial business loans, and most of these loans are both secured and personally guaranteed by the principals of such businesses. A majority of the Bank's commercial loan portfolio is secured by real estate. At December 31, 1997, the Bank had $17.148 million in loans that were secured by non-residential real estate, or 52.87% of the loan portfolio. These loans generally have a maximum 20 year amortization schedule, with a three or five year balloon payment. The Bank normally limits loan amounts on credits secured by non-residential real estate to 70-80% of the property's appraised value.

Real Estate Construction Lending. At December 31, 1997, real estate construction loans comprised $3.256 million, or 10.04%, of the Bank's total loan portfolio. Many of these loans are for commercial or church construction with conversion to permanent financing upon completion of the building phase. In general, the Bank does not originate permanent mortgage loans or construction loans on income producing properties such as apartments, shopping centers, hotels and large office buildings. However, because of their short-term maturities and higher yields, construction loans for residential purposes are attractive to the Bank. To minimize the risk associated with construction lending, the Bank normally limits loan amounts to 80% of the project's appraised value. The Bank also obtains a first lien on the secured property as collateral for its construction loans. The Bank primarily limits its lending activities to borrowers with demonstrated financial strength. Over the past 11 years, the Bank has experienced no losses or charge-offs involving its construction loan portfolio.

Mortgage Lending. The Bank's real estate loan portfolio, a significant portion of which consists of business related loans secured by the owner's residence or commercial property, was approximately 75.8% of total loans at December 31, 1997. The mortgage portfolio consists primarily of loans for business and/or individual purposes with 10- to 20- year amortization schedules that mature with a balloon payment on the third or fifth anniversary of the loan. The Bank does not sell any of its loans in the secondary market.

Consumer Lending. The Bank currently offers most types of consumer time and installment loans, including automobile loans and home equity lines of credit. The Bank also extends other consumer credit through its overdraft protection program. At December 31, 1997, the Bank's consumer loans were 8.51% of the total loan portfolio. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in the Bank's market area

Credit Policies and Administration. The Bank has adopted a comprehensive lending policy which includes stringent underwriting standards for all types of loans and pricing guidelines. In an effort to manage risk, all credit decisions in excess of the officer's lending authority must be approved prior to funding by the Director Executive Committee. Management believes that it employs experienced lending officers, secures appropriate collateral, and carefully monitors the financial conditions of its borrowers and the concentration of such loans in the Bank's portfolio.

In addition, the Bank employs a qualified loan review person to review all loans over a certain amount on an annual basis and a sampling of all other loans made each month. This loan review includes a review of the loan's compliance with policy, the customer's compliance with the commitment terms, collateral, and the financial information available. The loans are then rated according to the internal rating system.

The following statistical information is provided pursuant to the requirements of Guide 3 (Statistical disclosure by Bank Holding Companies) promulgated under the Securities Act of 1933.

The following table illustrates average balances of total earning assets and total interest-bearing liabilities for the periods indicated, showing the distribution of assets, liabilities, stockholders' equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purpose of these tables and other statistical disclosures were calculated by using the daily average balances. For 1997 tax exempt real estate and commercial loans are shown on a tax equivalent basis using a 34% tax rate.

                                    Average Balances, Interest Income and Expenses, and Average Yields and Rates

                                                              Year ended December 31,
                             -------------------------------------------------------------------------------------------
                                         1997                            1996                           1995
                             -------------------------------------------------------------------------------------------
                                         Interest   Average             Interest   Average              Interest  Average
                              Average    Income/    Yield/     Average   Income/   Yield/      Average   Income/   Yield/
                              Balance    Expense     Rate      Balance   Expense    Rate       Balance   Expense    Rate
                             --------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Assets:
Securities                     $14,763    $  930     6.30%     $12,718    $  773    6.08%      $12,216    $  701   5.74%
Loans: (1)
  Commercial (2)                 4,662       445     9.55%       4,068       369    9.07%        4,515       469  10.39%
  Real estate (2)               20,433     1,986     9.72%      18,759     1,822    9.71%       15,684     1,533   9.77%
  Credit cards                      71         9    12.68%         137        15   10.95%          235        25  10.64%
  Consumer                       2,633       253     9.61%       2,540       256   10.08%        2,472       244   9.87%
                             --------------------            -------------------              ----------  ------
    Total loans                 27,799     2,693     9.69%      25,504     2,462    9.65%       22,906     2,271   9.91%
Federal funds sold               3,296       181     5.49%       2,447       130    5.31%        2,935       171   5.83%
                             --------------------            -------------------              ----------  ------
Total earning assets            45,858     3,804     8.30%      40,669     3,365    8.27%       38,057     3,143   8.26%
  Less: allowance for loan
losses                             420                             350                             378
Total nonearning assets          6,108                           5,270                           5,561
                             ---------                        --------                         -------

Total assets                  $ 51,546                         $45,589                         $43,240
                             =========                        ========                         =======
Liabilities and
Stockholder's Equity:
Interest-bearing deposits:

  Interest checking           $  4,917    $  110     2.24%     $ 4,531   $   100    2.21%      $ 5,686    $  137   2.41%
  Regular savings                2,964        82     2.77%       3,245        91    2.80%        3,919       117   2.99%
  Money market savings           3,814       122     3.20%       3,459       101    2.92%        4,097       124   3.03%
  Certificates of deposit:
    $100,000 and over            6,771       384     5.67%       5,591       317    5.67%        5,745       311   5.41%
    Under $100,000              14,360       743     5.17%      13,155       710    5.40%       12,332       701   5.68%
                             -------------------               ------------------               -----------------
Total interest-bearing
deposits                        32,826     1,441     4.39%      29,981     1,319    4.40%       31,779     1,390   4.37%
Short-term borrowings              877        35     3.99%         723        29    4.01%          251        10   3.98%
                             -------------------               ------------------               -----------------
Total interest-bearing
liabilities                     33,703     1,476     4.38%      30,704     1,348    4.39%       32,030     1,400   4.37%
Noninterest bearing
liabilities:
  Demand deposits               10,009                           9,018                           7,258
  Other liabilities                313                             284                             283
                             ---------                         -------                         -------
Total liabilities               44,025                          40,006                          39,571
Stockholders' equity             7,521                           5,583                           3,669
                             ---------                         -------                         -------
Total liabilities and
stockholders' Equity           $51,546                         $45,589                         $43,240
                             =========                         =======                         =======

Net interest income                      $ 2,328                         $ 2,017                          $ 1,743
                                         =======                         =======                          =======
Interest rate spread(3)                              3.92%                          3.88%                          3.89%
Interest expense as a
  percent of Average
  earning assets                                     3.22%                          3.31%                          3.68%
Net interest margin(4)                               5.08%                          4.96%                          4.58%

----------------------------------------------------
(1) Nonaccruing loans are included in average loans outstanding

(2) Yield on tax exempt loans is stated on a tax equivalent basis

(3) Interest spread is the average yield earned on earning assets, calculated on a fully taxable equivalent basis, less the average rate incurred on interest-bearing liabilities

(4) Net interest margin is net interest income expressed as a percentage of average earning assets

The following table describes the impact on the interest income of the Bank resulting from changes in average balances and average rates for the periods indicated. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.



                       1997 compared to 1996        1996 compared to 1995
                     ----------------------------------------------------------

                          Change Due to:                  Change Due to:
                     --------------------------     ---------------------------
                                      Increase/                      Increase/
                      Volume     Rate Decrease       Volume     Rate  Decrease
                     --------------------------     ---------------------------
Assets:
Securities              $128     $ 29     $157        $ 29     $ 43      $ 72
Loans:
  Commercial              56       20       76         (44)     (56)     (100)
  Real estate            162        2      164         298       (9)      289
  Credit cards            (9)       3       (6)        (11)       1       (10)
  Consumer                11      (14)      (3)          7        5        12
                     --------------------------     ---------------------------
    Total loans          220       11      231         250      (59)      191
Federal funds sold        46        5       51         (27)     (14)      (41)
                     --------------------------     ---------------------------
Total earning assets     394       45      439         252      (30)      222


Liabilities and
Stockholders'
  Equity:
Interest-bearing
deposits:
  Interest checking        9        1       10         (26)     (11)      (37)
  Regular savings         (8)      (1)      (9)        (19)      (7)      (26)
  Money market
   savings                11       10       21         (19)      (4)      (23)
  Certificates of
   deposit:
    $100,000 and over     67        -       67          (8)       14        6
    Under $100,000        62      (29)      33          34       (25)       9
                     --------------------------     ---------------------------
Total interest-
 bearing deposits        141      (19)     122         (38)      (33)     (71)
Short-term
 borrowings                6        -        6          19         -       19
                     --------------------------     ---------------------------
Total interest-
 bearing liabilities     147      (19)     128         (19)      (33)     (52)
                     --------------------------     ---------------------------

Change in net
 interest income        $247     $ 64     $311        $271      $  3     $274
                     ==========================     ===========================



The following table illustrates the interest sensitivity gap position of the Bank as of December 31, 1997. This table presents a position that existed at one particular day, that changes continually, and that is not necessarily indicative of the Bank's position at any other time.

                                              Interest Sensitivity Analysis
                                                  December 31, 1997 (1)
                                -------------------------------------------------------------
                                   Within       90-365         1 to 5      Over 5
                                  90 days         days          Years       years       Total
                                -------------------------------------------------------------
                                                 (Dollars in thousands)
Earning Assets:
Loans(2)                          $10,523        $ 2,485       $10,928     $ 7,703     $31,639
Investment securities, at
 amortized cost                       200            400         3,175       3,143       6,918
Securities  available for sale,
 at fair value (3)                    501            797         6,135       3,170      10,603
Federal funds sold                  1,045             -             -           -        1,045
                                ---------    ------------   -----------    -------    --------
  Total Earning Assets            $12,269        $ 3,682       $20,238     $14,016     $50,205
                                =========    ============   ===========    =======    ========

Interest-Bearing Liabilities:
Interest checking (4)                  -              -          4,826          -        4,826
Regular savings (4)                    -              -          3,132          -        3,132
Money market savings                3,140             -             -           -        3,140
Certificates of deposit:
  $100,000 and over                 2,061          3,372         1,595          -        7,028
  Under $100,000                    2,073         12,593         2,669          -       17,335
Repurchase Agreements                 431             -             -           -          431
                                ---------    ------------   -----------    -------    --------
 Total Interest-Bearing
  Liabilities                     $ 7,705        $15,965       $12,222     $    -      $35,892
                                =========    ============   ===========    =======    ========
Period Gap                        $ 4,564       $(12,283)      $ 8,016     $14,016     $14,313
Cumulative Gap                    $ 4,564       $( 7,719)      $   297     $14,313          -
Ratio  of  cumulative   gap  to
total earning
  assets                             9.09%        -15.37%          .59%       28.51%        -

--------------------------------
(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions

(2) Excludes nonaccrual loans.

(3) Excludes equity securities - Federal Reserve Bank stock and stock of the Community Bankers Bank

(4) The Bank has determined that interest checking and savings accounts are not sensitive to changes in related market rates and therefore it has placed them in the 1 to 5 years column.


The following table illustrates the carrying value of investment securities at the dates indicated.

                                                   Investment Securities
                                                        December 31,
                                          -------------------------------------
                                                1997        1996          1995
                                          -------------------------------------
                                                     (Dollars in thousands)
Amortized Cost:
U. S. Treasury and other U. S.                 $6,064      $3,313        $3,780
  Government agencies & corporations
States of the United States & political           110           -             -
  Subdivisions
Other securities                                  744         742           649
                                          -----------  ----------  ------------
                                               $6,918      $4,055        $4,429
                                          ===========  ==========  ============

The following table illustrates the fair market value of securities available for sale at the dates indicated.

                                               Securities Available for Sale
                                                        December 31,
                                          -------------------------------------
                                                1997        1996          1995
                                          -------------------------------------
                                                   (Dollars in thousands)
Fair Value:
U. S. Treasury and other U. S.               $ 9,854       $8,603        $6,035
  Government agencies & corporations
States of the United States & political            -           -             -
  Subdivisions
Other securities                               1,029        1,322         1,720
                                          -----------  ----------  ------------
                                             $10,883       $9,925        $7,755
                                          ===========  ==========  ============

The Bank does not hold any derivative instruments.

The following table sets forth the maturity, distribution and weighted average yields of the investment portfolio as of December 31, 1997. The weighted average yields are calculated on the basis of book value of the investment portfolio and on the interest income of investments adjusted for amortization or premium and accretion of discount.

                                                Maturities of Investments
                                                    December 31, 1997
                                          -------------------------------------
                                                                     Weighted
                                           Amortized        Fair      Average
                                             Cost          Value        Yield
                                          -------------------------------------
                                                  (Dollars in thousands)
U. S. Treasury and other U. S.
Government agencies & corporations
  One year or less                            $ 1,196       $ 1,197     5.68%
  After one year to five years                  8,505         8,539     6.30%
  After five years to ten years                 6,038         6,064     7.02%
  After ten years                                 166           163     6.40%
                                          ------------   -----------
    Total                                      15,905        15,963     6.53%
                                          ------------   -----------
States of the United  States &  political
subdivisions (1)
  After ten years                                 110           110     7.58%
                                          ------------   -----------
    Total                                         110           110     7.58%
                                          ------------   -----------
Other securities
  One year or less                                700           700     5.73%
  After one year to five years                    791           791     6.01%
                                          ------------   -----------
    Total                                       1,491         1,491     5.88%
                                          ------------   -----------
Total Securities (2) (3)                      $17,506       $17,564     6.48%
                                          ============   ===========

------------------------------------------
(1) Yields on tax-exempt securities have been computed on a tax equivalent basis

(2) Excludes equity securities without readily determinable fair values, at historical costs, as follows: Federal Reserve Bank - $225,350; Community Bankers Bank - $54,750

(3) The equity securities have no stated maturity date.

The following table summarizes the composition of the loan portfolio by balance and percentage at the dates indicated.

                                Loan Portfolio
                                 December 31,


                              1997        1996        1995      1994       1993
                          ---------   ---------   ---------  --------  ---------
Commercial                 $  5,062      $4,274      $4,001    $5,437     $4,689
Real estate construction      3,256       1,524       1,138        -          75
Real estate mortgage:
  Residential
  (1-4 family)                4,180       3,381       3,582     3,224      3,773
  Nonfarm nonresidential     17,148      14,943      13,432    10,518      9,881
                          ---------   ---------   ---------  --------  ---------
  Real estate mortgage
   subtotal                  21,328      18,324      17,014    13,742     13,654
Consumer loans                2,761       2,667       2,663     2,822      2,046
Other                            27          52           4         6        655
                          ---------   ---------   ---------  --------  ---------

Total loans                  32,434      26,841      24,820    22,007     21,119
Deferred loan fees              (75)        (56)        (57)      (15)         -
Allowance for loan losses      (425)       (409)       (252)     (484)      (582)
                          ---------   ---------   ---------  --------  ---------
Net loans                   $31,934     $26,376     $24,511   $21,508    $20,537
                          =========   =========   =========  ========  =========



The following table presents the maturities or repricing periods of selected loans outstanding as of December 31, 1997.


                      Maturity/Repricing Schedule of Loans
                             (Dollars in thousands)

                    ------------------------------------------------------------------------------
                         1 year or less            1 - 5 years    After 5 years     Total(1)
                    ------------------------------------------------------------------------------
                       Fixed      Variable     Fixed   Variable  Fixed  Variable Fixed   Variable
                       Rate         Rate        Rate     Rate    Rate    Rate    Rate     Rate
December 31, 1997     $5,479       $9,827     $10,540      -     $5,793    -     $21,812  $9,827

--------------------

(1)  Excludes nonaccrual loans

An analysis of the allowance for loan losses, including charge-off activity, is presented below for the periods indicated.

                                         Allowance for Loan Losses

                                         Years ended December 31,
                            ----------------------------------------------------
                               1997       1996       1995      1994        1993
                            ----------------------------------------------------
                                          (Dollars in thousands)

Balance beginning of period    $409       $252       $484      $582        $775
Loans charged off:
  Commercial                     35         56        106       107         333
  Real Estate                     8         56        471       108          67
  Consumer                       36          1          4        28          30
  Credit card                     -          3         25         3          17
                            --------   --------   --------   -------   ---------
Total Loans Charged Off          79        116        606       246         447
Recoveries:
  Commercial                     47          8         21         6           6
  Real Estate                     -        125          7        36          12
  Consumer                        -          1          3        11           -
  Credit card                     -          1          6         5           1
                            --------   --------   --------   -------   ---------
Total Recoveries                 47        135         37        58          19
                            --------   --------   --------   -------   ---------
Net loans charged-off
  (recovered)                    32        (19)       569       188         428
Provision for loan losses        48        138        337        90         235
                            --------   --------   --------   -------   ---------
Balance end of period          $425       $409       $252      $484        $582
                            ========   ========   ========   =======   =========

Allowance  for loan  losses
to period end total loans      1.31%      1.52%      1.02%     2.20%       2.76%

Allowance for loan losses
to Nonaccrual loans           52.73%     59.28%     54.88%    129.66%     46.71%

Net charge-offs(recoveries)
to average loans               0.12%     -0.07%      2.48%     0.89%       2.06%

A breakdown of the allowance for loan losses along with the percent of loans in each category is provided in the following table. However, management of the Bank does not believe that the allowance for loan losses can be fragmented by category with any precision that would be useful to investors. The breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance for loan losses as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the category of future loan losses

               Allocation for Allowance for Loan Losses in Dollars

                         December 31, 1997            December 31, 1996           December 31, 1995
                     -------------------------------------------------------------------------------------
                                                            Percent of
                               Percent of                    Loans in                       Percent of
                              Loans in Each                    Each                        Loans in Each
                               Category to                  Category to                     Category to
                     Allowance Total Loans       Allowance  Total Loans      Allowance      Total Loans
                     ----------------------      ----------------------      -----------------------------
                                                       (Dollars in thousands)
Commercial              $130        15.61%             $123     15.92%                  $76        16.12%
Real estate -
construction               -        10.04%               -       5.68%                   -          4.59%
Real estate -
mortgage                 235        65.76%              225     68.27%                  140        68.55%
Consumer                  60         8.51%               61      9.94%                   36        10.73%
Other                      -          .08%               -       0.19%                   -          0.01%
                     ----------------------      ----------------------      -----------------------------
                        $425       100.00%             $409    100.00%                 $252       100.00%
                     ======================      ======================      =============================

The following table details information concerning nonaccrual and past due loans, as well as foreclosed assets, for the dates indicated.

                                            Nonperforming Assets

                                                   December 31,
                              -------------------------------------------------
                                1997      1996       1995      1994       1993
                              -------------------------------------------------
                                           (Dollars in thousands)
 Nonaccrual loans              $ 795     $ 690      $ 459     $ 373      $1,247
 Other real estate owned         663       947        989     1,553       1,565
                              -------   -------  ---------  --------  ---------

 Total nonperforming assets   $1,458    $1,637     $1,448    $1,926      $2,812
                              =======   =======  =========  ========  =========

 Loans past due 90 days
   accruing interest            $ 33      $  -       $  4      $  -       $ 279

 Allowance for loan losses
   to nonaccrual loans         52.73%    59.28%     54.88%   129.66%      46.71%

 Nonperforming assets to
   period-end loans and
   other real estate owned      4.41%     5.89%      5.63%     8.18%      12.40%

The following table details the average amount of and the average rate paid on the following primary deposit categories for the periods indicated.

                                        Average Deposits and Average Rates Paid

                                                      Years ended December 31,
                              ------------------------------------------------------------
                                       1997                1996               1995
                              ------------------------------------------------------------
                                Average    Average  Average   Average   Average  Average
                                Balance     Rate    Balance     Rate    Balance    Rate
                              ------------------------------------------------------------
                                                   (Dollars in thousands)
                              -------------        -----------         ----------
Noninterest-bearing accounts        $10,009             $9,018             $7,258
                              -------------        -----------         ----------

Interest-bearing accounts:
  Checking                            4,917  2.24%       4,531   2.21%      5,686   2.41%
  Regular savings                     2,964  2.77%       3,245   2.80%      3,919   2.99%
  Money market savings                3,814  3.20%       3,459   2.92%      4,097   3.03%
  Certificates of deposit:
    $100,000 and over                 6,771  5.67%       5,591   5.67%      5,745   5.41%
    Under $100,000                   14,360  5.17%      13,155   5.40%     12,332   5.68%
                              -------------        -----------         ----------
Total interest-bearing
  accounts                          $32,826  4.39%     $29,981   4.40%    $31,779   4.37%
                              -------------        -----------         ----------

Total deposits                      $42,835            $38,999            $39,037
                              =============        ===========         ==========

The following is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as of December 31, 1997.

                                              Maturities of CD's of $100,000
                                                         and Over

                                                        December 31, 1997
                                                    Amount             Percent
                                            -----------------------------------
                                                    (Dollars in thousands)

Three months or less                               $ 2,061              29.33%
Over three months to one year                        3,372              47.98%
Over one year to five years                          1,595              22.69%
Over five years                                          -                   -
                                            ---------------      --------------

Total                                              $ 7,028             100.00%
                                            ===============      ==============

The following table summarizes the liquid assets of the Bank as of December 31 for each period disclosed. The table represents a position that existed at one particular day, that changes continually, and that is not necessarily indicative of the Bank's position at any other time.

                                               Summary of Liquid Assets
                                                     December 31,

                                         ------------------------------------
                                              1997         1996         1995
                                         ------------------------------------
                                                    (Dollars in thousands)

Cash and due from banks                     $1,857        $2,986       $2,370
Federal funds sold                           1,045         3,422        2,080
Investment securities(1)                     1,898         3,022        2,666
                                         ----------
                                                       =========    =========
Total liquid assets                         $4,800        $9,430       $7,116
                                         ==========    =========    =========

Deposits and other liabilities             $48,558       $42,520      $40,513

Ratio of liquid assets to deposits
  and other liabilities                       9.89%        22.18%       17.56%

--------------------------------------------
(1) Only investment securities with a maturity of one year or less are considered liquid assets for this table.

The following table summarizes ratios considered to be significant indicators of the Bank's profitability and financial condition during the periods indicated.

                                                        Financial Ratios

                                                            December 31,
                                            ------------------------------------
                                                 1997         1996         1995
                                            ------------------------------------

Return on average assets                        1.02%        1.41%        0.47%

Return on average equity                        7.00%       11.48%        5.51%

Average equity to average asset ratio          14.59%       12.25%        8.49%

The following table sets forth the Bank's various capital ratios at the dates indicated.


                                                      Analysis of Capital

                                       --------------------------------------
                                             1997          1996         1995
                                       --------------------------------------
                                              (Dollars in thousands)

Tier 1 Capital:
  Common stock                            $ 4,791         $4,791       $2,771
  Surplus                                   2,679          2,679        1,784
  Retained earnings(deficit)                  320           (206)        (847)
                                       -----------    ----------     --------
Total Tier 1 Capital                        7,790          7,264        3,708
Tier 2 Capital:
  Allowance for loan losses (1)               425            409          252
                                       -----------    ----------     --------
Total risk-based capital                   $8,215         $7,673       $3,960
                                       ===========    ==========     ========

Risk weighted assets                      $39,679        $33,328      $30,851
                                       ===========    ==========     ========

Capital Ratios:
Tier 1 risk-based capital ratio            19.63%         21.80%       12.00%
Total risk-based capital ratio             20.70%         23.02%       12.84%
Tier 1 capital to average assets           13.91%         15.07%        8.58%

---------------------------------------------
(1)  Limited to 1.25% of risk weighted assets


Market Area

The Bank has an office on Centreville Road in the City of Manassas which houses the executive offices as well as a branch with attached drive-up facilities and an ATM. A temporary office was opened January 6, 1997, in the Kmart shopping center on Sudley Road to provide teller and loan services. The Bank opened the permanent facility in Manassas, Prince William County, Virginia, on May 19, 1997, with attached drive-up facilities and an ATM. The current population of Manassas City, Manassas Park and Prince William County is approximately 299,600. The population of Prince William County alone is 257,633. Prince William County is part of the populous Northern Virginia region near Washington, D. C. and is located approximately 18 miles from Tyson's Corner in Fairfax, Virginia, 18 miles from Dulles International Airport and is adjacent to Loudoun County. The local economy of Manassas and Prince William County is heavily dependent upon the federal and local governments. IBM/Toshiba constructed a new facility in Prince William County, known as Dominion Semiconductor, which opened in 1997 with a projected employment of 3,000 by the year 2000. George Mason University, a Virginia state university, opened the Prince William Institute Center for Bioinformatics in the western portion of the county and anticipates enrollment of 10,000 students by the year 2000. Currently, the two largest employers in and around Manassas are Prince William Hospital and Lockheed/Martin. In addition, a large contribution to the county's economy comes from small businesses and from local residents who work outside the county, in the federal and local government, and other businesses in the Washington Metropolitan area.

Competition

The Bank is one of ten banks located in Manassas. As of June 30, 1997, the Bank held 10.5% of the bank deposits in the City of Manassas, and 3.3% of the total bank deposits in Prince William County, Virginia. In addition to the Bank, two other community banks have offices in Manassas. Seven multi-state banking organizations also have offices in Manassas. Accordingly, the Bank operates in a highly competitive banking environment, competing for deposits and loans with other financial institutions, some or all of whom may possess greater financial resources than those available to the Bank. These institutions all have higher lending limits than the Bank, and many provide various services, such as trust services or a full range of mortgage products, which the Bank does not offer directly to its customers. In addition, there can be no assurance that other financial institutions, with substantially greater resources than the Bank, will not establish operations in the Bank's service area. There are numerous commercial banks and savings and loan associations, and large credit unions located in the Washington Metropolitan area.

Employees

At December 31, 1997, the Bank had the equivalent of 28 full-time employees. None of its employees is represented by any collective bargaining unit. The Bank considers relations with its employees to be good.

Supervision and Regulation

The Bank is regulated extensively under both federal and state law. The Bank is organized as a Virginia chartered banking corporation and is regulated and supervised by the Bureau of Financial Institutions of the Virginia State Corporation Commission ("SCC"). As a member of the Federal Reserve System, the Bank is regulated and supervised by the Federal Reserve Bank of Richmond, which is the Federal Reserve Bank (the "Federal Reserve") for the district in which the Bank is located. The SCC and the Federal Reserve Bank of Richmond conduct regular examinations of the Bank, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of the Bank's operations. In addition to these regular examinations, the Bank must furnish the SCC and the Federal Reserve with periodic reports containing a full and accurate statement of its affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than stockholders.

The Bank's deposits are insured up to $100,000 per insured depositor (as defined by law and regulation) through the Bank Insurance Fund ("BIF"). The BIF is administered and managed by the FDIC. As insurer, the FDIC is authorized to conduct examinations of and to require reporting by BIF-insured institutions. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification and whether the institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. The Bank is currently classified as a "well-capitalized" institution and therefore pays the minimum rate.

The federal supervisory agencies share authority to implement regulations under the Community Reinvestment Act of 1979, as amended ("CRA"). The general purpose of the CRA is to encourage lenders, while operating safely and soundly, to meet the credit needs of their communities. The CRA specifically directs regulators, when examining a lender, to assess the lender's record of helping to meet the credit needs of its entire community, including low and moderate-income neighborhoods. For example, the regulators will evaluate and take into account a lender's record of meeting its community credit needs when evaluating a lender's application for creation of a new branch. The Bank has always had a "Satisfactory" rating with respect to its compliance with the CRA. As a result of a Presidential initiative, each of the federal banking agencies, including the FDIC, issued a notice of proposed rule making in October 1994 to replace the current CRA assessment system with a new evaluation system that would rate institutions based on their actual performance (rather than efforts) in meeting community credit needs. The final rule retains, to a significant extent, the principles and structures underlying the 1994 proposal and was phased in over 1996 and 1997.

Economic and Monetary Policies. The operations of the Bank are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Limits on Dividends and Other Payments. The amount of dividends that may be paid by the Bank depends upon the Bank's earnings and capital position and is limited by federal and state law, regulations and policies. Federal regulations limit the amount of dividends which the Bank can pay without obtaining prior approval from regulatory authorities.

As a member bank subject to the regulations of the Federal Reserve, the Bank must obtain prior written approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years. In addition, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, the Bank is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand; however, it may net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts as so defined in excess of that account.

In addition, the Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve has indicated that banking organizations should generally pay dividends only out of current operating earnings.

In addition, under Virginia law no dividend may be declared or paid out of a Virginia chartered bank's paid-in-capital. The SCC has general authority to prohibit payments of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness, and may also permit the payment of dividends not otherwise allowed by Virginia law.

Capital Requirements. The various federal bank regulatory agencies, including the Federal Reserve, have adopted risk-based capital requirements for assessing bank capital adequacy. These standards define capital and establish capital requirements in relation to assets and off-balance sheet exposure as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum standard for the ratio of capital to risk-weighted assets (including certain off balance sheet obligations, such as standby letters of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings, and qualifying perpetual preferred stock, less deductions for goodwill and various other intangibles ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is "total risk-based capital."

The Federal Reserve also has adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of Tier 1 capital to quarterly average assets ("Leverage ratio") of 4%. The Federal Reserve has emphasized that the foregoing standards are supervisory minimums and that a banking organization will be permitted to maintain such minimum levels of capital only if it receives the highest rating under the regulatory rating system and the banking organization is not experiencing or anticipating significant growth. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The Federal Reserve continues to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less deductions for intangibles otherwise includable in Tier 1 capital, to total tangible average assets.

Item 2 - DESCRIPTION OF PROPERTY

The executive offices and a branch are located at 8780 Centreville Road, Manassas, Virginia. The Bank has owned the building for approximately ten years. This office houses a full service banking office, with drive-up and ATM facilities. This property is owned by the Bank and is free of liens. In addition, the Bank has a branch location at 7801 Sudley Road, Manassas, Virginia, in Prince William County, Virginia. The permanent facility was completed and opened for operation on May 19, 1997. The Bank owns the building but leases the land on which the building is sited.

Item 3 -- LEGAL PROCEEDINGS

In the course of its operations, the Bank is party to various legal proceedings. The Bank does not believe that the outcome of these lawsuits, individually or in the aggregate, will have a material adverse effect on the Bank's business, financial position, or results of operations.

Item 4 -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
No matter was submitted to a vote of the security holders of the Bank during the fourth quarter of 1997.


                                    Part II

Item 5 -- MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Bank's Common Stock is listed on the NASDAQ SmallCap Market under the symbol "SBCM." The high and low closing bid prices of the Bank's Common Stock on the NASDAQ SmallCap Market from June 24, 1996 (the date the stock was listed on NASDAQ SmallCap Market) to December 31, 1997, are set forth in the following table. From January 1, 1996, through June 23, 1996, the Bank's Common Stock was quoted on the NNOTC Bulletin Board, a NASD sponsored and operated inter-dealer quotation system for equity securities not listed on the NASDAQ Stock Market, under the symbol "SEMA." The high and low closing bid prices during this period are also set forth in the following table.

                                                        Closing Bid Price
NASDAQ SmallCap                                       Low         High
1997                                                  ---         ----
            Fourth Quarter                           $9.75       $13.875
            Third Quarter                             9.375       10.00
            Second Quarter                            9.125       10.25
            First Quarter                             9.00        10.25

                                                        Closing Bid Price
NASDAQ SmallCap                                        Low         High
1996                                                   ---         ----
            Fourth Quarter                            $8.25       $9.50
            Third Quarter                              8.375       9.00
            Second Quarter (beginning June 24, 1996)   8.375       9.25

                                                        Closing Bid Price
NASDAQ Bulletin Board                                 Low         High
1996                                                  ---         ----
            Second Quarter (through June 23, 1996)   $7.75       $7.75
            First Quarter                             6.00        8.00

At December 31, 1997, there were 958,267 shares of common stock outstanding held by approximately 530 stockholders of record.

The Bank has not declared any cash dividends. Payment of dividends is at the discretion of the Board of Directors, is subject to various federal and state regulatory limitations and is dependent upon the overall performance and capital requirements of the Bank.

American Stock Transfer & Trust Company became the Bank's stock transfer agent and registrar effective February 3, 1997.

Item 6 -- MANAGEMENT'S DISCUSSION ANALYSIS

The following discussion provides information about the major components of the results of operations and financial condition, liquidity, and capital resources of Security Bank Corporation. This discussion and analysis should be read in conjunction with the Financial Statements and Notes to the Financial Statements.

Overview

Net income totaled $526,201 in 1997, a decrease of 17.92% from 1996. In 1996, net income totaled $641,093, a 217.2% increase over 1995 which totaled $202,091. Basic earnings per share were $.55, $.84, and $.36 in 1997, 1996, and 1995 respectively. Diluted earnings per share were $.54, $.83, and $.36 in 1997, 1996, and 1995 respectively. Net income decreased in 1997 due to the opening of our first branch on Sudley Road in Manassas, VA, in a temporary location on January 6, 1997, and in the permanent location on May 19, 1997. Net income for 1996 increased due to improved net interest margin and the reduction of loan charge-offs which allowed for a reduction in the provision for loan losses.

Profitability as measured by the Bank's return on average assets (ROA) was 1.02% in 1997, down from 1.41% in 1996, and .47% in 1995. The Bank's return on average assets decreased in 1997 due to the opening of the new branch location. Another key indicator of performance, the return on average equity (ROE) for 1997 was

7.00%, compared to 11.48% and 5.51% for 1996 and 1995 respectively. The decrease in the return on average equity is due to a higher amount of equity for the entire year of 1997. In 1996 the stock offering added $2.9 million to equity as of June 24, 1996. The ratio of net income to average total assets (ROA) and on average shareholder's equity (ROE) and certain other ratios for the periods indicated are presented in the table of Selected Financial Data.

At the end of 1997, the Bank had total assets of $56.358 million, up $6.587 million, or 13.2% over the previous year-end. In 1996, there was an increase of 12.4% over year-end 1995, $2.9 million of which was attributable to the stock offering in June of 1996. The growth in 1997 was funded primarily by interest-bearing deposits while the growth in 1996 was funded both by the stock offering and interest-bearing deposits.

Net Interest Income

Net interest income is the major component of the Bank's earnings and is equal to the amount by which interest income exceeds interest expense. The net interest margin is net interest income expressed as a percentage of interest earning assets. Changes in the volume and mix of earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income and the net interest margin.

During 1997, net interest income increased 13.7% to $2.293 million from $2.017 million in 1996. The Bank's net interest margin increased to 5.08% from 4.96% in 1996 and 4.58% in 1995. This is primarily due to the increased earning assets and the change in the mix of earning assets. In addition, the 1997 yields are adjusted for tax-equivalent yield while the 1996 and 1995 numbers were not adjusted because of the NOL carryforward. The yield on average earning assets increased to 8.30% in 1997 from 8.27% in 1996 and 8.26% in 1995. The yield on average interest-bearing liabilities decreased to 4.38% in 1997, compared to 4.39% and 4.37% in 1996 and 1995 respectively. Average earning assets increased $5.189 million or 12.8% in 1997. Average interest-bearing liabilities increased 9.8% to $33.703 million during the same period.

Interest Sensitivity

An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity position ("GAP"). The interest sensitivity GAP is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. This GAP can be managed by repricing assets and/or liabilities, by selling investments available-for-sale, by replacing an asset or liability at maturity or by adjusting the interest rate during the life of the asset or liability. Matching the amounts of assets and liabilities maturing in the same interval helps to hedge interest risk and to minimize the impact on net interest income in periods of rising or falling interest rates.

The Bank evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon management's outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

On December 31, 1997, the Bank held $4.564 million more in interest-sensitive assets than liabilities that repriced within three months or less, and was therefore in an asset-sensitive position. The Bank's cumulative gap continues to decrease through the end of one year, thereby causing the Bank to be liability-sensitive at ($7.719) million. An asset-sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability-sensitive institution generally will be impacted favorably by declining interest rates.

Noninterest Income

The Bank's principal sources of noninterest income are service charges and fees on deposit accounts, particularly transaction accounts. In 1997 noninterest income increased 5.0% or $18,953. 1996 noninterest income increased $42,866, or 13.0% over 1995 after taking into account one-time gains on the sale of other real estate owned. Service charges on deposit accounts increased 12.6% in 1997 over 1996 and 30.7% in 1996 over 1995. The majority of this increase is attributed to overdraft charges paid by several customers.

Noninterest Expense

Noninterest expense increased 28.6% or $462,933 in 1997. $191,073 of this change is an increase in salary and benefits due to the opening of the branch office and $137,198 is an increase in building and equipment costs associated with the new facility. Other operating costs such as data processing, supplies and advertising also increased because of the new facility. In addition, the Bank installed a local area network in both offices with a wide area network to tie the two locations together. This necessitated upgrading most of the computers in the Bank. Noninterest expense increased 5.5% or $83,908 in 1996 after taking into account a writedown on other real estate owned in 1995 in the amount of $78,606. The increase in 1995 was 2.1% after the above adjustment. Increases in noninterest expense in 1996 can be attributed to two new officers hired in November to staff the new branch and the costs associated with opening the new branch on January 6, 1997.

Income Taxes

Income tax expense at December 31, 1997, was $35,731, up from zero in 1996 and 1995. This amount was determined after the utilization of the net operating loss carryforward of $384,525. Note 7 to the Financial Statements for year end provide a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and the Bank's actual income tax expense. Also included in Note 7 to the Financial Statements is information regarding the principal items giving rise to deferred taxes for 1997 and 1996.

Asset Quality - Allowance for Loan Losses

The allowance is to provide for potential losses inherent in the loan portfolio. Among other factors, management considers the Bank's historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, non-performing credits, and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Since those risks include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

In 1997, the Bank had a provision expense of $48,000 compared to $137,500 in 1996 and $337,421 in 1995. Loans charged off during 1997 amounted to $78,676 compared to $116,195 in 1996 and $606,031 in 1995. Recoveries amounted to $46,808, $135,322 $37,138, in 1997, 1996, and 1995 respectively. The ratio of net charge-offs to average outstanding loans was .12% in 1997, (.07%) in 1996, and 2.48% in 1995.

Nonperforming Assets

Total nonperforming assets, which consist of the Bank's nonaccrual loans and other real estate owned, were $1.469 million at December 31, 1997, a decrease of $168,000 from December 31, 1996. The improvement in nonperforming assets was due to the sale of two of the four pieces of other real estate owned offset by an increase in nonaccrual loans.

The Bank places a loan on nonaccrual status when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of both principal and interest is doubtful. Policy is to place loans on nonaccrual status if principal or interest is past due for 90 days or more unless the debt is both well secured and in the process of collection.

Of the total nonperforming assets as of December 31, 1997, $662,594 represents two pieces of property. This is a decrease from 1996 of $284,243. These properties are not cuurently listed with a real estate agent for sale.

Securities

The securities portfolio plays a primary role in the management of interest rate sensitivity and generates substantial interest income. In addition the portfolio serves as a source of liquidity and is used as needed to meet collateral requirements.

At year-end 1997, total securities were $17.801 million, up 27.3% from $13.980 million at year-end 1996. Securities of U. S. Treasury and other U. S. Government Agencies and Corporations represent 89.4% of the total securities portfolio. The remainder consists of investment grade corporate securities and one municipal security of $110,147. The growth of the securities portfolio is primarily due to the growth in assets and lending activities that did not keep pace. The greater majority of the U. S. Government Agencies are callable bonds with varying call dates. Although there is a risk that these bonds will be called in a decreasing rate environment, the bonds were purchased with the call provision in mind as a means of funding an increase in the loan portfolio.

Effective December 31, 1993, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. As a result, the securities portfolio consists of two components, investment securities held to maturity and securities available for sale. Securities are classified as investment securities based on management's intent and ability, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost. Securities which may be sold in response to changes in the market interest rates, changes in the securities' prepayment risk, increases in loan demand, general liquidity needs, and other similar factors are classified as available for sale and are carried at estimated fair market value.

Loan Portfolio

At December 31, 1997, loans, net of unearned income and the reserve for loan losses, totaled $31.934 million, an increase of 21.1% over the 1996 total of $26.376 million. Net loans increased 7.6% and 14% in 1996 and 1995 respectively. The Bank is making a concerted effort to increase the gross loan/deposit ratio from the year-end total of 68%.

The Bank's lending activities are its principal source of income. The Bank's loan portfolio is comprised of commercial loans, construction loans, real estate loans, and consumer loans. The primary market in which the Bank makes loans is Prince William County (including the Cities of Manassas and Manassas Park) and the adjacent counties of Fauquier and Fairfax. The major portion of the loan portfolio is in real estate lending.

Deposits

The Bank's predominate source of funds is depository accounts. The Bank's deposit base is comprised of demand deposits, savings and money market accounts, and time deposits. The Bank's deposits are provided by individuals and businesses located within Prince William County and the Cities of Manassas and Manassas Park.

Total deposits increased $6.075 million, or 14.6%, in 1997 over 1996. In 1997, this growth was mainly in interest-bearing deposits due to the opening of the branch and a special certificate of deposit program offered during September and October 1997 on 1 year CDs. In 1996, total deposits increased $1.693 million, or 4.2% over 1995.

Liquidity

Liquidity represents the Bank's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, and investments and loans maturing within one year. As a result of the Bank's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Bank maintains overall liquidity which is sufficient to satisfy its depositors' requirements and to meet customers' credit needs.

At December 31, 1997, cash, securities maturing within one year, and federal funds sold were 9.9% of deposits plus other liabilities, compared to 22.2% at December 31, 1996. Most of the loan growth was in the last half of 1997 and was funded with federal funds sold and maturing or called investments.

Additional resources of liquidity available to the Bank include the Bank's capacity to borrow additional funds through an established line of credit with a correspondent bank in an amount not to exceed 50% of capital.

Capital Resources

The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Bank's capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Bank's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier 1 capital, total risk-based capital, and leverage ratios. Tier 1 capital consists of common stock, surplus, and retained earnings. Total capital includes Tier 1 and a portion of the Allowance for Loan and Lease Losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Bank's Tier 1 capital ratio was 19.6% at December 31, 1997, compared to 21.8% at December 31, 1996. The total risk-based capital ratio was 20.7% at December 31, 1997, compared to 23.0% at December 31, 1996. These ratios are in excess of the mandated minimum requirement of 4% and 8% respectively.

Shareholders' equity reached $7.800 million at year-end 1997 compared to $7.251 million at year-end 1996. The leverage ratio consists of Tier 1 capital divided by average assets. At December 31, 1997, the Bank's leverage ratio was 15.2% compared to 15.1% at December 31, 1996. Each of these exceeds the required minimum leverage ratio of 4%.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. Another impact of inflation is on noninterest expenses, which tend to rise during periods of general inflation. The values of real estate collateralizing the Bank's loans and foreclosed property could be affected by inflation or changing prices due to market conditions.

Other Matters

Year 2000: The Bank has formed a Year 2000 committee consisting of officers representing the operating departments of the Bank. A list has been compiled of all the hardware, software, and equipment vendors that the Bank uses. Assignments have been made so that each vendor will be contacted to determine their compliance with Year 2000 needs.

The main vendor that could affect the Bank is an outside service bureau which processes deposit and loan accounts, and general ledger transactions. This outside servicer reported as of the end of December 1997 that they are 86% complete on their Year 2000 project and testing of the system changes is expected to be complete by May 1998.

The Bank expects its hardware, software, and equipment to be compliant by the end of 1998. An on-going part of the project is interaction with loan customers regarding what each of them has done to bring their own businesses into compliance with the needs of the Year 2000.

Accounting Rule Changes

FASB Statement No. 130, "Reporting Comprehensive Income", was issued in June 1997 and establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997.

The effects of these Statements on the Bank's financial statements are not expected to be material.

Item 7 -- FINANCIAL STATEMENTS

The information required under Item 7 is hereby incorporated herein by reference from the material under the caption "Financial Statements" on pages 10 through 24 of the Bank's Annual Report for the fiscal year ended December 31, 1997.

Item 8 -- CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There has been no change of or disagreement with the Bank's independent accountants during the twenty-four month period prior of the date of the Bank's most recent financial statements.


                                   Part III

Item 9 -- DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The information required under Item 9 is hereby incorporated by reference from the material under the caption "Election of Directors" contained on page 5 of the Bank's Proxy Statement for the Annual Meeting of Shareholders to be held on May 20, 1998.

Danny R. May has served as President and Chief Executive Officer of the Bank since December 1995. Mr. May joined the Bank in 1993 as Executive Vice President and Senior Credit Officer. From 1991 until 1993, Mr. May was the head of the Small Business Banking Division of First American Bank.

L. Thomas Campbell was appointed Executive Vice President and Senior Loan Officer of the Bank in January 1996. From June 1995 to January 1996, Mr. Campbell was Vice President and Senior Office Manager of Wesbanco, Wellsburg in Wellsburg, West Virginia. From 1985 until 1995, Mr. Campbell was with Fauquier Bank in Warrenton, Virginia, serving as Vice President and Senior Loan Officer at the time of his departure in 1995.

Carol S. Brandon was appointed to her present position with the Bank in 1991. Prior to 1991, she was Vice President and Controller at Madison National Bank of Virginia.

Item 10 -- EXECUTIVE COMPENSATION

The information required under Item 10 is hereby incorporated by reference from the material under the caption "Executive Officer's Compensation and Certain Transactions," contained on pages 6 through 8 of the Proxy Statement for the Annual Meeting of Stockholders to be held on May 20, 1998.

Item 11 -- SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information required under Item 11 is hereby incorporated by reference from the material under the caption "Security Ownership of Management," contained on pages 9 through 11 of the Proxy Statement for the Annual Meeting of Stockholders to be held on May 20, 1998.

Item 12 -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required under Item 12 is hereby incorporated by reference from the material under the caption "Indebtedness and Other Transactions," contained on page 5 of the Proxy Statement for the Annual Meeting of Stockholders to be held on May 20, 1998.

Item 13 -- EXHIBITS, LISTS AND REPORTS ON FORM 8-K

Exhibit 2                       Not Applicable

Exhibit 3       (1)             Articles of Incorporation incorporated by
                                reference to Exhibit 3 to the Bank's Annual
                                Report on Form 10-KSB for the year ended
                                December 31, 1996

                (II) Bylaws incorporated by reference to Exhibit 3 to the Bank's Annual Report on Form 10-KSB for the year ended December 31, 1996

Exhibit 4                       Not Applicable

Exhibit 9                       Not Applicable

Exhibit 10               a.     Lease Agreement dated July 11, 1996, between
                                Security Bank Corporation and Twelve Knotts
                                Limited Partnership incorporated by reference to
                                Exhibit 10 to the Bank's Form 10-QSB for the quarter ended September 30, 1996

                         b. Employment Agreement between Security Bank Corporation and Danny R. May incorporated by reference to Exhibit 10 to the Bank's Annual Report on Form 10-KSB for the year ended December 31, 1996

Exhibit 11                      Not Applicable

Exhibit 13 Annual Report to Security Holders, filed herewith

Exhibit 16                      Not Applicable

Exhibit 18                      Not Applicable

Exhibit 21                      Not Applicable

Exhibit 22                      Proxy Statement for Annual Meeting on May 20,
                                1998, filed herewith

Exhibit 23                      Not Applicable

Exhibit 24                      Not Applicable

Exhibit 27                      Not Applicable

Exhibit 28                      Not Applicable

Reports on Form 8-K. No reports were filed by the registrant during the fourth quarter of 1997.

                                  SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            SECURITY BANK CORPORATION

                              By: /s/ Danny R. May
                                 -----------------------------
                                 Danny R. May, President and
                                 Chief Executive Officer
Dated:  March 18,  1998

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name                                               Capacity                       Date
----                                               --------                       ----
/s/ Danny R. May                        Director and President              March 18, 1998
----------------                        (Principal Executive Officer)
Danny R. May

/s/ Carol S. Brandon                    Vice President and Cashier          March 25, 1998
--------------------
Carol S. Brandon

                                        Chairman   of  the   Board  of
/s/ John O. Gregory                     Directors                           March 25, 1998
-------------------
John O. Gregory

                                        Vice  Chairman of the Board of
/s/ Danny G. Snow                       Directors                           March 25, 1998
-----------------
Danny G. Snow

/s/ Harry J. Parrish II                 Director                            March 25, 1998
-----------------------
Harry J. Parrish II

/s/ John T. DeBell                      Director                            March 25, 1998
------------------
John T. DeBell

/s/ Michael C. Martin                   Director                            March 25, 1998
---------------------
Michael C. Martin

/s/ Richard J. Ratcliffe                Director                            March 25, 1998
------------------------
Richard J. Ratcliffe

/s/ Kenneth B. Swenson                  Director                            March 25, 1998
----------------------
Kenneth B. Swenson


                                                                      APPENDIX V






                            SECURITY BANK CORPORATION
                                   FORM 10-QSB
                    FOR THE QUARTER ENDED SEPTEMBER 30, 1998

                BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

                             Washington, D. C. 20551

--------------------------------------------------------------------------------

                                   Form 10-QSB

[X] Quarterly Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934
             For the quarterly period ended September 30, 1998

[ ] Transition Report Under Section 13 or 15(d) of the Exchange Act

--------------------------------------------------------------------------------


                            SECURITY BANK CORPORATION
             (Exact name of registrant as specified in its charter)

      Virginia                                             54-1337782
(State or other jurisdiction of                         (I.R.S. employer
incorporation or organization)                          identification no.)

8780 Centreville Road, Manassas, Virginia                   20110
(Address of principal executive offices)                  (Zip code)

(Registrant's telephone number, including area code)    (703) 361-1986


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  Yes      X                    No ____

Indicate the number of shares outstanding of each of the issuer's classes of common stock as of the latest practicable date:

Class Common Stock   Number of shares  961,378  Outstanding at November 10, 1998

                            SECURITY BANK CORPORATION

                                      Index

Part I.   Financial information

Item 1.     Financial Statements (unaudited)                                       3

            Balance Sheets - September 30, 1998 and December 31, 1997              3

            Statements of Income - Nine months ended September 30, 1998 and
            1997                                                                   4

            Statements of Shareholders' Equity - Nine months ended September
            30, 1998 and 1997                                                      5

            Statements of Cash Flows - Nine months ended September 30, 1998 and
              1997                                                                 6

            Notes to Financial Statements - September 30, 1998                     7

Item 2.     Management's Discussion and Analysis of Financial Results of
              Operations                                                          11

Part II.  Other information

Item 6      Exhibits and reports on Form 8-K                                      14

Signatures                                                                        16

                                SECURITY BANK CORPORATION
                                      BALANCE SHEETS
                                           as of
                         September 30, 1998 and December 31, 1997




                                    Unaudited
                                                            9/30/98              12/31/97
                                                        ---------------       -------------
ASSETS

Cash and due from banks                                     $ 2,130,552         $ 1,856,746
Federal funds sold                                            4,417,000           1,045,000
Securities (fair value: 1998, $16,856,305                    16,799,467          17,801,393
   and 1997, $17,844,791)
Loans, net                                                   33,243,419          31,933,777
Other real estate owned                                         712,594             662,594
Bank premises & equipment, net                                2,232,884           2,344,878
Accrued interest receivable                                     442,324             453,909
Other assets                                                    457,742             259,582
                                                         ---------------       -------------

     TOTAL ASSETS                                          $ 60,435,982        $ 56,357,879
                                                         ===============       =============





          LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
  Noninterest bearing                                      $ 14,478,780        $ 12,212,673
  Interest bearing                                           36,895,873          35,461,009
                                                         ---------------       -------------
     Total Deposits                                          51,374,653          47,673,682
                                                         ---------------       -------------

Securities sold under agreement to repurchase                   374,262             430,786
Accrued interest payable                                        174,475             128,029
Other liabilities and accrued expenses                          396,499             325,672
                                                         ---------------       -------------
      Total Liabilities                                      52,319,889          48,558,169
                                                         ---------------       -------------

SHAREHOLDERS' EQUITY

Capital stock, $5.00 par value
  authorized 3,000,000 shares,
  issued 961,198 in 1998 and 958,267 shares in 1997           4,805,990           4,791,335
Surplus                                                       2,687,068           2,678,730
Retained earnings                                               576,612             320,221
Accumulated other comprehensive income                           46,423               9,424
                                                         ---------------       -------------
      Total Shareholders' Equity                              8,116,093           7,799,710
                                                         ---------------       -------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 60,435,982        $ 56,357,879
                                                         ===============       =============

                            SECURITY BANK CORPORATION
                              STATEMENTS OF INCOME
                                   (Unaudited)


                                        Nine Months Ended                  Quarter Ended
                                          9/30/98          9/30/97           9/30/98          9/30/97
                                        ------------------------------     -----------------------------
INTEREST INCOME
   Interest and fees on loans            $ 2,305,513      $ 1,946,461        $ 776,843        $ 674,804
   Interest on federal funds sold            136,870          121,488           70,957           47,740
   Interest and dividends on investment
    securities:
      Taxable interest income                281,078          226,007           77,937           78,504
      Tax exempt interest income               7,741                -            4,159                -
   Interest and dividends on securities
    available for sale:
     Taxable interest income                 400,880          432,500          128,618          141,454
     Dividends                                10,141            9,915            3,381            3,367
                                        -------------    -------------     ------------     ------------
      Total interest income                3,142,223        2,736,371        1,061,895          945,869
                                        -------------    -------------     ------------     ------------

INTEREST EXPENSE
   Interest on deposits                    1,221,305        1,025,925          413,435          355,122
   Interest on short-term borrowings          19,870           27,480            5,993           10,091
                                        -------------    -------------     ------------     ------------


       Net interest income                 1,901,048        1,682,966          642,467          580,656
                                        -------------    -------------     ------------     ------------

Provision for loan losses                    205,000           27,000           45,000           21,000
                                        -------------    -------------     ------------     ------------

       Net Interest Income after provision
         for loan losses                   1,696,048        1,655,966          597,467          559,656
                                        -------------    -------------     ------------     ------------

OTHER INCOME
   Fees on deposit accounts                  254,644          266,502           81,196           85,673
   Other service charges and fees             33,414           19,600           14,647            7,860
   Securities gains, net                      10,663                -                -                -
   Other operating income                     11,766            6,286            8,561            4,508
                                        -------------    -------------     ------------     ------------
                                             310,487          292,388          104,404           98,041
                                        -------------    -------------     ------------     ------------
OTHER EXPENSE
   Salaries and employee benefits            789,270          820,430          250,590          271,932
   Occupancy expense                         163,224          136,853           56,632           53,075
   Furniture and equipment expense           134,350          111,638           48,459           49,207
   Other operating expenses                  556,618          501,871          185,982          153,366
                                        -------------    -------------     ------------     ------------
                                           1,643,462        1,570,792          541,663          527,580
                                        -------------    -------------     ------------     ------------

       Income before income taxes            363,073          377,562          160,208          130,117
Provision for income taxes                   106,682                -           48,512                -
                                        -------------    -------------     ------------     ------------

       NET INCOME                          $ 256,391        $ 377,562        $ 111,696        $ 130,117
                                        =============    =============     ============     ============

PER COMMON SHARE
  Basic                                       $ 0.27           $ 0.39           $ 0.12           $ 0.14
                                         =============    =============     ============     ============
  Assuming dilution                           $ 0.26           $ 0.39           $ 0.11           $ 0.13
                                         =============    =============     ============     ============


                            SECURITY BANK CORPORATION
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
       For the Nine Months Ended September 30, 1998 and 1997 (Unaudited)






                                                                                                              Accumulated
                                                                                               Retained           Other
                                                             Comprehensive     Earnings     Comprehensive         Common
                                             Total           Income(Loss)      (Deficit)     Income(Loss)         Stock      Surplus
                                           --------------- ---------------- -------------- ----------------- -----------  ----------
Balance, January 1, 1997                      $ 7,250,771    $        --    $ (205,980)          $ (13,314)  $ 4,791,335  $2,678,730
Comprehensive Income(loss):
  Net income                                    $ 377,562        377,562       377,562
  Other comprehensive income(loss)
    Unrealized gains(losses) on securities
      available for sale                           28,920         28,920                            28,920
                                           ---------------  -------------

  Total comprehensive income(loss)                             $ 406,482
                                                            ============= --------------  ------------------------------------------

Balance, September 30, 1997                   $ 7,657,253                   $ 171,582            $ 15,606   $ 4,791,335  $ 2,678,730
                                             ============                   ==========           =========  ============ ===========








                                                                                   Accumulated
                                                                        Retained      Other
                                                        Comprehensive   Earnings  Comprehensive    Common
                                           Total         Income(Loss)  (Deficit)  Income(Loss)      Stock         Surplus
                                           ------------- -----------  ----------  ---------------  ---------  ------------
Balance, January 1, 1998                    $ 7,799,710    $        --  $ 320,221    $ 9,424       $ 4,791,335   $ 2,678,730
Comprehensive Income(loss):
  Net income                                    256,391        256,391    256,391
                                                          -------------
  Other comprehensive income, net of tax
    Unrealized gains(losses) on securities
      available for sale                                        47,662
    Less:  reclassification adjustment                         (10,663)
  Other comprehensive income, net of tax         36,999         36,999                36,999
                                                           ------------

  Total comprehensive income                                 $ 293,390
                                                          =============

Issuance of common stock -
  exercise of options (1,750) shares             15,907                                                  8,750         7,157

Issuance of common stock-
  exercise of warrants (1,181 shares)             7,086                                                  5,905         1,181
                                                  ------
                                                                       ----------------------  ------------------------------

Balance, September 30, 1998                 $ 8,116,093                 $ 576,612   $ 46,423       $ 4,805,990   $ 2,687,068
                                            ============                ==========  =========      ============  ===========

                                    SECURITY BANK CORPORATION
                                     STATEMENTS OF CASH FLOWS
                                           (Unaudited)
                      For the Nine Months ended September 30, 1998 and 1997

                                                                        1998                    1997
                                                                   -----------------      ------------------
Cash Flows from Operating Activities
Net income                                                                $ 256,391               $ 377,562
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for loan losses                                               205,000                  27,000
    Deferred income taxes(credits)                                          (52,371)                      -
    Depreciation                                                            145,448                 119,565
    Net premium amortization(discount accretion) on securites                10,744                   4,827
    (Gain) on sale of securities                                            (10,663)                      -
    (Gain)loss on disposition of fixed assets                                     -                   3,188
Changes in assets and liabilities:
    (Increase)decrease in accrued interest receivable                        11,585                  (8,244)
    (Increase)decrease in other assets                                     (131,357)                (67,536)
    Increase(decrease) in accrued interest payable                           46,446                  22,484
    Increase(decrease) in other liabilities                                 123,060                   7,512
                                                                   -----------------      ------------------
        Net cash provided by (used in) operating activities                 604,283                 486,358
                                                                   -----------------      ------------------

Cash Flows from Investing Activities
Investments
  Proceeds from maturities & principal payments of securities
    held to maturity                                                      2,882,037               2,164,972
  Proceeds from maturities of securities available for sale               7,958,900               4,549,363
  Proceeds from sale of securities available for sale                       860,078                       -
  Purchases of securities held to maturity                                 (313,379)             (2,085,027)
  Purchases of securities available for sale                            (10,329,732)             (6,601,725)
Net (increase) decrease in loans                                         (1,659,735)             (1,569,275)
Purchase of other real estate owned                                         (50,000)                      -
Sale of other real estate owned                                              60,000                       -
Purchase of premises and equipment                                          (34,086)               (928,503)
                                                                   -----------------      ------------------
        Net cash provided by(used in) investing activities                 (625,917)             (4,470,195)
                                                                   -----------------      ------------------

Cash Flows from Financing Activities
  Net increase(decrease) in DDA, NOW, and savings accounts                3,019,109               1,250,176
  Net increase in certificates of deposit                                   681,862               2,908,245
  Increase(decrease) in repurchase agreements                               (56,524)                532,577
  Proceeds from sale of common stock                                         22,993                       -
                                                                   -----------------      ------------------
        Net cash provided by (used in) financing activities               3,667,440               4,690,998
                                                                    -----------------      ------------------

       Increase (decrease) in cash and cash equivalents                   3,645,806                 707,161

Cash and Cash Equivalents
  Beginning                                                               2,901,746               6,407,955
                                                                   -----------------      ------------------
  Ending                                                                $ 6,547,552             $ 7,115,116
                                                                   =================      ==================

Supplemental Disclosures of Cash Flow Information,
  Cash payments for interest                                            $ 1,194,729             $ 1,030,921
                                                                   =================      ==================

Supplemental Disclosure of Noncash Investing and Financing Activities:

  Unrealized gain(loss) on securities available for sale                   $ 56,059                $ 28,920
                                                                   =================      ==================
  Investments originated through deferred compensation agreements         $ 101,647                $ 29,141
                                                                   =================      ==================
  Other real estate acquired in settlement of loans                        $ 60,000                     $ -
                                                                   =================      ==================


                            SECURITY BANK CORPORATION

                          Notes to Financial Statements

1. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles.

2. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 1998 and December 31, 1997, and the result of operations and cash flows for the nine months ended September 30, 1998 and 1997. The statements should be read in conjunction with the Notes to Financial Statements included in the bank's Annual Report for the year ended December 31, 1997.

3. The results of operations for the nine month period ended September 30, 1998 and 1997, are not necessarily indicative of the results to be expected for the full year.

4. Securities held to maturity and available for sale as of September 30, 1998, and December 31, 1997, are:

                                                                     December 31,
                                         September 30, 1998                  1997
   Held to Maturity                          Amortized Cost        Amortized Cost
                                         -------------------     -----------------

   U. S. treasury securities                    $        0             $  200,104
   U. S. governmental corporations and
     agencies                                    3,227,084              5,673,724
   Mortgage-backed securities                      158,642                190,391
   Obligation of states and political
     subdivisions                                  422,793                110,147
   Corporate securities                            545,221                743,670
                                               ------------           ------------

                                                $4,353,740             $6,918,036
                                               ============           ============



                                                Fair Value             Fair Value
                                               ------------           ------------

   U. S. treasury securities                    $        0             $  200,375
   U. S. governmental corporations and
     agencies                                    3,275,520              5,716,625
   Mortgage-backed securities                      161,731                192,402
   Obligation of states and political
     subdivisions                                  422,133                110,147
   Corporate securities                            551,194                741,885
                                               ------------           ------------
                                                $4,410,578             $6,961,434
                                               ============           ============



                                           September 30, 1998      December 31, 1997
   Available for Sale                         Amortized Cost        Amortized Cost
                                         --------------------        -------------

   U. S. treasury securities                     $   902,353          $   906,029
   U. S. governmental corporations and
     agencies                                      9,467,322            8,768,488
   Mortgage-backed securities                      1,290,952              165,921
   Corporate securities                              249,462              748,540
   Other securities                                  465,300              280,100
                                         --------------------        -------------

                                                 $12,375,389          $10,869,078
                                         ====================        =============



                                                  Fair Value           Fair Value
                                         --------------------        -------------

   U. S. treasury securities                      $  904,221           $  907,781
   U. S. governmental corporations and
     agencies                                      9,527,765            8,783,303
   Mortgage-backed securities                      1,298,569              162,653
   Corporate securities                              249,872              749,520
   Other securities                                  465,300              280,100
                                         --------------------        -------------

                                                 $12,445,727          $10,883,357
                                         ====================        =============


5. Net loans at September 30, 1998, and December 31, 1997, are summarized as follows:


                                           September 30, 1998       December  31, 1997
                                         ---------------------      ------------------

   Loans secured by real estate:
     Construction & land development              $ 5,433,900          $ 3,256,285
     Secured by 1-4 family residential
       properties                                   3,898,942            4,179,316
     Secured by nonfarm nonresidential
   properties                                      15,774,440           17,148,178
   Commercial & industrial loans                    5,712,706            5,062,361
   Consumer loans                                   2,803,568            2,760,625
   Other                                               13,374               26,568
                                         ---------------------        ------------

        Gross loans                                33,636,930           32,433,333

   Deduct:
     Unearned discount                                 57,691               74,736
     Allowance for loan losses                        335,820              424,820
                                         ---------------------         ------------
                                                      393,511              499,556
                                         ---------------------         ------------
        Net loans                                 $33,243,419          $31,933,777
                                         =====================         ============


6.    Reserve for Loan Losses

                                          September 30, 1998          December 31, 1997
                                         --------------------      ---------------------

   Balance, beginning                               $424,820                   $408,688
   Provision charged to operating
   expense                                           205,000                     48,000
   Loan recoveries                                    21,846                     46,808
   Loan charge-offs                                (315,846)                   (78,676)
                                         --------------------      ---------------------

   Balance, ending                                  $335,820                   $424,820
                                         ====================      =====================



7.    Earnings per Share



                                     Third Quarter 1998                           Third Quarter 1997

                             Income           Shares      Per Share      Income        Shares         Per Share
                           (Numerator)     (Denominator)   Amount      (Numerator)  (Denominator)       Amount
                          ------------------------------------------   ------------------------------------------
   Basic EPS
   Income available to
     common stockholders        $111,696        960,500       $ .12        $130,117     958,267            $ .14
                          ===============               ============   =============            =================



   Effect of Dilutive
   Securities:
     Warrants                                     9,576                                   7,606
     Employee options                             7,297                                   2,481
     Director options                            16,052                                   7,748
                                         ---------------                            ------------

   Diluted EPS
   Income available to
     common stockholders
   +
     assumed conversions        $111,696        993,425        $.11        $130,117     976,102             $.13
                          ==========================================   ==========================================

                               Third Quarter 1998 Year to Date              Third Quarter 1997 Year to Date

                               Income       Shares       Per Share       Income        Shares         Per Share
                            (Numerator)  (Denominator)     Amount      (Numerator)  (Denominator)       Amount
                          ------------------------------------------   ------------------------------------------
   Basic EPS
   Income available to
     common stockholders        $256,391        959,346       $ .27        $377,562     958,267            $ .39
                          ===============               ============   =============            =================


   Effect of Dilutive
   Securities:
     Warrants                                     9,895                                   7,448
     Employee options                             8,489                                   1,008
     Director options                            16,658                                   3,486
                                         ---------------                            ------------

   Diluted EPS
   Income available to
     common stockholders
   +
     assumed conversions        $256,391        994,388       $ .26        $377,562     970,209            $ .39
                          ==========================================   ==========================================



8.    New Accounting Pronouncements

   Effective January 1, 1998, the Bank adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Financial statements for prior periods have been restated as required.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. This statement is effective for fiscal years beginning after June 15, 1999, with earlier adoption encouraged. The Bank will adopt this accounting standard as required by January 1, 2000. This statement is not expected to have a material impact on the Bank's financial statements.

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires that entities capitalize certain internal-use software costs once certain criteria are met. This statement is not expected to have a material impact on the Bank's financial statements.

   In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires the costs of start-up activities and organization costs to be expensed as incurred. This statement is effective for the fiscal year 1999 financial statements. This statement is not expected to have a material impact on the Bank's financial statements.


   Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS

   In addition to historical information, the following discussion contains forward-looking statements regarding management's earnings expectations and the anticipated effect of the Bank's branching efforts. The actual results of Security Bank Corporation may differ from those anticipated by management as a result of several factors including, but not limited to, imposition of federal taxes due to exhaustion of the tax loss carryforward, expenses associated with the branch, changes in interest rates, increased competition, deterioration in the quality of loans, and other factors that may effect a bank's performance.

   FINANCIAL SUMMARY

   Net income for the nine months ended September 30, 1998, decreased 32.1% to $256,391 or $.27 per share (basic) and $.26 (assuming dilution) compared to $377,562 or $.39 (basic and assuming dilution) for the first nine months of 1997. Annualized returns on average assets and average equity for the period ended September 30, 1998, were .59% and 4.3%, respectively, compared to 1.0% and 6.8% for the same period in 1997. The greatest impact on the net income for 1998 was the $205,000 addition to the loan loss reserve while in 1997 there was a provision of $27,000. In addition, 1998 saw the provision of $106,682 for federal income taxes while 1997 was covered by a net operating loss carryforward. The annualized return on equity in 1998 and 1997 was affected by the large amount of capital in the Bank. The decreased return on average assets was caused by decreased earnings and an increase in average assets in 1998 to $57,638,500 from $50,029,712 in the first nine months of 1997.

   The total assets of the Bank increased to $60,435,982 at September 30, 1998, compared to $56,357,879 at December 31, 1997, representing an increase of $4,078,103 or 7.2%. Gross loans outstanding improved 3.7% to $33,636,930 at September 30, 1998, from $32,433,333 at December 31, 1997. Total deposits increased $3,700,971, or 7.8%, to $51,374,653 at September 30, 1998, compared to $47,673,682 at December 31, 1997.

   Shareholders' equity at September 30, 1998, totaled $8,116,093 compared to $7,799,710 at December 31, 1997. Book value per share of common stock on September 30, 1998, was $8.44 per share compared to $8.14 at December 31, 1997. The book value increased due to earnings and the increase in accumulated other comprehensive income.

   Net Interest Income

   Net interest income is the Bank's primary source of earnings and represents the difference between interest and fees earned on earning assets and the interest expense paid on deposits and other interest bearing liabilities. Net interest income totaled $3,142,223 for the first nine months of 1998 compared to $2,736,371 for the same period in 1997. The improvement in net interest income was attributable to a higher volume of earning assets.

   Noninterest Income

   Service charges on deposit accounts for the nine months of 1998 totaled $254,644 compared to $266,502 for the same period in 1997, a decrease of 4.4%. The Bank is closing accounts of customers who frequently overdraw more quickly to reduce the risk of loss to the Bank. The Bank currently derives most of its other noninterest income from service charges and return check charges on checking, money market and NOW accounts.

   Noninterest Expenses

   In support of the Bank's continued growth, total noninterest expenses consisting of employee related costs, occupancy and other overhead totaled $1,643,462 for the first nine months of 1998, compared to $1,570,792 for the same period in 1997, representing an increase of $72,670 or 4.6%. The decrease in salary and employee benefits is attributable to a reduction in staff at the Sudley Road office offset by an accrual of $30,000 for the severance package of the President and CEO. The increased costs in 1998 in both occupancy and furniture and equipment expense are associated with the opening of the Sudley Road office as well as the installation of a local area network and wide area network in 1997. Costs for the above are included for a full nine months in 1998 while costs for 1997 began in May. In addition, in 1998, the Bank has experienced increased equipment costs to test the local area networks for compatibility with the Year 2000.

   Allowance for Loan Losses

   The allowance for loan losses as of September 30, 1998, was $335,820. This decrease is primarily the result of charge offs taken on long-term workouts where all efforts to effect collection have been exhausted. The current ratio of the allowance for loan losses to gross loans is 1.0%. In the first nine months of 1998, a provision of $205,000 was taken as compared to a provision for loan losses of $27,000 taken in 1997. The lower provision in 1997 was due to a recovery on a previously charged-off loan. Management believes that the allowance for loan losses is adequate to cover credit losses inherent in the loan portfolio at September 30, 1998. Although loans classified as loss, doubtful, substandard or special mention are not expected to have a material impact beyond what has been reserved, it is management's intention to increase the reserve by $15,000 per month for the remainder of 1998.

   Capital Resources

   Shareholders' equity on September 30, 1998, was $8,116,093 compared to $7,799,710 on December 31, 1997. Factors contributing to the change in shareholders' equity were the retention of net income, the conversion of 1,181 warrants into common stock, the conversion of 1,750 options into common stock, and the increase in accumulated other comprehensive income due to the change in the value of securities available for sale.

   At September 30, 1998, the Bank's Tier 1 and total risk-based capital ratios were 19.72% and 20.54%, respectively, compared to 19.63% and 20.70% at December 31, 1997. The Bank's leverage ratio was 13.36% at September 30, 1998, compared to a ratio of 13.91% at December 31, 1997. The Bank's capital structure places it above the Federal Reserve Board's guidelines, as the Bank maintains a strong capital base to take advantage of business opportunities while ensuring that it has the resources to protect against the risks inherent in its business.

   Other Matters - Year 2000

   The Bank has established a committee to address and evaluate problems that may be encountered with respect to the Year 2000. By the end of 1997 the Bank completed a thorough assessment of each of our computer related vendors, service providers, and equipment vendors. The systems deemed to be critical to the continued, uninterrupted operation of the bank and the service the Bank provides to its customers were renovated and thoroughly tested by both the vendor and the bank by September 30, 1998. The renovated programs have been incorporated into the daily operations of the data center.

   The Bank has an on-going project of contacting commercial loan customers with a survey form that both informs the customers of some of the issues and tries to determine the readiness of our loan customers when it comes to the Year 2000. These results will be incorporated into loan policy and decisions as necessary to reduce the risk to the Bank of future loan problems resulting from the failure of some of our customers to address the issue.

   Year to date in 1998 the Bank has expensed approximately $13,000 for the testing of computer systems. It has been determined that the Bank will not need to replace any equipment in order to meet Year 2000 requirements. It is the opinion of the Bank that the cost of addressing Year 2000 problems will not represent a material event or uncertainty that would reasonably be expected to adversely affect future financial results.

   The Bank is currently working to complete contingency plans which would be implemented in the event a problem occurs. This project is expected to be complete by December 31, 1998.

   Other Matters

   During the third quarter, the Bank was accepted into membership with the Federal Home Loan Bank. This action increases the ability of the Bank to borrow funds as needed.

   Part II.   Other information

   Item 1.  Legal proceedings.

            None

   Item 2.  Change in securities.

            None

   Item 3.  Defaults upon senior securities.

            None

   Item 4.  Submission of matters to a vote of security holders.

            None

   Item 5.  Other information.

   Item 6.  Exhibits and reports on Form 8-K.

(a)   Exhibits

                  Exhibit 2   Not applicable

                  Exhibit 3 (I) Articles of Incorporation incorporated by reference to Exhibit 3 to the Bank's Annual Report on Form 10-KSB for the year ended December 31, 1996

                              (II) Bylaws, Security Bank Corporation
                              incorporated by reference to Exhibit 3 (II) to the Bank's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998

                  Exhibit 4   Not applicable

                  Exhibit 10 a. Lease Agreement dated July 11, 1996, between
                                Security Bank Corporation and Twelve Knotts
                                Limited Partnership, Incorporated by reference to Exhibit 10 to the Bank's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996

                             b. Employment Agreement between Security Bank
                                Corporation and Danny R. May dated May 1, 1998 incorporated by reference to Exhibit 10(b) to the Bank's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998

                  Exhibit 11  Not applicable

                  Exhibit 15  Not applicable

                  Exhibit 18  Not applicable

                  Exhibit 19  Not applicable

                  Exhibit 22  Not applicable

                  Exhibit 23  Not applicable

                  Exhibit 24  Not applicable

                  Exhibit 27  Not applicable

                  Exhibit 99  Not applicable

(b)   Reports on Form 8-K

                  None

   Signatures

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    SECURITY BANK CORPORATION



   DATE:  November 10, 1998               Danny R. May
                                          Principal Executive Officer



   DATE:  November 10, 1998               Carol S. Brandon
                                          Principal Financial Officer

              Part II -- Information Not Required in Prospectus

Item 20.  Indemnification of Officers and Directors

      The laws of the Commonwealth of Virginia pursuant to which the Company is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

      The Company has purchased officers' and directors' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 21.  Exhibits and Financial Statement Schedules

      (a)   Exhibit Index

Exhibit No.       Description of Exhibit

      1           Not Applicable

      2.1 Agreement and Plan of Reorganization, dated November 25, 1998, among F&M National Corporation ("F&M"), F&M Bank-Northern Virginia and Security Corporation ("SBC") and a related Plan of Merger, filed as Appendix I to the Proxy Statement/Prospectus included in this Registration
                  Statement.

      2.2 Stock Option Agreement, dated November 10, 1998, between F&M and SBC filed as Appendix II to the Proxy Statement/Prospectus included in this Registration
                  Statement.

      3.1 Articles of Incorporation of F&M. Incorporated herein by reference to Exhibit 3.1 to F&M's Registration Statement on Form S-4 (Registration No. 33-45717).

      3.2 Bylaws of F&M. Incorporated herein by reference to F&M's Registration Statement on Form S-4 (Registration No. 33-45717).

      5           Opinion  of  LeClair  Ryan,  A   Professional   Corporation,
                  regarding the legality of the securities being registered and consent.

Exhibit No.       Description of Exhibit


      8.1         Form  of  tax  opinion  of  LeClair   Ryan,   A   Professional
                  Corporation, regarding the tax-free nature of the acquisition of F&M and SBC.

      21 Subsidiaries of F&M: F&M Bank-Winchester; F&M Bank-Central Virginia; F&M Bank-Emporia; F&M Bank-Northern Virginia; F&M Bank-Massanutten; F&M Bank-Peoples; F&M Bank-Richmond; F&M
                  Bank-Blakely; F&M Bank-Allegiance; F&M Trust Company; Big Apple Mortgage Company; Apple Title Company; Winchester Credit Corporation; Credit Bureau of Winchester, Inc.; F&M-Shomo & Lineweaver Insurance Agency Incorporated.

      23.1        Consent of Yount,  Hyde & Barbour,  P.C., as  accountants  for
                  F&M.

      23.2        Consent of Yount,  Hyde & Barbour,  P.C., as  accountants  for
                  SBC.

      23.3        Consent of LeClair Ryan, (included as part of Exhibit 5).

      23.4 Consent of Scott & Stringfellow, Inc. relating to inclusion of its opinion given to SBC in the Proxy Statement/Prospectus included in this Registration Statement.

      99.1        Form of proxy of SBC.

      (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

Item 22.  Undertakings

      (a)   Item 512 of Regulation S-K.

      Rule 415 offerings. The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Filings incorporating subsequent Exchange Act documents by reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Registration on Form S-4. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Request for acceleration of effective date or filing registration statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b)   Item 22(b) of Form S-4

            The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c)   Item 22(c) of Form S-4

            The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Winchester, Commonwealth of Virginia on December 31, 1998.

                                    F&M NATIONAL CORPORATION


                                    By:   /s/ Alfred B. Whitt
                                          -------------------
                                          Alfred B. Whitt, Vice Chairman and
                                          President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

      Each person whose signature  appears below constitutes and appoints Alfred
B. Whitt and Charles E. Curtis, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements or applications to the Securities and Exchange Commission, the regulatory authorities of any state in the United States or any other regulatory authorities as may be necessary to permit shares of Common Stock of the Company to be offered in the United States in connection with the proposed merger of Security Bank Corporation with and into F&M Bank-Northern Virginia, including without limitation any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any other such regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable F&M National Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission as well as all other laws, rules and regulations relating to the offer and sale of securities.

            Signature                      Capacity                 Date


/s/ W. M. Feltner                  Chairman of the Board     December 31, 1998
-----------------                  and Chief Executive
W. M. Feltner                      Officer and Director
                                   (Principal Executive
                                   Officer)


/s/ Alfred B. Whitt                Vice Chairman, President  December 31, 1998
-------------------                and Chief Financial
Alfred B. Whitt                    Officer and Director
                                   (Principal Financial
                                   Officer)

/s/ Charles E. Curtis              Vice Chairman, Chief      December 31, 1998
---------------------              Administrative Officer
Charles E. Curtis                  and Director

/s/ Frank Armstrong, III           Director                  December 31, 1998
------------------------
Frank Armstrong, III



----------------------             Director                  December ____, 1998
William H. Clement



/s/ John R. Fernstrom              Director                  December 31, 1998
---------------------
John R Fernstrom



----------------------             Director                  December ____, 1998
William R. Harris



----------------------             Director                  December ____, 1998
L. David Horner, III



-----------------                  Director                  December ____, 1998
Jack R. Huyett



/s/ George L. Romine               Director                  December 31, 1998
----------------------
George L. Romine



--------------------------         Director                  December ____, 1998
John S. Scully, III



/s/ J. D. Shockey, Jr.             Director                  December 31 1998
----------------------
J. D. Shockey, Jr.



/s/ Ronald W. Tydings              Director                  December 31, 1998
-----------------------
Ronald W. Tydings



/s/ Fred G. Wayland, Jr.           Director                  December 31, 1998
------------------------
Fred G. Wayland, Jr.